As filed with the Securities and Exchange Commission on March 19, 2001
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHARTER ONE FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6120 (Primary Standard Industrial Classification Code Number)	34-1567092 (I.R.S. Employer Identification No.)
1215 Superior Avenue Cleveland, Ohio 44114 (216) 589-8320	ROBERT J. VANA, ESQ. Charter One Financial, Inc. 1215 Superior Avenue Cleveland, Ohio 44114 (216) 566-5300
(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)	(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

COPIES TO:
MICHAEL S. SADOW, P.C. CRAIG M. SCHEER, ESQ. Silver, Freedman & Taff, L.L.P. 1100 New York Avenue, N.W. Washington, D.C. 20005	JOHN J. GORMAN, ESQ. Luse Lehman Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W. Washington, D.C. 20015

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box.   [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ] __________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ] _____________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)

Common Stock, $.01 par value(1)	8,275,618 shares	$26.45	$218,852,847	$54,714

(1)	Includes one attached Right per share to purchase stock upon the occurrence of certain events. See "Proposal 1 - Adoption of the Merger Agreement -- Comparison of Stockholder Rights - Rights Plan" herein.
(2)	Based upon the estimated maximum number of shares of common stock, par value $.01 per share, of Charter One Financial, Inc. that may be issued upon consummation of the merger ("Merger") of Alliance Bancorp into Charter Michigan Bancorp, Inc., a wholly owned, first-tier subsidiary of Charter One Financial, Inc.
(3)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(f)(1) and 457(c), and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $218,852,847, which equals (x) the average of the high and low sale prices of the common stock, par value $.01 per share, of Alliance Bancorp, of $25.5625, as reported on the Nasdaq National Market on March 13, 2001, multiplied by (y) 10,774,294, the total number of shares of Alliance Bancorp common stock (including shares issuable pursuant to the exercise of outstanding options to purchase Alliance Bancorp common stock) to be exchanged in the Merger, reduced by (z) the amount of cash consideration to be paid for such shares by Charter One Financial, Inc. in the merger (assuming all options are exercised immediately prior to the Merger). The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of shares of Charter One Financial, Inc. common stock that could be issued in the Merger.

[ALLIANCE BANCORP LOGO]	[CHARTER ONE LOGO]
To the Stockholders of Alliance Bancorp:
A Merger Proposal -- Your Vote Is Very Important
Charter One Financial, Inc. and Alliance Bancorp have agreed to merge and the Alliance board of directors is seeking your approval of this important transaction. The merger is governed by the Agreement and Plan of Merger. We commonly refer to it in this document as the "merger agreement."

We believe that Alliance stockholders will benefit by becoming stockholders of Charter One, which has a strong record of earnings growth and asset quality. The merger will enable Alliance stockholders to participate as stockholders in the future growth of Charter One, which is expected to benefit from opportunities for significant cost savings. Charter One wants to acquire us in order to better serve its customers in the Alliance service areas and to expand Charter One's presence in those markets.

Upon completion of the merger, Alliance's stockholders will receive 0.72 of a share of Charter One common stock, with cash paid in lieu of any fraction share interest, plus $5.25 in cash in exchange for each share of Alliance common stock they own. Except to prevent dilution in certain circumstances, this consideration is fixed and will not be adjusted prior to the merger, regardless of stock price changes. Charter One stockholders will continue to own their existing shares of common stock, which will remain outstanding and unchanged as shares of Charter One common stock following the merger.

On __________, 2001, the closing price of Charter One common stock was $______, making the total value of the stock and cash to be received in exchange for each share of Alliance Bancorp common stock worth approximately $______ as of such date. The closing price of Alliance common stock on that date was $______. These stock prices will, however, likely fluctuate between now and the completion of the merger. Charter One common stock is listed on the New York Stock Exchange under the symbol "CF." Alliance common stock is listed on the Nasdaq National Market under the symbol "ABCL."	We are asking you to consider and vote upon adoption of the merger agreement at the upcoming annual meeting of Alliance stockholders. The merger cannot be completed unless Alliance stockholders adopt the merger agreement by the affirmative vote of at least a majority of the outstanding shares of Alliance common stock. The date, time and place of the annual meeting are as follows:

Date: ____________, _______ ___, 2001
Time: 10:00 a.m., Chicago time
Place: Ashton Place
         341 W. 75th Street
         Willowbrook, Illinois

At the annual meeting, you will also be asked to consider and vote upon the election of three directors of Alliance and to ratify the appointment of KPMG LLP as Alliance's independent auditors for the year ending December 31, 2001. Directors will serve until the merger is completed or, in the event the merger is not completed, until the expiration of their respective terms or until their respective successors are elected and qualified. Further information about the annual meeting and the merger is contained in this proxy statement-prospectus. We urge you to read this proxy statement-prospectus carefully and in its entirety, including but not limited to the "Risk Factors" beginning on page __.

Your Board of Directors has unanimously approved the merger and recommends that you vote "FOR" the proposal to adopt the merger agreement. Your Board also recommends that you vote "FOR" the election of the director nominees named in this proxy statement-prospectus and "FOR" the ratification of the appointment of KPMG LLP.

Whether or not you plan to attend the annual meeting, please vote as soon as possible to make sure your shares are represented at the meeting. If you do not vote, it will have the same effect as voting against adoption of the merger agreement. Regardless of the number of shares you own, your vote is very important. Please act today.
Sincerely, _______________________________________ Fredric G. Novy Chairman of the Board	_______________________________________ Kenne P. Bristol President and Chief Executive Officer

Neither the SEC nor any state securities regulator has approved or disapproved of the Charter One securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

Proxy Statement-prospectus dated as of __________, 2001 and first mailed to stockholders on or about ______ __, 2001.

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ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Charter One and Alliance from other documents that are not included in or delivered with this proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement-prospectus through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:

•	Charter One Documents: Robert J. Vana, Corporate Secretary By Mail: Charter One Financial, Inc. 1215 Superior Avenue Cleveland, Ohio 44114 By Telephone: (216) 566-5300	•	Alliance Documents: Richard A. Hojnicki, Corporate Secretary By Mail: Alliance Bancorp One Grant Square Hinsdale, Illinois 60521 By Telephone: (630) 323-1776

If you would like to request any documents, please do so by ________ __, 2001 in order to receive them before the annual meeting.   See "Where You Can Find More Information" beginning on page ____.

This proxy statement-prospectus is accompanied by a copy of Alliance's 2000 Annual Report to Stockholders.

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Alliance Bancorp
One Grant Square
Hinsdale, Illinois 60521
(630) 323-1776

Notice of Annual Meeting of Alliance Bancorp Stockholders

•	Date:	_________ __, 2001
•	Time:	10:00 a.m., Chicago time
•	Place:	Ashton Place 341 W. 75th Street Willowbrook, Illinois

To Alliance Stockholders:

We are pleased to notify you of and invite you to the annual meeting of stockholders. At the meeting, you will be asked to vote on the following matters:

•	adoption of the Agreement and Plan of Merger, dated January 22, 2001, by and among Charter One Financial, Inc., Charter Michigan Bancorp, Inc. and Alliance Bancorp, pursuant to which Alliance will merge with and into Charter Michigan Bancorp, a wholly-owned subsidiary of Charter One Financial, as described in the attached proxy statement-prospectus;

•	election of three directors for a term of three years each -- directors will serve until the merger is completed or, if the merger is not completed, until their respective successors are elected and qualified;

•	ratification of the appointment of KPMG LLP as independent auditors of Alliance for the year ending December 31, 2001; and
•	any other business that may be properly submitted to a vote at the annual meeting.

Common stockholders of record at the close of business on ________ __, 2001 may vote at the meeting. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at the main office of Alliance during ordinary business hours for at least ten days prior to the annual meeting, as well as at the annual meeting.

A copy of our 2000 Annual Report to Stockholders is enclosed.

Under Delaware law, holders of Alliance common stock who submit a written demand for appraisal of their shares and who perfect their appraisal rights by complying with the other applicable statutory procedures under Delaware law will be entitled to receive a cash payment for the fair value of their shares as determined by the Delaware Chancery Court. A summary of the applicable requirements of Delaware law is contained in the attached proxy statement-prospectus under the caption "The Merger - Appraisal Rights." In addition, the text of the applicable provisions of Delaware law is attached as Appendix D to the attached proxy statement-prospectus.

Your vote is very important. To ensure that your shares are voted at the annual meeting, please complete, sign and return your proxy card in the enclosed envelope promptly. If you hold your shares in "street name" with a bank or broker, check your proxy card to see if you can also vote by telephone or through the internet.

By Order of the Board of Directors Richard A. Hojnicki Secretary

___________, 2001
Hinsdale, Illinois

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Representations and Warranties	42
Conditions to Completion of the Merger	43
Termination	44
Waiver; Amendment	46
Employee Benefit Matters	46
Interests of Insiders in the Merger	46
Expenses	49
Stock Listing	49
THE STOCK OPTION AGREEMENT	49
COMPARISON OF STOCKHOLDER RIGHTS	52
Authorized Capital Stock	52
Payment of Dividends	52
Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Stockholders	52
Cumulative Voting for Election of Directors	53
Quorum	53
Restrictions on Voting Rights	53
Number of Directors	53
Classification of Board of Directors	53
Removal of Directors	53
Filling Vacancies on the Board of Directors	54
Amendment of Certificate of Incorporation and Bylaws	54
Business Combinations with Certain Persons	54
Prevention of Greenmail	55
Limitations on Directors' Liability	55
Indemnification	56
Mergers, Acquisitions and Certain Other Transactions	56
Criteria for Evaluating Certain Offers	56
Action Without a Meeting	56
Special Meetings of Stockholders	56
Preemptive Rights	57
Appraisal Rights of Dissenting Stockholders	57
Rights Plan	57
DESCRIPTION OF CHARTER ONE CAPITAL STOCK	58
General	58
Common Stock	58
Preferred Stock	59
PROPOSAL 2 - ELECTION OF DIRECTORS	60
Section 16(a) Beneficial Ownership Reporting Compliance	63
Meetings of the Board of Directors and Committees of the Board	63
Audit Committee Report	63
Directors' Compensation	64
Executive Compensation	64
Transactions With Certain Related Persons	71
PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	71
LEGAL MATTERS	72
EXPERTS	72
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STOCKHOLDER PROPOSALS		72
	Charter One	72
	Alliance	72
WHERE YOU CAN FIND MORE INFORMATION		73
APPENDICES
A	Agreement and Plan of Merger by and among Charter One, Charter Michigan and Alliance
B	Stock Option Agreement by and between Charter One and Alliance
C	Opinion of Keefe, Bruyette & Woods, Inc.
D	Delaware Statute Regarding Dissenters' Rights of Appraisal
E	Audit Committee Charter of Alliance Bancorp

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING

Q: Why do Alliance and Charter One want to merge?

A: The Alliance board of directors believes that you will benefit by becoming a stockholder of Charter One, which has a strong record of earnings growth and asset quality. The merger enables Alliance stockholders to participate as stockholders in the future growth of Charter One, which is expected to benefit from opportunities for significant cost savings. Charter One wants to acquire Alliance in order to better serve its customers in the Alliance service areas and to expand Charter One's presence in those markets.

Q: Who must adopt the merger agreement?

A: Holders of a majority of the outstanding shares of Alliance common stock as of the close of business on _________, 2001 must adopt the merger agreement. Charter One stockholders will not be voting on the merger agreement.

Q: What will I receive for my Alliance shares?

A: Upon completion of the merger, each outstanding share of Alliance common stock will be converted into merger consideration of 0.72 of a share of Charter One common stock, subject to possible adjustment as described on page ___, plus $5.25 in cash. Cash also will be paid in lieu of any fractional share interest.

Q: Will I receive dividends on my Alliance shares before the merger and what happens to my future dividends?

A: The merger agreement permits Alliance to pay, prior to completion of the merger, regular quarterly cash dividends to its stockholders not to exceed $0.14 per share. Alliance has agreed in the merger agreement to coordinate with Charter One the declaration and payment date of the last Alliance dividend prior to completion of the merger to preclude any loss or duplication of dividends received by Alliance stockholders.

Charter One has paid regular quarterly cash dividends on its common stock. For the fourth quarter of 2000, Charter One paid a cash dividend of $0.18 per share. The payment of dividends by Charter One in the future must be approved and declared by Charter One's board of directors and	will depend on Charter One's business condition, financial condition and earnings, and other factors. For information on recent cash dividends paid by Charter One and Alliance, see "Comparative Stock Prices and Dividend Information" on page ___ of this document.

Q: When do you expect the merger to be completed?

A: We expect to complete the merger early in the third quarter of 2001. Because, however, the merger is subject to governmental approvals and other conditions to closing, we cannot predict the exact timing.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement-prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at the annual meeting. If you hold your shares in "street name" with a bank or broker, check your proxy card to see whether you may also vote by telephone or through the internet. Your vote is important. Whether or not you plan to attend the meeting, please vote promptly.

Q: What if I don't vote?

A: If you are the record holder of your shares (meaning a stock certificate for your shares has been issued in your name), and you fail to respond, it will have the same effect as a vote against adoption of the merger agreement and no effect on the election of directors or ratification of the appointment of the independent auditors.

If you are the record holder of your shares and you respond but do not indicate how you want to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement, as well as in favor of the election of the director nominees named in this proxy statement-prospectus and the ratification of appointment of the independent auditors.

If your shares are held in street name with a bank or broker, your bank or broker will vote your
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shares on the merger agreement proposal only if you provide instructions to it on how to vote. Shares that are not voted because you do not properly instruct your bank or broker will have the effect of votes against adoption of the merger agreement. With respect to the election of directors and ratification of appointment of the independent auditors, it is expected that your bank or broker will be able to vote your shares without instructions from you.

If you respond and indicate that you are abstaining from voting on a particular matter, then regardless of whether your shares are held by you of record or in street name, your abstention will have the same effect as a vote against that matter. Withholding your vote on the election of directors will have no effect on the election of directors.

Q: Can I change my vote after I have delivered my proxy?

A: Yes. You can change your vote at any time before the polls close at the annual meeting. If you are the record holder of your shares, you can do this in one of three ways. First, you can submit a written statement to the Secretary of Alliance that you would like to revoke your proxy. Second, you can complete and submit a new proxy. Finally, you can attend the annual meeting and vote in person.

If your shares are held in street name with a bank or broker, you should contact your bank or broker to change your vote.	Q: Should I send in my stock certificates now?

A: No. After we complete the merger, Charter One will send instructions to Alliance stockholders whose shares are converted in the merger. These instructions will explain how to exchange your Alliance stock certificates for the merger consideration.

Q: Who do I call if I have questions about the meeting or the merger?

A: Stockholders may call (___) ___-____ with any questions about the meeting or the proposed merger.

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SUMMARY

This section highlights selected information in this proxy statement-prospectus and may not contain all of the information important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read this entire document carefully, including the appendices, and the documents to which we refer to in this proxy statement-prospectus. A list of the documents that we incorporate by reference appears on page ___ under the heading "Where You Can Find More Information."

THE COMPANIES

Charter One Financial, Inc.
1215 Superior Avenue
Cleveland, Ohio 44114
Telephone: (216) 566-5300

Headquartered in Cleveland, Ohio, Charter One Financial, Inc. is the publicly traded parent company of Charter Michigan Bancorp, Inc., which is the parent company of Charter One Bank, F.S.B. With nearly $33 billion in total assets, Charter One Bank is one of the largest thrift institutions in the country. Charter One Bank currently has 419 branch locations in Ohio, Michigan, New York, Illinois, Massachusetts and Vermont. Additionally, Charter One Mortgage Corp., Charter One Bank's mortgage banking subsidiary, operates loan production offices in ten states, and Charter One Auto Finance, Charter One Bank's indirect auto finance subsidiary, generates loans in 11 states. As of December 31, 2000, Charter One had total consolidated assets of $32.97 billion, deposits of $19.61 billion and shareholders' equity of $2.46 billion.

Alliance Bancorp
One Grant Square
Hinsdale, Illinois 60521
Telephone: (630) 323-1776

Alliance Bancorp, a Delaware corporation, is the holding company for Liberty Federal Bank, a federally chartered savings bank headquartered in Hinsdale, Illinois. Liberty Federal is a community-oriented institution providing financial services through 19 retail banking facilities throughout Chicago and north, west and southwest Cook County and DuPage County in Illinois. Liberty Federal offers a variety of deposit products in an attempt to attract funds from the general public in highly competitive market areas surrounding its offices. In addition to deposit products, Liberty Federal also offers its customers financial advice and security brokerage services through INVEST Financial Corporation. Liberty Federal also owns Liberty Home Mortgage, which has two mortgage origination offices, including its headquarters in Lombard, Illinois. Liberty Home Mortgage brokers loans for lenders locally and nationwide, including Liberty Federal. Alliance	Bancorp's business has consisted primarily of the operations of Liberty Federal and its subsidiaries. As of December 31, 2000, Alliance had total consolidated assets of $2.02 billion, deposits of $1.28 billion and stockholders' equity of $164.06 million.

THE ANNUAL MEETING
(PAGE __)

The annual meeting of Alliance stockholders will be held on ________, 2001, at 10:00 a.m., Chicago time, at the Ashton Place, 341 W. 75th Street, Willowbrook, Illinois, unless adjourned or postponed. At this meeting, you will be asked to:

  adopt the Agreement and Plan of Merger by and between Charter One, Charter Michigan and Alliance;

  elect three directors of Alliance for a term of three years each;

  ratify the appointment of KPMG LLP as the independent auditors of Alliance for the year ending December 31, 2001; and

  act on any other business that may be properly submitted to a vote at the annual meeting.

Directors of Alliance will serve until the merger is completed or, in the event the merger is not completed, until the expiration of their respective terms or until their respective successors are elected and qualified.

You may vote at the annual meeting if you owned Alliance common stock as of the close of business on ______ __, 2001. You may cast one vote for each share of Alliance common stock you owned at that time.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Alliance common stock. Directors will be elected by a plurality of the votes cast, and the ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast.
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The affirmative vote of the holders of a majority of the outstanding shares of Alliance common stock present and voting on the matter may authorize the adjournment or postponement of the annual meeting. No proxy that is voted against the proposal to adopt the merger agreement will be voted in favor of adjournment or postponement to solicit further proxies for the proposal.

SHARE OWNERSHIP OF MANAGEMENT
AND DIRECTORS

On ______ __, 2001, the record date for the annual meeting, directors and executive officers of Alliance and their affiliates beneficially owned and were entitled to vote 828,635 shares of Alliance common stock, or ____% of the Alliance shares outstanding on that date. The Alliance directors have entered into support agreements with Charter One whereby they have agreed to vote at the annual meeting ________ shares of Alliance common stock owned or controlled by them in favor of the proposal to adopt the merger agreement. Alliance believes its executive officers intend to vote in favor of the proposal to adopt the merger agreement. Charter One, its directors and executive officers, and their affiliates do not beneficially own any shares of Alliance common stock as of the record date.

THE MERGER AND THE MERGER AGREEMENT
(PAGES ____ AND ___)

We have attached the Agreement and Plan of Merger to this document as Appendix A. Please read the merger agreement carefully. It is the legal document that governs the merger.

What Alliance Stockholders Will Receive (page __)

As a result of the merger, you will receive, for each share of Alliance common stock that you own, (i) 0.72 of a share of Charter One common stock, together with the associated stock purchase rights under the Charter One rights agreement (described below under "Proposal 1 - Adoption of the Merger Agreement -Comparison of Stockholder Rights -- Rights Plan") plus (ii) $5.25 in cash. Charter One will not issue any fractional shares. You will instead receive a check for any fractional share interest in an amount equal to the share fraction multiplied by the closing price of Charter One common stock on the last trading day before the merger is completed. The value of the stock that you will receive in the merger will fluctuate as the price of Charter One common stock changes.	On _________ __, 2001, the latest available date prior to the mailing of this document, the closing share price of Charter One common stock as reported on the New York Stock Exchange was $_____, making the total value of the stock and cash to be received in exchange for each share of Alliance common stock worth approximately $______. The value of Charter One and Alliance common stock is, however, likely to change between now and completion of the merger. You should obtain current price quotes for Charter One and Alliance common stock. See "Comparative Market Value Information" on page __.

Your Board of Directors Recommends that You Adopt the Merger Agreement (page __ )

Your board of directors believes the merger is in the best interests of Alliance stockholders and unanimously recommends that you vote "FOR" adoption of the merger agreement.

In determining whether to approve the merger, the Alliance board consulted with Alliance's senior management and legal and financial advisors, and considered the strategic, financial and other considerations referred to under "Proposal 1 - Adoption of the Merger Agreement - The Merger -- Our Reasons for the Merger and Recommendation of the Board."

Opinion of Financial Advisor (page ___)

Among other factors considered in deciding to approve the merger, the Alliance board of directors received the opinion of Alliance's financial advisor, Keefe, Bruyette & Woods, Inc., that as of January 22, 2001 (the date of the Alliance board's vote on the merger) the merger consideration to be received by Alliance stockholders in exchange for the Alliance common stock was fair to the holders of Alliance common stock from a financial point of view. We have attached a copy of this opinion, updated as of the date of this proxy statement-prospectus, as Appendix C. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette & Woods, Inc. in providing its opinion.
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Material Federal Income Tax Consequences of the Merger (page __)

Charter One and Alliance each expect the merger to qualify as a "reorganization" under the Internal Revenue Code and will receive a legal opinion from their respective counsels to that effect. Accordingly, neither Charter One nor Alliance should recognize any gain or loss for U.S. federal income tax purposes in the merger. Alliance stockholders who exchange all of their shares of Alliance common stock for the merger consideration (i) will recognize taxable income, but not in an amount that exceeds the amount of cash consideration received, (ii) will recognize taxable income or loss as a result of cash payments in lieu of fraction shares and (iii) will not otherwise recognize taxable income or loss relating to the receipt of the merger consideration. We describe the material federal income tax consequences of the transaction in more detail on page ___.

Tax matters are very complicated and the tax consequences that the merger will have on you will depend on the facts of your own situation. You should consult your personal tax advisors for a complete description of the tax consequences of the merger to you.

Accounting Treatment (page __)

The merger will be accounted for as a "purchase" in accordance with accounting principles generally accepted in the United States of America.

Appraisal Rights (page ___)

Alliance is a Delaware corporation. Under Delaware law, Alliance stockholders who submit a written demand for appraisal of their shares and who perfect their appraisal rights by complying with the other applicable statutory procedures required by Delaware law will be entitled to receive, in lieu of the merger consideration, payment in cash for the fair value of their Alliance shares as determined by the Delaware Chancery Court. See "Proposal 1 - Adoption of the Merger Agreement - The Merger -- Appraisal Rights." The relevant sections of Delaware law governing this process are attached to this document as Appendix D.

Ownership of Charter One After the Merger

Charter One will issue approximately ____ million shares of Charter One common stock to Alliance stockholders in the merger. The shares of Charter One common stock to be issued to Alliance stockholders in the merger will represent approximately ____% of the	outstanding Charter One common stock after the merger based on the number of Charter One shares outstanding on _____________, 2001. This information does not take into account outstanding Alliance or Charter One stock options.

Interests of Alliance's Officers and Directors in the Merger (page ___)

You should be aware that a number of Alliance directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as stockholders. These interests exist because of the rights that these directors and executive officers have under the terms of their Alliance benefit and compensation plans and also, in the case of the executive officers, under the terms of various agreements with Alliance. These agreements provide some executive officers with severance benefits if Charter One terminates their employment under specified circumstances following the merger. Some plans provide for accelerated vesting of stock options. These interests also arise from provisions of the merger agreement relating to director and officer indemnification and insurance, employment agreements and arrangements, employee benefits after the merger and appointments to a regional advisory board.

The members of Alliance's board of directors knew about and considered these additional interests when they approved the merger agreement.

Board of Directors of Charter One After the Merger

Following the merger, Charter One's board of directors will consist solely of those persons who were Charter One directors immediately prior to the merger.

Regulatory Approvals Required (page __)

The merger must be approved by the Board of Governors of the Federal Reserve System and the Office of Thrift Supervision. The U.S. Department of Justice may review the merger's impact on competition. Once the Office of Thrift Supervision approves the merger, we must wait for up to 30 days before we can complete the merger. If, however, we do not receive any adverse comments from the U.S. Department of Justice, the merger may be completed on or after the 15th day after final approval from the Office of Thrift Supervision.

As of the date of this proxy statement-prospectus, all of the required applications or notices have been filed
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with the Federal Reserve Board and the Office of Thrift Supervision.

There can be no assurance that all regulatory approvals will be obtained or the dates of those approvals. There also can be no assurance that regulatory approvals received will not contain a condition or requirement that causes the approvals to fail to satisfy the conditions to closing set forth in the merger agreement.

What Needs to be Done to Complete the Merger (page __)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived. These conditions include:

  adoption of the merger agreement by Alliance stockholders;

  exercise of appraisal rights by the holders of not more than 7% of the outstanding shares of Alliance common stock;

  approval for listing on the New York Stock Exchange of the shares of Charter One common stock to be issued in the merger in exchange for the Alliance common stock;

  approval of the merger by the required regulatory authorities;

  receipt of opinions of counsel regarding the federal income tax consequences of the merger;

  the absence of any injunction or legal restraint blocking the merger or government proceeding preventing the completion of the merger;

  compliance by each of Charter One and Alliance in all material respects with their respective covenants in the merger agreement; and

  accuracy of Charter One's and Alliance's representations and warranties in the merger agreement, subject to exceptions that would not have a material adverse effect on their respective businesses.
We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.	Termination of the Merger Agreement (page __)

Charter One and Alliance can mutually agree at any time to terminate the merger agreement prior to completing the merger. In addition, either Charter One or Alliance may terminate the merger agreement if:

  the other party violates a material provision of the merger agreement and does not cure the violation within 30 days;

  the merger has not been completed by October 31, 2001;

  a regulatory authority does not grant an approval needed to complete the merger;

  Alliance's stockholders do not adopt the merger agreement; or

  other conditions to closing the merger have not been satisfied.
Charter One also can terminate the merger agreement if the Alliance board fails to unanimously recommend adoption of the merger agreement, or withdraws, modifies or changes its recommendation in a manner adverse to the interests of Charter One. Alliance can terminate the merger agreement if Alliance receives an acquisition proposal more favorable to its stockholders from a financial point of view and its board of directors determines that proceeding with the merger would violate its fiduciary duties.

Fees Associated with Termination of the Merger Agreement (page __)

Alliance must pay liquidated damages of $9.0 million in cash to Charter One if the Alliance board fails to unanimously recommend adoption of the merger agreement to its stockholders, withdraws its recommendation or modifies or changes its recommendation in a manner adverse to the interests of Charter One or if it receives a competing acquisition proposal and any one of the following events occurs:

  Alliance is in material and willful violation of any of its specified covenants contained in the merger agreement such that Charter One would be entitled to terminate the merger agreement; or

  the stockholders of Alliance do not adopt the merger agreement at the annual meeting.

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Alliance must also pay Charter One liquidated damages of $9.0 million if it enters into an acquisition agreement with a third party that its board of directors determines provides more favorable consideration to Alliance's stockholders from a financial point of view than the consideration to be received by its stockholders in the merger with Charter One.

Alliance will not have to pay the liquidated damages of $9.0 million if Alliance has the right to terminate the merger agreement in certain circumstances or Charter One exercises its rights under the Alliance stock option agreement described below. If Charter One pursues its rights and is paid liquidated damages of $9.0 million, then Charter One will not be entitled to any other relief, including any rights it may have under the Alliance stock option agreement.

THE STOCK OPTION AGREEMENT
(PAGE __)
To increase the likelihood that the merger will be completed, and to discourage other persons who may be interested in acquiring Alliance, Charter One required	Alliance to grant it a stock option. This option allows Charter One to purchase, under certain circumstances, up to 1,848,700 shares of Alliance common stock, which represents 19.9% of the outstanding shares of Alliance common stock without giving effect to the exercise of the entire option. The exercise price of the option is $22.00 per share, subject to adjustment under specified circumstances. Alliance may be required to repurchase the option or shares acquired upon exercise of the option. Under the terms of the merger agreement, the total profit that Charter One may realize from exercising the option may not exceed $9.0 million. A copy of the Stock Option Agreement is attached to this proxy statement-prospectus as Appendix B.

COMPARATIVE MARKET VALUE INFORMATION

The following table sets forth the last reported sale prices per share of Charter One common stock and Alliance common stock and the equivalent per share price for Alliance common stock giving effect to the merger on (i) January 22, 2001, the last trading day before public announcement of the signing of the merger agreement; and (ii) ________ __, 2001, the latest practicable date prior to the mailing of this document. The equivalent price per Alliance share at each specified date in the following table represents the sum of (i) the closing market price of a share of Charter One common stock on that date multiplied by 0.72, the exchange ratio for the stock portion of the merger consideration, and (ii) $5.25, the cash portion of the merger consideration, in each case to be paid to Alliance stockholders upon completion of the merger.

	Charter One Common Stock	Alliance Common Stock	Equivalent Price per Alliance Share
January 22, 2001	$26.94	$22.50	$24.65
_________ __, 2001

As of _________, 2001, the record date for voting at the annual meeting, ________ shares of Alliance common stock were outstanding, held by approximately _____ record owners.

Alliance stockholders should obtain current market quotations for Charter One common stock. The market price of Charter One common stock may fluctuate between the date of this document and completion of the merger. Fluctuations in the market price of Charter One common stock will result in an increase or decrease in the value of the Charter One shares to be received by holders of Alliance common stock in the merger. The market value of the Charter One shares at the time of the merger will depend upon the market value of a share of Charter One common stock at that time. We cannot give you any assurance about the market price of Charter One common stock before or after the merger. See "Proposal 1 - Adoption of the Merger Agreement - The Merger Agreement -- Consideration to be Received in the Merger."

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COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION

Charter One common stock is traded on the New York Stock Exchange under the symbol "CF" and prior to December 6, 1999, traded on the Nasdaq National Market under the symbol "COFI." Alliance common stock is traded on the Nasdaq National Market under the symbol "ABCL." The following table sets forth the reported high and low sales prices of shares of Charter One common stock and Alliance common stock, and the quarterly cash dividends per share declared, in each case for the periods indicated. The stock prices and dividend amounts have been restated to give effect to stock splits and stock dividends.

	Charter One Common Stock			Alliance Common Stock
	High	Low	Dividends	High	Low	Dividends
1999 Fiscal Year
First Quarter	$29.08	$22.85	$0.13	$20.88	$17.75	$0.14
Second Quarter	29.14	23.98	0.14	25.38	18.75	0.14
Third Quarter	25.63	20.08	0.15	23.50	19.63	0.14
Fourth Quarter	25.18	16.67	0.15	21.00	17.75	0.14

2000 Fiscal Year
First Quarter	20.00	14.52	0.15	19.00	16.38	0.14
Second Quarter	25.71	17.27	0.17	17.69	15.00	0.14
Third Quarter	25.13	21.06	0.17	18.38	14.63	0.14
Fourth Quarter	30.00	19.88	0.18	23.25	17.25	0.14

2001 Fiscal Year
First Quarter (through ______, 2001)

Alliance intends to declare and pay cash dividends on Alliance common stock at a quarterly rate of $0.14 per share in a manner, on dates and with respect to record dates consistent with past practice. With respect to the payment of its last dividend prior to completion of the merger, however, Alliance is required to coordinate such payment with, and such payment is subject to the prior approval of, Charter One to preclude any loss or duplication of dividend payments. Under the merger agreement, Alliance may not declare or pay any other dividends or make any other capital distribution with respect to its capital stock without the prior written consent of Charter One. The Alliance board is under no obligation to declare dividends on Alliance common stock.

The timing and amount of future dividends on Charter One common stock will depend upon earnings, cash requirements, Charter One's financial condition and other factors deemed relevant by the Charter One board. Dividends may also be limited by certain regulatory restrictions. The Charter One board has not yet determined the dividend policy of Charter One after completion of the merger.

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RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, including the matters addressed under the caption "Disclosure Regarding Forward-Looking Information," you should carefully consider the following risk factors in deciding whether to vote for the adoption of the merger agreement.

Merger-Related Risks

The market price of Charter One common stock may fluctuate over time, and you therefore cannot be sure of the market value of the common stock that you will receive in the merger.

Upon completion of the merger, each share of Alliance common stock will be converted into 0.72 of a share of Charter One common stock plus $5.25 in cash. Neither the 0.72 exchange ratio nor the cash consideration to be paid to Alliance stockholders will be adjusted for changes in the market price of Charter One common stock. Any change in the price of Charter One common stock prior to the completion of the merger will affect the value that you will receive on the date of the merger. Changes to the market price of Charter One common stock may result from a variety of factors, including general market and economic conditions, the future financial condition and operating results of Charter One, changes in Charter One's businesses, operations and prospects and regulatory considerations, many of which are beyond Charter One's control.

The price of Charter One's common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this proxy statement-prospectus and on the date of the annual meeting. As a result, the value represented by the stock portion of the merger consideration will also vary. For example, based on the range of closing prices of Charter One common stock during the period from January 22, 2001, the last day before public announcement of the merger, through ________, 2001, the merger consideration represented a value ranging from a high of $____ to a low of ____ for each share of Alliance common stock. Because the merger will be completed after the date of the annual meeting, at the time of the annual meeting you will not know the market value of the Charter One common stock that you will hold upon completion of the merger.

The anticipated benefits of the merger may never be realized.

The success of the merger will depend, in part, on Charter One's ability to realize the anticipated cost savings and the possible growth opportunities with respect to its acquisition of Alliance. Charter One has estimated that approximately $12.7 million of pre-tax cost savings will be realized from the merger by December 31, 2002. Charter One currently believes that this initial estimate is conservative but has not arrived at or announced any revised estimate. However, inherent uncertainties exist in integrating the operations of an acquired company into Charter One. In addition, the markets and industries in which Charter One operates are highly competitive. Charter One also may lose key personnel, either from the acquired entities or from itself, as a result of acquisitions. These factors could contribute to Charter One not achieving the expected benefits from its acquisitions within the desired time frames, if at all.

Post Merger-Related Risks

Alliance's stockholders will not control Charter One's future operations.

Alliance's stockholders collectively own 100% of Alliance and, in the aggregate, have the absolute power to approve or reject any matters requiring the adoption or approval of stockholders under Delaware law and Alliance's certificate of incorporation. Following the merger, it is expected that Alliance stockholders in the aggregate will become the owners of approximately 3-4% of the outstanding shares of Charter One common stock. Accordingly, even if all of the former Alliance stockholders voted in concert on all matters presented to Charter One stockholders from time to time, the former Alliance stockholders would likely not have a significant impact on whether future Charter One proposals are approved or rejected.

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Changes in interest rates could reduce Charter One's income and cash flows.

Charter One's net income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond Charter One's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect Charter One.

Future governmental regulation and legislation could limit Charter One's future growth.

Charter One and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Charter One and its subsidiaries. These laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. The impact of any changes to these laws and regulations may negatively impact Charter One's ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Charter One, these changes or interpretations could be materially adverse to Charter One's stockholders.

If Charter One does not adjust to rapid changes in the financial services industry, its financial performance may suffer.

Charter One's ability to maintain its history of strong financial performance and return on investment to stockholders will depend in part on its ability to expand its scope of available financial services as needed to meet the needs and demands of its customers. In addition to the challenge of attracting and retaining customers for traditional banking services, Charter One's competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.

Charter One's future acquisitions may dilute your ownership interest in Charter One and may cause Charter One to become more susceptible to adverse economic events.

Future business acquisitions could be material to Charter One. Charter One may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest. Acquisitions also could require Charter One to use substantial cash or other liquid assets or to incur debt. In those events, Charter One could become more susceptible to economic downturns and competitive pressures.

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DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

This document, including information incorporated into this document by reference, contains statements about Charter One, Alliance and the combined company which we believe are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information regarding the financial condition, results of operations and businesses of Charter One and Alliance before the merger and Charter One after the merger. They also include information relating to the synergies, efficiencies, cost savings and funding advantages that are expected to be realized from the merger and the expected impact of the merger on Charter One's financial performance and earnings estimates for the combined company.

The sections of this document which contain forward-looking statements include "Questions and Answers About the Merger and the Annual Meeting, " • "Summary," • "Selected Historical Financial Data," • "Unaudited Pro Forma Condensed Combined Financial Information," • "Proposal 1 - Adoption of the Merger Agreement - The Merger -- Background of the Merger," • "Proposal 1 - Adoption of the Merger Agreement - The Merger -- Our Reasons for the Merger and Recommendation of the Board," and • "Proposal 1 - Adoption of the Merger Agreement - The Merger -- Opinion of Alliance's Financial Advisor." Forward-looking statements are also identified by words such as "believes," "anticipates," "estimates," "expects," "intends," "plans" or similar expressions.

Forward-looking statements involve certain risks and uncertainties. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated into this proxy statement-prospectus by reference, could affect the future results of Charter One and Alliance before the merger, and of Charter One after the merger, and could cause those results to differ materially from those expressed in the forward-looking statements:

  expected cost savings from the merger may not be fully realized or may not be realized within the expected time frame;

  revenues following the merger may be lower than expected, or withdrawals of customer deposits, operating costs, customer loss and business disruption following the merger may be greater than expected;

  costs or difficulties related to the integration of the businesses of Charter One and Alliance may be greater than expected;

  changes in the interest rate environment may reduce margins more than planned;

  general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in the credit quality of loan assets;

  legislative or regulatory changes may adversely affect the businesses in which Charter One and Alliance are engaged;

  the willingness of users to substitute Charter One and Alliance products and services for competitors' products and services may be less than expected;

  competitive pressures in the banking industry, and the Chicago banking market in particular, may increase; and

  technological changes may be more difficult or expensive than anticipated.

Further information on other factors which could affect the financial results of Charter One and Alliance before the merger and Charter One after the merger is included in Charter One's and Alliance's SEC filings incorporated by reference into this proxy statement-prospectus. See "Where You Can Find More Information."

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SELECTED HISTORICAL FINANCIAL DATA

How We Prepared the Selected Financial Data

We derived this information from the audited consolidated financial statements of each of Charter One and Alliance for the years 1996 through 2000. The following information is only a summary. You should read it together with management's discussion and analysis and the historical consolidated financial statements of Charter One and Alliance and related notes contained in the annual reports and other documents that have been filed with the SEC and are incorporated by reference into this proxy statement-prospectus. We have listed the documents that we incorporate by reference under the heading "Where You Can Find More Information" on page __.

With respect to the Selected Historical Financial Data of Charter One, performance returns include actual returns, operating returns and returns as initially reported. Operating returns are computed using net income, excluding the after-tax impact of merger-related and other special charges for each of the periods presented. Returns as initially reported exclude the after-tax impact of merger-related and other special charges and are computed as the sum of 1) amounts reported by Charter One in the respective year's quarterly reports to shareholders for the three quarters ended September 30, not restated for mergers accounted for as pooling of interests that occurred in the fourth quarter of the respective year, and 2) fourth quarter results as reported by Charter One in the Quarterly Financial Data table in the respective year's annual report to shareholders, restated for the respective year's mergers accounted for as pooling of interests. The efficiency ratio is the ratio of administrative expenses, excluding goodwill amortization and merger-related and other special charges, to net interest income and other income, excluding net gains and losses on the sale of assets and other special charges. Dividend information represents historical amounts declared and paid by Charter One, as adjusted for stock dividends and stock splits, and is not adjusted for mergers accounted for as pooling of interests.

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Selected Historical Financial Data of Charter One

	At and for the Year Ended December 31,
	2000	1999	1998	1997	1996
	(Dollars in thousands, except per share data)
Operating data:
Interest income	$ 2,247,088	$ 2,128,455	$2,130,332	$2,032,443	$1,905,531
Interest expense	1,344,053	1,194,351	1,244,108	1,205,241	1,114,538
Net interest income	903,035	934,104	886,224	827,202	790,993
Provision for loan and lease losses	54,205	35,237	31,325	48,653	25,389
Net interest income after provision for loan and lease losses	848,830	898,867	854,899	778,549	765,604
Other income:
Net gains (losses)	9,271	(57,047)	30,865	700	3,579
Other	383,600	287,644	241,729	185,266	170,862
Administrative expenses	603,955	633,327	665,340	598,040	600,622
Income before income taxes and extraordinary item	637,746	496,137	462,153	366,475	339,423
Income taxes	203,784	160,607	156,429	112,892	111,685
Income before extraordinary item	433,962	335,530	305,724	253,583	227,738
Extraordinary item - early extinguishment of debt, net of tax benefit	-	1,554	61,658	3,131	-
Net income	$ 433,962	$ 333,976	$ 244,066	$ 250,452	$ 227,738
Per share data:
Basic earnings per share:
Income before extraordinary item	$ 2.03	$ 1.50	$ 1.36	$ 1.14	$ 1.02
Extraordinary item - early extinguishment of debt, net of tax benefit	-	(.01)	(.27)	(.01)	-
Net income	$ 2.03	$ 1.49	$ 1.09	$ 1.13	$ 1.02
Diluted earnings per share:
Income before extraordinary item	$ 2.00	$ 1.47	$ 1.32	$ 1.10	$ .97
Extraordinary item - early extinguishment of debt, net of tax benefit	-	(.01)	(.27)	(.01)	-
Net income	$ 2.00	$ 1.46	$ 1.05	$ 1.09	$ .97
Financial condition:
Cash, federal funds sold and other	$ 531,257	$ 693,532	$ 722,260	$ 650,238	$ 624,285
Investment securities	449,215	542,081	629,072	1,131,078	905,161
Mortgage-backed securities	5,593,371	6,100,380	5,570,286	6,743,347	7,853,039
Loans and leases, net	24,008,174	22,312,850	22,219,411	19,509,520	16,130,066
Other assets	2,389,410	2,170,220	1,339,178	1,399,409	1,213,185
Total assets	$32,971,427	$31,819,063	$30,480,207	$29,433,592	$26,725,736
Deposits	$19,605,671	$19,073,975	$19,023,700	$17,901,125	$17,413,770
FHLB advances	9,636,277	9,226,150	7,512,203	5,778,649	3,949,243
Other borrowings	547,134	515,574	1,009,954	2,817,041	2,776,045
Other liabilities	726,141	605,664	549,314	638,549	548,519
Capital securities	-	-	-	50,000	-
Shareholders' equity	2,456,204	2,397,700	2,385,036	2,248,228	2,038,159
Total liabilities and shareholders' equity	$32,971,427	$31,819,063	$30,480,207	$29,433,592	$26,725,736

Other data:
Loan servicing portfolio	$10,379,644	$10,798,563	$9,916,922	$10,140,387	$11,901,443
Book value per share	11.80	10.91	10.61	10.02	9.12
Dividends declared and paid per common share	.67	.57	.48	.41	.35
Common stock price range:
High	30.00	29.14	31.65	27.65	18.41
Low	14.52	16.67	15.99	16.91	11.16
Close	28.88	18.22	25.17	27.27	17.28
Dividend payout ratio	33.50%	39.04%	45.71%	37.61%	36.08
Net yield on average interest-earning assets	3.02	3.19	3.11	3.10	3.16
Interest rate spread	2.84	3.01	2.85	2.81	2.86
Average shareholders' equity to average assets	7.58	7.99	7.96	7.64	7.83
Total shareholders' equity to total assets	7.45	7.54	7.82	7.64	7.63
Number of offices:
Full service branches	419	417	405	395	341
Loan production offices	32	36	41	37	49
Number of employees (FTEs)	6,573	7,055	7,104	7,155	6,703

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Selected Historical Financial Data of Charter One (continued)

	At and for the Year Ended December 31,
	2000	1999	1998	1997	1996
	(Dollars in thousands, except per share data)
Performance returns:
Actual:
Return on average assets	1.36%	1.08%	.82%	.90%	.87%
Return on average equity	18.00	13.50	10.26	11.77	11.16
Efficiency ratio	45.68	50.69	57.79	58.08	61.64
Operating:
Return on average assets	1.43	1.39	1.24	1.16	1.09
Return on average equity	18.82	17.46	15.61	15.14	13.95
Efficiency ratio	43.39	45.49	49.83	50.93	52.51
Operating earnings	$ 453,918	$ 432,099	$ 371,374	$ 322,063	$ 284,714
Operating earnings per share	2.09	1.89	1.60	1.40	1.21
As initially reported:
Return on average assets	1.43%	1.48%	1.36%	1.26%	1.22%
Return on average equity	18.82	18.57	18.18	18.26	17.93
Average shareholders' equity to average assets	7.58	8.01	7.50	6.94	6.80
Efficiency ratio	43.39	43.16	43.94	42.18	42.22
Diluted earnings per share	$ 2.09	$ 1.99	$ 1.77	$ 1.58	$ 1.42
Total assets(1)	32,971,427	31,819,063	24,467,255	19,760,265	13,893,841

__________________________

(1) Represents the amount we reported in the respective year's annual report to shareholders.

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Selected Historical Financial Data of Alliance

	At and for the Year Ended
	December 31,				September 30, 1996(1)
	2000	1999	1998	1997
	(Dollars in thousands, except share and per share data)
Selected financial data:
Total assets	$2,022,670	$1,962,308	$1,982,496	$1,722,825	$1,033,232
Investment securities	71,253	64,494	61,516	133,447	55,991
Mortgage-backed securities	235,588	356,434	332,347	234,869	38,207
Loans receivable, net	1,526,296	1,363,266	1,333,401	1,226,253	851,381
Real estate	19,675	20,796	20,185	12,361	10,210
Deposits	1,275,338	1,242,198	1,298,044	1,305,667	732,906
Borrowed funds	550,116	538,150	464,450	207,381	184,107
Stockholders' equity	164,056	153,671	185,937	174,926	95,304
Book value per share	$17.75	$15.10	$16.22	$15.52	$13.23

Selected operating data:
Interest income	$141,799	$132,660	$137,075	$120,501	$72,751
Interest expense	86,881	79,356	84,867	72,167	44,244
Net interest income	54,918	53,304	52,208	48,334	28,507
Less provision for loan losses	1,800	200	262	24	74
Net interest income after provision for loan losses	53,118	53,104	51,946	48,310	28,433
Noninterest income:
Gain (loss) on sales of investment securities, mortgage- backed securities and loans receivable	(5,818)	302	2,178	23	456
Other	15,358	21,735	22,683	17,039	13,978
Total noninterest income	9,540	22,037	24,861	17,062	14,434
Noninterest expense	42,295	48,752	51,838	42,543	35,098
Income before income taxes and extraordinary item	20,363	26,389	24,969	22,829	7,769
Income tax expense	6,419	8,271	9,864	8,469	2,067
Income before extraordinary item	13,944	18,118	15,105	14,360	5,702
Extraordinary item-gain on early extinguishment of debt, net of tax expense
	5,700	-	-	-	-
Net income	$ 19,644	$ 18,118	$ 15,105	$ 14,360	$ 5,702

Basic earnings per share:
Income before extraordinary item	$1.47	$1.66	$1.33	$1.34	$0.78
Extraordinary item, net of tax	0.60	-	-	-	-
Net income	$2.07	$1.66	$1.33	$1.34	$0.78

Diluted earnings per share:
Income before extraordinary item	$1.41	$1.59	$1.26	$1.26	$0.75
Extraordinary item, net of tax	0.58	-	-	-	-
Net income	$1.99	$1.59	$1.26	$1.26	$0.75

Cash dividends declared per common share	$0.56	$0.56	$0.50	$0.47	$0.29

Selected financial ratios and other data:
Average assets	$1,929,735	$1,961,458	$1,975,089	$1,675,789	$1,034,781
Average interest-earning assets	1,830,638	1,863,878	1,895,371	1,597,033	991,482
Average interest-bearing liabilities	1,686,119	1,689,117	1,696,873	1,431,014	875,440
Average equity	154,001	174,789	181,466	161,625	95,736
Return on average assets	1.02%	0.92%	0.77%	0.86%	0.55%
Return on average equity	12.76	10.37	8.32	8.89	5.96
Average stockholders' equity to average assets	7.98	8.91	9.19	9.64	9.25
Stockholders' equity to total assets	8.11	7.83	9.38	10.15	9.22
Tangible capital to total assets (Bank only)	6.97	6.71	7.95	8.36	7.75
Leverage capital to total assets (Bank only)	6.97	6.71	7.95	8.44	7.91
Risk-based capital ratio (Bank only)	10.47	11.55	14.99	15.86	14.35
Interest rate spread during the period	2.60	2.42	2.23	2.51	2.29
Net yield on average interest-earning assets	3.00	2.86	2.75	3.03	2.88
Noninterest expense to average assets	2.19	2.49	2.63	2.54	3.39
Non-performing loans to total loans	0.28	0.33	0.25	0.30	0.20
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Selected Historical Financial Data of Alliance (continued)

	At and for the Year Ended
	December 31,				September 30, 1996(1)
	2000	1999	1998	1997
	(Dollars in thousands, except share and per share data)

Non-performing assets to total assets	0.23	0.24	0.19	0.25	0.20
Average interest-earning assets to average interest-bearing
liabilities	1.09x	1.10x	1.12x	1.12x	1.13x
Weighted average shares outstanding:
Basic	9,502,535	10,907,320	11,390,447	10,746,043	7,324,542
Diluted	9,889,434	11,407,779	11,969,514	11,406,739	7,639,980
Dividend payout ratio	26.77%	33.12%	37.95%	36.28%	34.99%
Loan originations	$589,447	$975,487	$1,275,041	$744,604	$609,181
Full-service customer service facilities	19	19	20	20	15
__________________________

(1) In 1997, Alliance changed its fiscal year to coincide with the calendar year, compared to the September 30 fiscal year it used in the past.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following Unaudited Pro Forma Condensed Combined Financial Information is based on historical consolidated financial statements of each of Charter One and Alliance and has been prepared to illustrate the effects of the acquisition described below.

The Unaudited Pro Forma Condensed Combined Financial Information as of December 31, 2000 assumes the merger of Alliance into Charter One, accounted for as a purchase, was consummated on December 31, 2000. The Unaudited Pro Forma Condensed Combined Financial Information for the year ended December 31, 2000 gives effect to the merger of Alliance into Charter One as if such transaction had been completed at the beginning of the year ended December 31, 2000.

The Unaudited Pro Forma Condensed Combined Financial Information reflects the merger based on a preliminary analysis of the fair value of assets acquired and liabilities assumed. Actual purchase accounting adjustments, which may include adjustments to certain assets, liabilities and other items including identifiable intangibles, will be made on the basis of evaluations as of the effective time of the merger and, therefore, may differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Information. Pro forma per share amounts are based on an exchange ratio of 0.72 of a share of Charter One common stock for each share of Alliance common stock.

We expect that we will incur merger-related and integration-related expenses as a result of combining our companies. We estimate that merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges, will be approximately $4.0 million. We estimate that pre-tax costs of between approximately $13.0 million and $15.0 million will be incurred for severance and other integration-related expenses, including the elimination of duplicate facilities and excess capacity, operational realignment and related workforce reductions. These expenditures are necessary to reduce costs and operate efficiently. These charges are reflected in the unaudited pro forma condensed combined financial information. See Note 9 to the Notes to Unaudited Pro Forma Condensed Combined Financial Information on page __.

The Unaudited Pro Forma Condensed Combined Financial Information does not include any potential favorable effect on operating expenses resulting from the projected reduction in expenses, primarily compensation and employee benefits and occupancy and equipment, upon consolidation of certain facilities and administrative functions of the two companies. The impact of these reductions is estimated to be approximately $3.2 million in 2001 and $9.3 million in 2002 prior to any income tax effect.

The Unaudited Pro Forma Condensed Combined Financial Information is provided for illustrative purposes and is not necessarily indicative of the combined financial condition or combined results of operations that would have been reported had the merger occurred on the dates indicated, nor do the Unaudited Pro Forma Condensed Combined Financial Information represent a forecast of the combined financial position or combined results of operations for any future period. The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with, and is qualified in its entirety by, the separate historical consolidated financial statements and notes thereto of Charter One and Alliance incorporated by reference in this document. We have listed the documents that we incorporate by reference under the heading "Where You Can Find More Information."

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Unaudited Pro Forma Condensed Combined Financial Information

	December 31, 2000
	Charter One as Reported	Alliance as Reported	Pro Forma Adjustments		Combined Pro Forma for Charter One/Alliance
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$ 531,257	$ 52,153	$ (48,529	)(1)	$ 534,881
Mortgage-backed securities:
Available for sale	4,087,196	223,423	-		4,310,619
Held to maturity	1,506,175	12,165	969	(2)	1,519,309
Investment securities:
Available for sale	426,701	51,848	-		478,549
Held to maturity	22,514	19,405	904	(3)	42,823
Loans and leases, net	23,950,172	1,513,522	24,545	(4)	25,488,239
Loans held for sale	58,002	12,774	-		70,776
Bank owned life insurance	743,509	47,519	-		791,028
Federal Home Loan Bank stock	568,377	29,486	-		597,863
Premises and equipment	323,911	12,110	-		336,021
Accrued interest receivable	165,990	13,143	-		179,133
Real estate and other collateral owned	27,731	19,675	-		47,406
Loan servicing assets	121,735	1,171	-		122,906
Goodwill	172,411	1,150	83,535	(5)	257,096
Other assets	265,746	13,126	-		278,872
Total assets	$32,971,427	$ 2,022,670	$ 61,424		$35,055,521

Liabilities and Shareholders' Equity:
Liabilities:
Deposits	$19,605,671	$ 1,275,338	$ 9,334	(6)	$20,890,343
Federal Home Loan Bank advances	9,636,277	546,116	5,790	(7)	10,188,183
Federal funds purchased and reverse repurchase agreements	262,326	-	-		262,326
Other borrowings	284,808	4,000	-		288,808
Advance payments by borrowers for taxes and insurance	60,761	10,666	-		71,427
Accrued interest payable	54,499	3,870	-		58,369
Accrued expenses and other liabilities	610,881	18,624	(947 18,000	)(8) (9)	646,558
Total liabilities	30,515,223	1,858,614	32,177		32,406,014
Shareholders' equity:
Common stock and additional paid-in capital	1,747,359	108,240	(108,240	)(10)	1,940,662
			193,303	(11)
Retained earnings	786,793	106,722	(106,722	)(10)	786,793
Treasury stock	(100,545)	(46,440)	46,440	(10)	(100,545)
Borrowings of employee investment and stock ownership plan	(1,256)	-	-		(1,256
Accumulated other comprehensive income (loss)	23,853	(4,466)	4,466	(10)	23,853
Total shareholders' equity	2,456,204	164,056	29,247		2,649,507
Total liabilities and shareholders' equity	$32,971,427	$ 2,022,670	$ 61,424		$35,055,521

See "Notes to Unaudited Pro Forma Condensed Combined Financial Information."

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Unaudited Pro Forma Condensed Combined Financial Information (continued)

	December 31, 2000
	Charter One as Reported	Alliance as Reported	Pro Forma Adjustments		Combined Pro Forma for Charter One/Alliance
	(Dollars in thousands)
Interest income	$ 2,247,088	$ 141,799	$ (6,321	)(12)	$ 2,382,566
Interest expense	1,344,053	86,881	(6,126	)(12)	1,424,808
Net interest income	903,035	54,918	(195)		957,758
Provision for loan and lease losses	54,205	1,800	-		56,005
Net interest income after provision for loan and lease losses	848,830	53,118	(195)		901,753
Net gains (losses)	9,271	(5,910)	-		3,361
Other income	383,600	15,450	-		399,050
Administrative expenses	603,955	42,295	5,569	(13)	651,819
Income before income taxes and extraordinary item	637,746	20,363	(5,764)		652,345
Income taxes	203,784	6,419	(68	)(14)	210,135
Income before extraordinary item	$ 433,962	$ 13,944	$ (5,696)		$ 442,210

Basic earnings per share before extraordinary item	$ 2.03	$ 1.47	N/A		$ 2.01

Diluted earnings per share before extraordinary item	$ 2.00	$ 1.41	N/A		$ 1.97

Average common shares outstanding	213,712,154	9,502,535	6,841,825	(15)	220,553,979

Average common and common equivalent shares outstanding	217,591,679	9,889,434	7,120,392	(15)	224,712,071

See "Notes to Unaudited Pro Forma Condensed Combined Financial Information."

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Notes to Unaudited Pro Forma Condensed Combined Financial Information

The Unaudited Pro Forma Condensed Combined Financial Information is based on the following adjustments and related assumptions. The actual purchase price accounting adjustments will be made on the basis of evaluations as of the effective time of the merger and, therefore, may differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Information.

1)	To reflect cash consideration paid to Alliance shareholders.
2)	Adjustment of mortgage-backed securities to estimated fair value.
3)	Adjustment of investment securities to estimated fair value.
4)	Adjustment of loan and lease portfolio to estimated fair value.
50	To record the allocation of the purchase price to goodwill.
6)	Adjustment of deposit accounts to fair value.
7)	Adjustment of FHLB advances to fair value.
8)	Represents the expected income tax benefit associated with the pro forma adjustments.
9)	To accrue direct acquisition and integration costs related to the merger.
10)	To reflect the elimination of the Alliance equity accounts.
11)	To reflect the issuance of 6,655,374 shares (valued at $26.61 per share for purchase accounting purposes) of Charter One common stock and options to purchase 1,376,396 shares of Charter One common stock.

12)	To reflect the amortization of the fair value adjustments.
13)	To reflect the amortization of goodwill on a straight-line basis over 15 years.
14)	The income tax benefit on pro forma adjustments is reflected using a tax rate of 35%. No tax benefit has been included for non-deductible goodwill.
15)	The pro forma shares were computed by multiplying the shares of Alliance as reported by 0.72, the exchange ratio for the stock portion of the merger consideration.
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Comparative Pro Forma Per Share Data

Set forth below are the book value, cash dividends, and basic and diluted earnings per common share data before extraordinary item for each of Charter One and Alliance on a historical basis, for Charter One on a pro forma combined basis and on a pro forma combined basis per Alliance equivalent shares. The Pro Forma Alliance Equivalent Shares shows the effect of the merger from the perspective of an owner of Alliance common stock. The Pro Forma Alliance Equivalent Shares information was computed in all cases, except for book value per share, by multiplying the Combined Pro Forma Amounts for the Merger by 0.72, the exchange ratio for the stock portion of the merger consideration. The Pro Forma Alliance Equivalent Shares information with respect to the book value per share was computed by taking the sum of (i) the book value per share under the Combined Pro Forma Amounts for the Merger multiplied by 0.72, the exchange ratio for the stock portion of the merger consideration, and (ii) $5.25, the cash portion of the merger consideration.

	Charter One as Reported	Alliance as Reported	Combined Pro Forma Amounts for Charter One/ Alliance	Pro Forma Alliance Equivalent Shares

Book value per share at December 31, 2000	$11.80	$17.75	$12.30	$14.11

Shares outstanding at December 31, 2000	208,228,405	9,243,575	214,883,779	N/A

Cash dividends declared per common share for the year ended December 31, 2000	$0.67	$0.56	$0.67	$0.48

Basic earnings per share before extraordinary item for the year ended December 31, 2000	2.03	1.47	2.01	1.45

Diluted earnings per share before extraordinary item for the year ended December 31, 2000	2.00	1.41	1.97	1.42

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THE ANNUAL MEETING

Alliance's board of directors is using this document to solicit proxies from the holders of Alliance common stock for use at the annual meeting. This document is also being provided by Charter One as a prospectus to each holder of Alliance common stock for the issuance of Charter One shares in the merger. This proxy statement-prospectus and accompanying form of proxy was mailed to Alliance stockholders on or about _______ __, 2001.

Time and Place of the Annual Meeting; Matters to be Considered at the Annual Meeting

Time and Place of the Annual Meeting:
___________ __, 2001
10:00 a.m., Chicago time
Ashton Place
341 W. 75th Street
Willowbrook, Illinois

Matters to be Considered at the Annual Meeting. At the Alliance annual meeting of stockholders, Alliance stockholders will be asked to consider and vote upon: (i) the adoption of the merger agreement; (ii) the election of three directors for a term of three years each - these directors will serve until the merger is completed or, if the merger is not completed, until the expiration of their terms or until their successors are elected and qualified; and (iii) the ratification of the appointment of KPMG LLP as Alliance's independent auditors for the year ending December 31, 2001. Alliance stockholders also may consider and vote upon any other matters that may properly come before the Alliance annual meeting, including approval of any adjournment or postponement of the annual meeting. As of the date of this document, the Alliance board of directors is not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this document.

For more information regarding the merger agreement proposal, see "Proposal 1 - Adoption of the Merger Agreement." For more information on the other proposals, see "Proposal 2 - Election of Directors" and "Proposal 3 - Ratification of Appointment of Auditors."

Voting Rights of Stockholders; Votes Required for Approval of the Proposals

Voting Rights of Stockholders. The Alliance board of directors has fixed the close of business on ______ __, 2001 as the record date for stockholders entitled to notice of and to vote at the annual meeting. Only holders of record of Alliance common stock on the record date are entitled to notice of and to vote at the annual meeting. Each share of Alliance common stock that you own as of the close of business on the record date entitles you to one vote, provided that under Alliance's certificate of incorporation, if you are deemed to beneficially own more than 10% of the outstanding shares of Alliance common stock, you generally may not vote the shares in excess of 10%. On the Alliance record date, there were __________ shares of Alliance common stock outstanding and entitled to vote at the Alliance annual meeting, held by approximately ______ stockholders of record.

Vote Required for Approval of the Proposals. The affirmative vote of the holders of at least a majority of the outstanding shares of Alliance common stock is required to adopt the merger agreement. Directors will be elected by a plurality of the votes cast and the ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast. Your board unanimously recommends that you vote "FOR" the adoption of the merger agreement, "FOR" the election of the director nominees named in this proxy statement-prospectus and "FOR" the ratification of the appointment of KPMG LLP.

Because approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Alliance common stock, abstentions and failures to vote on this proposal will have the same effect as votes against the proposal. If your shares are held in "street name" with a broker, your broker may not vote your shares on the merger agreement proposal without instructions from you. Such shares are referred to as "broker non-votes," which will have the same effect as votes against adoption of the merger agreement.

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Since directors will be elected by a plurality of the votes cast, votes withheld on this proposal will have no effect on the vote. Abstaining is not offered as a voting option on the election of directors. Because it is expected that brokers will be permitted to vote on the election of directors without client instructions, it is anticipated that broker non-votes will not occur with respect to the election of directors.

Abstentions will have the effect of votes against ratification of the appointment of the independent auditors. Because it is expected that brokers will be permitted to vote on this proposal without client instructions, it is anticipated that broker non-votes will not occur with respect to this proposal.

The affirmative vote of the holders of a majority of the shares of Alliance common stock present and voting on the matter may authorize the adjournment or postponement of the Alliance annual meeting. No proxy that is voted against the proposal to adopt the merger agreement will be voted in favor of adjournment or postponement to solicit further proxies for such proposal.

Voting of Proxies; Revocability of Proxies; Proxy Solicitation Costs

Voting of Proxies. You may vote in person at the annual meeting or by proxy. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting. If your shares are held in street name with a bank or broker and you wish to vote at the annual meeting, you will need to contact your bank or broker to obtain authorization to do so.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it in time to vote, your shares will be voted as you have directed. You may vote for, against or abstain with respect to the merger agreement and the independent auditor appointment ratification proposals. On the election of directors, you may vote for or withhold your vote from the nominees for election named in this proxy statement-prospectus under "Proposal 2 -Election of Directors." If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted "FOR" the adoption of the merger agreement, "FOR" the election of the director nominees named in this proxy statement-prospectus and "FOR" the ratification of appointment of the independent auditors. If your shares are held in street name with a broker or bank and you fail to provide voting instructions, then as described above under "-- Voting Rights of Stockholders; Votes Required for Approval of the Proposals," your broker or bank is expected to be able to vote your shares in its discretion on the election of directors and ratification of the appointment of the independent auditors, but may not vote your shares on the merger agreement proposal.

If any other matters are properly presented for consideration at the annual meeting, the persons named in the form of proxy sent to record holders will have the discretion to vote on those matters in accordance with their best judgment. If a proposal to adjourn the annual meeting is properly presented, the persons named in the form of proxy sent to record holders will not have discretion to vote shares voted against the proposal to adopt the merger agreement in favor of adjournment to solicit further proxies for such proposal. The Alliance board is not aware of any other matters to be presented at the annual meeting other than those described in the notice of the annual meeting.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children -- in which case you will receive three separate proxy cards to vote. Please complete and return all cards.

Revocability of Proxies. If you are the record holder of your shares, you may revoke your proxy before it is voted by:

  submitting a new proxy with a later date;

  notifying the secretary of Alliance in writing before the annual meeting that you have revoked your proxy; or

  voting in person at the annual meeting.
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If your shares are held in street name, contact your bank or broker if you wish to revoke your proxy.

Proxy Solicitation Costs. Alliance will pay its own costs of soliciting proxies. In addition to this mailing, Alliance directors, officers and employees may also solicit proxies personally, electronically or by telephone. Alliance is paying ___________ a fee of $_______ plus expenses to help with the solicitation. Alliance will also reimburse brokers, banks and other nominees for their expenses in sending these materials to their customers and obtaining their voting instructions.

Do not send in any stock certificates with your proxy cards. As soon as practicable after the completion of the merger, you will receive a transmittal form with instructions for the surrender of your Alliance stock certificates.

Security Ownership of Certain Beneficial Owners

Persons and groups owning in excess of five percent of Alliance common stock are required to file certain reports regarding their ownership with Alliance and with the SEC. The following table sets forth information regarding persons who beneficially owned more than five percent of Alliance common stock outstanding as of _____________ __, 2001. For information regarding beneficial ownership of Alliance common stock by Alliance's directors and executive officers, see "Proposal 2 - Election of Directors."

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	681,027(1)	7.37%

Investors of America, Limited Partnership (formerly known as Dierberg Four, L.P.) 39 Glen Eagles Drive St. Louis, MO 63124	545,189(2)	5.89%

______________________
(1)  Based upon information filed in a Schedule 13G dated February 2, 2001. Dimensional Fund Advisors, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities of the Company.

(2)  Based upon information filed in a Schedule 13G dated February 13, 2001. Investors of America, Limited Partnership, is a Nevada limited partnership, the general partner of which is First Securities America, Inc., a Missouri corporation. James F. Dierberg is the controlling shareholder of First Securities America, Inc.

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PROPOSAL 1 - ADOPTION OF THE MERGER AGREEMENT

THE MERGER

General

The merger agreement provides for the merger of Alliance with and into Charter Michigan Bancorp, which is a wholly-owned subsidiary of Charter One. Charter Michigan Bancorp will be the surviving corporation in the merger. The merger will become effective in accordance with the certificates of merger to be filed with both the Michigan Department of Commerce and the Secretary of State of the State of Delaware. We anticipate filing these documents as soon as practicable after the last of the conditions precedent to the merger has been satisfied or waived, but not before July 1, 2001. See "- The Merger Agreement -- Conditions to Completion of the Merger." We have attached a copy of the merger agreement as Appendix A to this document. We urge you to read the merger agreement in its entirety as it is the legal document governing the merger.

In the merger, each share of Alliance common stock will be converted into the right to receive 0.72 of a share of Charter One common stock plus $5.25 in cash. Cash also will be paid in lieu of any fractional share interests in Charter One common stock. See "- The Merger Agreement -- Consideration to be Received in the Merger."

Background of the Merger

As part of its ongoing strategic planning, the Alliance board has regularly reviewed the merger and acquisition market as a possible means of providing value to stockholders. In August 2000, Keefe Bruyette & Woods, Inc. (referred to below as "KBW") was engaged by Alliance to provide its advice and assistance in connection with exploring the possible affiliation of Alliance with a larger financial institution in a merger and acquisition transaction.

At the request of Alliance, in October 2000 a potential merger partner previously identified by Alliance submitted an indication of interest in acquiring Alliance for consideration consisting of cash and stock. Upon review of this indication of interest with its legal and financial advisors, the Alliance board authorized management and KBW to continue discussions with this entity. As a result of continued discussions, a revised indication of interest was submitted by this entity in November 2000. Also in November 2000, Charter One expressed its interest to management in exploring a possible business combination between the two companies. At a meeting in November 2000, the Alliance board reviewed with KBW the revised indication of interest, and discussed Charter One's expression of interest in acquiring Alliance. The board decided to pursue discussions with the entity that had already submitted an indication of interest, to request Charter One to submit an indication of interest, and to have KBW contact one other potential acquiror as to its interest in a merger transaction with Alliance.

At a December 2000 meeting, the board reviewed an indication of interest submitted by Charter One for an acquisition of Alliance in a stock and cash transaction, and the revised indication of interest submitted by the first company. The board was informed that the third company had declined to submit an indication of interest. Upon review of the two indications of interest with Alliance's financial and legal advisors, the board determined to continue merger discussions only with Charter One. This determination was based in part on a comparison of the prices offered and an evaluation of the two companies and their publicly traded securities.

During the last part of December 2000 and through January 2001, due diligence was conducted by each of Alliance and Charter One, and definitive terms of a merger agreement were negotiated. Special meetings of the Alliance board were held on January 16, 18 and 22, 2001 to discuss the proposed transaction with Charter One. At these meetings, Alliance's counsel and financial advisor reviewed with the board the proposed terms of the merger, including the provisions of the merger agreement and related stock option agreement, the potential financial and strategic benefits of the transaction, the results of due diligence reviews, and financial and valuation analyses of the transaction. Counsel discussed the fiduciary duties of a board in connection with merger transactions. KBW reviewed the merger transaction from a financial point of view, and rendered its opinion that the proposed merger consideration was fair to Alliance stockholders from a financial point of view. The merger agreement was approved by the board on January 22, 2001 and announced on January 23, 2001.

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Our Reasons for the Merger and Recommendation of the Board

Reasons for the Merger.

The Alliance board has determined that the merger and the merger agreement are fair to, and in the best interests of, Alliance and its stockholders. In reaching its determination, the board considered a number of factors including, but not limited to, the following:

  Information concerning the business, earnings, operations, financial condition, prospects, capital levels and asset quality of Alliance and Charter One, both individually and as combined.

  The financial advice rendered by KBW that the merger consideration is fair, from a financial point of view, to Alliance stockholders.

  The terms of the merger agreement, the option agreement and the other documents executed in connection with the merger.

  The trading history of Charter One common stock, the number of shares outstanding and the average trading volume of Charter One common stock.

  The anticipated cost savings and efficiencies available to the combined company as a result of the merger.

  The current and prospective economic, competitive and regulatory environment facing Alliance in particular and financial institutions in general.

  The results of the due diligence investigations of Charter One, including assessments of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves.

  The prospects for growth and expanded products and services, and other anticipated impacts of the merger on depositors, employees, customers and communities served by Alliance.

  The interests of Alliance's directors and executive officers in the merger, in addition to their interests as stockholders, as described under "-- The Merger Agreement - Interests of Insiders in the Merger."

In reaching its determinations to approve and recommend the merger, the board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have given differing weights to different factors.

Recommendation of the Alliance Board. At a meeting held on January 22, 2001, after due consideration, the Alliance board of directors voted unanimously to enter into the merger agreement and to recommend that the Alliance stockholders vote to adopt the merger agreement. Alliance's board deems the merger agreement advisable and believes that the terms of the merger are fair to, and in the best interests of, Alliance and its stockholders and unanimously recommends to its stockholders that they vote "FOR" adoption of the merger agreement.

Opinion of Alliance's Financial Advisor

On August 15, 2000, Alliance retained KBW as its financial advisor in connection with Alliance's consideration of a possible business combination with a third party and to render an opinion with respect to the fairness from a financial point of view of the consideration to be received by the stockholders of Alliance. KBW was selected to act as Alliance's financial advisor based upon its qualifications, expertise and reputation. KBW specializes in rendering a range of investment banking services to banking enterprises and regularly engages in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings,

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competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On January 18, 2001, the Alliance board of directors discussed the merger agreement and KBW rendered its oral opinion to the Alliance board of directors that, as of such date, the consideration to be received by Alliance stockholders pursuant to the merger agreement was fair from a financial point of view. On January 22, 2001, at the meeting at which the Alliance board of directors approved the merger agreement, KBW rendered its written opinion that the consideration to be received by the stockholders was fair to such stockholders from a financial point of view. KBW reconfirmed its written opinion of January 22, 2001 by delivering a written opinion to the Alliance board of directors dated as of the date of this proxy statement-prospectus to the effect that, as of the date thereof, the consideration to be received by the stockholders of Alliance from Charter One was fair to such stockholders from a financial point of view.

The full text of the opinion of KBW, which sets forth a description of the procedures followed, assumptions made, matters considered and limits on the review undertaken in connection with such opinion, is attached to this document as Appendix C and is incorporated herein by reference. Stockholders are urged to read the opinion in its entirety. KBW's opinion is directed to the Alliance board of directors and relates only to the fairness of the consideration provided for in the merger agreement from a financial point of view and does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to how such a stockholder should vote at the annual meeting. The following summary of the opinion is qualified in its entirety by reference to the full text of the opinion.

In rendering its opinion, KBW reviewed, analyzed and relied upon the following material relating to the financial and operating condition of Alliance and Charter One:

  The merger agreement dated January 22, 2001;

  Annual reports to stockholders and Annual Reports on Form 10-K of Alliance and Charter One for the three years ended December 31, 1999;

  Recent interim reports to stockholders and Quarterly Reports on Form 10-Q of Alliance and Charter One;

  Other recent communications from Alliance and Charter One to their respective stockholders;

  Other financial information concerning the businesses and operations of Alliance and Charter One furnished to KBW by Alliance and Charter One for the purpose of KBW's analysis;

  Certain publicly available information concerning the trading of, and the trading market for, the common stock of Alliance and Charter One; and

  Certain publicly available information with respect to publicly traded companies and the nature and terms of certain other transactions that KBW considered relevant to its inquiry.

Additionally, in connection with its written opinion attached as Appendix C to this document, KBW reviewed a draft of this document in substantially the form hereof. KBW also held discussions with senior management of Alliance and Charter One concerning their past and current operations, financial condition, prospects and regulatory relationships. KBW also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of financial institutions, including banks, bank holding companies, thrifts and finance companies generally. KBW's opinion was based upon conditions as they existed on the date of the opinion and could only be evaluated on the date thereof. In addition, the opinion was based upon information made available to KBW through the date thereof.

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In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and KBW did not attempt to verify such information independently. KBW relied upon the management of Alliance as to the reasonableness and achievability of the financial and operating forecasts (the assumptions and basis therefor) provided to KBW and assumed that such forecasts reflected the best available estimates and judgments of such management and that such forecasts will be realized in the amounts and in the time periods estimated by management. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for Alliance and Charter One are adequate to cover such losses. KBW did not make or obtain any evaluations or appraisals of the property of Alliance and Charter One, nor did KBW examine any individual loan credit files. KBW expresses no opinion concerning the merits of, or ultimate recovery from, Alliance's or Charter One's supervisory goodwill lawsuits. In addition, KBW assumed, based on conversations with Alliance and Charter One, that the merger will be accounted for as a purchase transaction under accounting principles generally accepted in the United States of America.

The following summary, which includes the financial and market performance of peer groups for both Alliance and Charter One, selected merger transactions, pro forma earnings per share and balance sheet impact, net present value analysis along with summaries relating to the consideration structure and transaction overview, contains the material financial analyses employed by KBW in connection with providing its opinion. For purposes of such analyses, the financial information used by KBW for Alliance and Charter One and their comparable companies was as of and for the quarter ended September 30, 2000 and market price information was as of January 22, 2001, unless otherwise noted. Additionally, estimated earnings per share data was as reported by KBW's Research Department where available; otherwise the Institutional Broker's Estimate System ("IBES") was used. This summary does not purport to be a complete description of all analyses employed by KBW.

Transaction Overview. In providing an overview of the merger, KBW noted that the exchange ratio of 0.72 of a share of Charter One common stock and the $5.25 cash payment for each share of Alliance common stock had an implied offer value of $24.65 per share of Alliance common stock based upon the closing price of Charter One common stock of $26.94 on January 22, 2001 (the closing price for Charter One preceding the Alliance board meeting on January 22, 2001). KBW also noted that the transaction had an implied aggregate value of approximately $244 million as of January 22, 2001. KBW reviewed with the Alliance board of directors an analysis describing how the exchange ratio and cash payment would affect the per share transaction value an Alliance stockholder would receive. The final value of the merger will be based upon a specific closing price for Charter One common stock at the time of the merger's completion. KBW analyzed how price fluctuations in the market price of Charter One would affect the final Alliance merger value. The following table illustrates the per-share value an Alliance stockholder would receive based on an arbitrary range of Charter One market prices:

Charter One Market Price	Exchange Ratio	Value of Charter One Stock Received	Cash Payment	Alliance per share Transaction Value

$20.00	0.72	$14.40	$5.25	$19.65
$21.00	0.72	$15.12	$5.25	$20.37
$22.00	0.72	$15.84	$5.25	$21.09
$23.00	0.72	$16.56	$5.25	$21.81
$24.00	0.72	$17.28	$5.25	$22.53
$25.00	0.72	$18.00	$5.25	$23.25
$26.00	0.72	$18.72	$5.25	$23.97
$27.00	0.72	$19.44	$5.25	$24.69
$28.00	0.72	$20.16	$5.25	$25.41
$29.00	0.72	$20.88	$5.25	$26.13
$30.00	0.72	$21.60	$5.25	$26.85
$31.00	0.72	$22.32	$5.25	$27.57
$32.00	0.72	$23.04	$5.25	$28.29
$33.00	0.72	$23.76	$5.25	$29.01
$34.00	0.72	$24.48	$5.25	$29.73
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Transaction Pricing Multiples. KBW also noted that the consideration price represented a 9.53% premium to the closing price of Alliance common stock on January 22, 2001. KBW observed the value of Alliance common stock, prior to the sudden increase in price and unusually high trading volume before the announcement of the merger. KBW further calculated the following multiples which the implied offer value of $24.65 per Alliance share as of the close of business on January 1, 2001 represented:

Alliance Basis	Multiple

Last 12 months core earnings per share	14.76x
IBES 2001 earnings per share estimate	12.97x
Book value per share	1.47x
Tangible book value per share	1.48x

KBW also determined that Alliance stockholders would own approximately 3.2% of the combined company.

Selected Peer Group Analysis. KBW reviewed the financial and market performances of Alliance, Charter One and each of their respective peer groups based on various financial measures, including earnings performance, operating efficiency, capital adequacy and asset quality, and various measures of market performance, including: price to last twelve months core earnings, price to estimated earnings, price to book values, price to tangible book values and dividend yield. KBW uses these measurements to determine relative value of the respected companies within the financial services industry.

The set of comparable companies used as peers of Alliance was comprised of nine Midwestern banking companies having assets between $1 billion and $4 billion. These companies are listed as follows, along with the state in which each is headquartered.

Anchor BanCorp Wisconsin Inc. (WI)	First Indiana Corporation (IN)
Camco Financial Corporation (OH)	First Place Financial Corp. (OH)
CFS Bancorp, Inc. (IN)	St. Francis Capital Corporation (WI)
First Defiance Financial Corp. (OH)	United Community Financial Corp (OH)
First Federal Capital Corp. (WI)

The following table compares the financial performance of Alliance to its peer group.

	Alliance	Midwestern Peers Median

Return on average assets	0.96%	0.83%
Return on average equity	12.31%	12.55%
Net interest margin	2.92%	2.77%
Efficiency ratio	67.33%	58.06%
Equity/Assets ratio	7.86%	9.00%
Tangible equity/Tangible assets ratio	7.80%	8.19%
Non-performing assets/Total loans+REO ratio	0.41%	0.47%
Loan loss reserves/Total loans ratio	0.48%	0.80%
Dividend yield	2.49%	3.27%
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KBW's analysis showed the following concerning the median market performance multiples and earnings per share growth rates of Alliance and its peer group.

Market Performance Multiple	Alliance	Midwestern Peers Median

Price to:

Last 12 months core earnings per share	13.47x	12.30x
IBES 2001 earnings per share estimate	11.84x	10.51x
Book value per share	1.34x	0.97x
Tangible book value per share	1.35x	1.00x

In addition, KBW further analyzed (as set forth in the following tables) the earnings per share growth rates, total return analysis over various time periods and the average daily volume for the last 30 days, comparing Alliance to its peers.

EPS Growth Rates	Alliance	Midwestern Peers Median

IBES Est. 2001 EPS/IBES Est. 2000 EPS	6.19%	10.18%
IBES Est. 2002 EPS/IBES Est. 2001 EPS	10.29%	9.19%

Annualized Total Return	Alliance	Midwestern Peers Median

One Year	29.46%	6.49%
Three Year	(2.28)%	(0.14)%
Five Year	10.95%	6.54%
Ten Year (1)	18.06%	10.72%

(1)If ten years of trading data not available for a security, number of years since the initial public offering was assumed.

Average Daily Volume (30-day average)	Alliance	Midwestern Peers Median

Shares Traded	54,819	24,957

KBW also analyzed a set of comparable companies used as peers of Charter One. The peer group was comprised of ten banking companies headquartered in the United States and having assets greater than $10 billion. This group included the following companies:

Astoria Financial Corp. (NY)	Golden West Financial Corp. (CA)
Commercial Federal Corp. (NE)	GreenPoint Financial Corp. (NY)
Dime Bancorp, Incorporated (NY)	TCF Financial Corporation (MN)
Downey Financial Corp. (CA)	Washington Mutual, Inc. (WA)
Golden State Bancorp Inc. (CA)	Webster Financial Corp. (CT)
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The following table is a review of the financial performance of Charter One compared to its peers.

	Charter One	Peer Median

Return on average assets	1.37%	1.00%
Return on average equity	18.95%	16.49%
Net interest margin	2.93%	2.58%
Efficiency ratio	44.93%	51.13%
Equity/Assets ratio	7.12%	6.59%
Tangible equity/Tangible assets ratio	6.62%	5.20%
Non-performing assets/Total loans+REO ratio	0.67%	0.65%
Loan loss reserves/Total loans ratio	0.79%	0.83%
Dividend yield	2.55%	1.82%

KBW also analyzed the market performance multiples of Charter One and its peer group.

Market Performance Multiple	Charter One	Peer Median

Price to:
Last 12 months core earnings per share	13.60x	13.06x
Current 2001 earnings per share estimate (IBES)	11.67x	11.26x
Book value per share	2.40x	1.92x
Tangible book value per share	2.59x	2.71x

KBW further analyzed (as set forth in the following tables) the earnings per share growth rates, total return analysis over various time periods, and the average daily trading volume for the last 30 days, comparing Charter One to its peers.

EPS Growth Rates	Charter One	Peer Median

IBES Est. 2001 EPS/IBES Est. 2000 EPS	10.11%	13.44%
IBES Est. 2002 EPS/IBES Est. 2001 EPS	5.72%	10.99%

Annualized Total Return	Charter One	Peer Median

One Year	58.15%	84.69%
Three Year	0.98%	2.68%
Five Year	17.13%	20.04%
Ten Year (1)	30.94%	28.42%

(1)  If ten years of trading data not available for a security; number of years since initial public offering was assumed.

Average Daily Volume (30-day average)	Charter One	Peer Median

Shares Traded	736,771	652,802

Selected Merger Transactions. KBW also analyzed the merger by comparing against selected thrift merger transactions. The analysis was based upon the acquisition price of these transactions relative to the last 12 months core earnings, current earnings estimates, stated book value, stated tangible book value and franchise premium to core deposits. The information analyzed was compiled by KBW from both internal sources and a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry.

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KBW analyzed ten thrift transactions across the United States with total deal values ranging from $100 million to $400 million announced between January 1, 2000 and January 21, 2001.

Acquiring Institution	Selling Institution

FBOP Corporation	PBOC Holdings, Inc.
Hudson River Bancorp Inc.	Cohoes Bancorp Inc.
Union Planters Corporation	Jefferson Svgs. Bancorp, Inc.
Glacier Bancorp, Inc.	WesterFed Financial Corp.
BB&T Corporation	FirstSpartan Financial Corp.
Fifth Third Bancorp	Ottawa Financial Corp.
Queens County Bancorp, Inc.	Haven Bancorp, Inc.
Prudential Plc	Highland Bancorp, Inc.
Harris Financial, MHC	York Financial Corp.
Mutual Savings Bank	First Northern Capital Corp.

The following table compares information derived by KBW with respect to the selected merger transactions.

Acquisition Price to:	Charter One/ Alliance	Acquisition Peer Median

Last 12 months core earnings per share	14.76x	14.19x
IBES 2001 earnings per share estimate	12.97x	13.99x
Book value per share	1.47x	1.51x
Tangible book value per share	1.48x	1.51x
Franchise premium to core deposits	8.52%	8.04%
One month prior market price	12.05%	46.79%

Pro forma Earnings Per Share and Balance Sheet Impact Analysis. KBW performed a pro forma earnings per share and balance sheet impact analysis that combined projected income statement and balance sheet information of Alliance and Charter One. Assumptions regarding the accounting treatment and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Charter One such as earnings per share, book value per share and tangible book value per share. This analysis was based on the assumptions made by Charter One's senior management that Charter One would achieve cost savings equal to 7.5% of Alliance's noninterest expense in 2001 and 30% per year thereafter. No revenue enhancements or capital leverage benefits were assumed in this analysis.

KBW's analysis indicated that the merger would be neutral to 2001 earnings per share and accretive to 2002 earnings per share based on consensus earnings estimates provided by IBES. The pro forma earnings per share analysis did not include any merger-related charges. The analysis performed indicated the merger would be accretive to Charter One's pro forma book value and tangible book value per share in both 2001 and 2002.

Net Present Value Per Share Analysis. KBW used a net present value analysis that analyzed a stream of cash flows which would be derived from Alliance to determine theoretical valuation ranges which (i) the general market would deem appropriate for an independent institution and (ii) an acquiror would be willing to pay in a control-sale transaction. The analysis assumed the following:

  Net income projections from 2001 to 2005 averaging an annual growth rate of 6.4%;

  A constant annual dividend payout ratio of 30%;

  Market multiples (applicable multiples for Alliance if it were to remain an independent institution) ranging from 9 to 11 times earnings and control-sale multiples (applicable multiples that Alliance would achieve if the company were sold at December 31, 2005) of 13 to 15 times for the fifth fiscal year; and

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  Discount rates of 13% to 15%.

Based on the above assumptions, KBW's analysis implied the following theoretical range of values per share of Alliance common stock, on an independent basis assuming market multiples and a control-sale basis at control-sale multiples:

Net Present Value Per Share	Market Multiples	Control-Sale Multiples

Low valuation	$12.95	$17.74
High valuation	$16.67	$21.90

KBW also stated that the net present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis does not purport to be indicative of the actual values or expected values of Alliance common stock.

The summary contained herein provides a description of the material analyses prepared by KBW in connection with the rendering of its opinion. The summary set forth above does not purport to be a complete description of the analyses performed by KBW in connection with the rendering of its opinion. The preparation of the fairness opinion is not necessarily susceptible to partial analysis or summary description. KBW believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part of the above summary without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in KBW's presentations and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be KBW's view of the actual value of Alliance and Charter One. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Alliance and Charter One. The analyses performed by KBW are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness, from a financial point of view, and were provided to the Alliance board of directors in connection with the delivery of KBW's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's presentation to the Alliance board of directors was just one of many factors taken into consideration by the Alliance board of directors in unanimously approving the merger agreement.

Pursuant to the engagement letter agreement between Alliance and KBW, Alliance agreed to pay KBW a financial advisory fee of $50,000 upon signing the engagement letter and a fee of $100,000, payable on receipt of a definitive merger agreement. In addition, Alliance agreed to pay KBW a cash fee of $100,000 promptly after the mailing of any proxy statement relating to a merger. Alliance also agreed to pay KBW a contingent fee equal to 0.80% of the market value of the aggregate consideration received by Alliance stockholders in the merger. Based on the number of fully converted shares and options to purchase Alliance common stock on , 2001, the aggregate consideration for the merger would be approximately $_______ million and would generate a contingent fee of approximately $_____ million to KBW. The actual amount of the contingent fee will depend upon the per share value of Charter One common stock and the number of shares of Alliance common stock. All fees paid prior to the closing of the transaction will be credited against the contingent fee. Alliance has also agreed to reimburse KBW for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by KBW. Alliance has also agreed to indemnify KBW, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the Federal securities laws. In addition, KBW has provided, and may provide in the future, certain investment banking services to Alliance from time to time, for which it has received, and will receive, customary compensation, including acting as financial advisor for Alliance in connection with the merger agreement.

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In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Alliance and Charter One, and as a market maker in securities, KBW may, from time to time, have a long or short position in, and buy or sell, equity securities of Alliance and Charter One for its own account and for the accounts of its customers. To the extent that KBW has any such position as of the date of the fairness opinion attached as Appendix C hereto, it has been disclosed to Alliance.

Accounting Treatment

Charter One will account for the merger under the "purchase" method of accounting in accordance with accounting principles generally accepted in the United States of America. Accordingly, using the purchase method of accounting, the assets and liabilities of Alliance will be recorded by Charter One at their respective fair values at the time of the completion of the merger. The excess of Charter One's purchase price over the net fair value of the assets acquired and liabilities assumed, including identifiable intangible assets, will be recorded as goodwill and amortized as an expense. Under the purchase method of accounting, prior period financial statements are not restated and the consolidated results of operations of Alliance will be included in Charter One's consolidated statement of income after the completion of the merger.

Material Federal Income Tax Consequences of the Merger

The following discussion summarizes the material United States federal income tax consequences of the merger to United States persons who hold Alliance shares as capital assets within the meaning of the Internal Revenue Code, and participate in the merger transaction. It does not purport to be a complete analysis or description of all potential federal income tax consequences of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not discuss the tax consequences that might be relevant to Alliance stockholders subject to special treatment under United States federal income tax law such as:

  dealers or brokers in securities;

  tax-exempt entities;

  financial institutions;

  insurance companies;

  foreign persons;

  persons who hold Alliance shares as part of a straddle, a hedge against currency risk, a constructive sale or conversion transaction; and

  holders who acquired Alliance shares through the exercise or cancellation of employee stock options or as compensation through other means.

Further, this discussion does not address any non-income tax considerations or describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction. This discussion is based on the Internal Revenue Code and regulations promulgated thereunder, applicable administrative rulings and judicial precedent currently in effect, and on certain factual assumptions. There can be no assurance that there will not be changes in the legal authorities on which this discussion is based (which changes could be retroactive), or that there will not be a change in the facts or the validity of the factual assumptions underlying this discussion, that could alter or modify the statements and conclusions below and could affect the tax consequences of the merger.

Neither Charter One nor Alliance plans to obtain any rulings from the Internal Revenue Service concerning tax issues with respect to the merger. However, consummation of the merger is conditioned upon, among other things, each of Alliance and Charter One receiving an opinion of its tax counsel on the date the merger is completed. Silver, Freedman & Taff, L.L.P. is acting as tax counsel to Charter One. Luse Lehman Gorman Pomerenk & Schick, P.C. is acting as tax counsel to Alliance. Neither party currently intends to waive receipt of an opinion from its tax

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counsel as a condition to consummation of the merger. However, if Alliance should make a determination to waive this condition and will not receive an opinion from its tax counsel on the date the merger is completed, a revised proxy statement-prospectus will be circulated to Alliance stockholders and proxies to adopt the merger agreement will be resolicited from Alliance stockholders. The opinions of tax counsel will be dated as of the date the merger is completed and will be based on the U.S. federal income tax laws in effect as of that date. The opinions will state that, on the basis of the facts, certain customary representations to be made by Alliance and Charter One, and assumptions set forth in the opinions:

  the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

  Charter One and Alliance will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

An opinion of tax counsel represents counsel's legal judgment, but has no binding effect or official status of any kind. The Internal Revenue Service may assert contrary positions. Moreover, contrary positions may be adopted by a court, if the positions are litigated.

In order for Alliance and Charter One to receive the opinions of their tax counsel, the Alliance stockholders must receive in the merger a significant continuing ownership interest in Charter One in the form of Charter One common stock. Based upon the stock and cash components of the merger consideration, the portion of the merger consideration consisting of Charter One common stock (in relation to the portion consisting of cash) should qualify as a significant continuing ownership interest within the meaning of existing legal precedents.

Assuming the opinions of Silver, Freedman & Taff, L.L.P. and Luse Lehman Gorman Pomerenk & Schick, P.C. are rendered to Charter One and Alliance, respectively, the material United States federal income tax consequences of the merger to the Alliance stockholders are expected to be as follows:

  You will recognize gain, if any, in an amount equal to the lesser of the excess of the consideration you receive, including both the fair market value of the Charter One stock and cash, over the basis of the Alliance shares you surrender in the merger, or the amount of cash you receive.

  You will not recognize any loss.

  Your basis in the Charter One common stock you receive will be equal to the basis of the Alliance shares you surrender in the merger, decreased by the amount of cash you receive, and increased by the amount of gain, if any, you recognize, including any amount of gain treated as a dividend as described below.

  Your holding period for the Charter One shares you receive will include the holding period of the Alliance shares you surrender in the merger.

If you own both Alliance shares and Charter One shares or own blocks of Alliance shares with different tax bases, you are urged to consult your own tax advisor with respect to the application of the foregoing rules to your particular situation.

If you recognize any gain by virtue of the rules described above, you will need to know whether the character of that gain is capital or ordinary. Any gain you recognize will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend to you under Section 302 of the Internal Revenue Code, as described below. Capital gains may be subject to preferential tax rates in the case of individuals. Your capital gain will constitute long-term capital gain if you held the Alliance shares for more than one year prior to the completion of the merger.

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Any gain that you recognize should avoid being treated as a dividend under Section 302 of the Internal Revenue Code provided:

  the percentage of the outstanding Charter One stock you own both actually and under the constructive ownership rules of Section 318 of the Internal Revenue Code, measured after giving effect to the merger, is less than 80% of the percentage of the outstanding Charter One stock that would have been owned actually and constructively by you after the merger if Charter One had issued solely common stock in the merger and none of the merger consideration had been paid in cash, or your relative stock interest in Charter One is minimal, you exercise no control over the affairs of Charter One, and the percentage of the outstanding Charter One stock you own both actually and under the constructive ownership rules of Section 318 of the Internal Revenue Code, measured after giving effect to the merger, is less (by even a small margin) than the percentage of the outstanding Charter One stock that would have been owned actually and constructively by you after the merger if Charter One had issued solely common stock in the merger and none of the merger consideration had been paid in cash.

The constructive ownership rules of Section 318 of the Internal Revenue Code, mentioned above, treat you as owning:

  stock owned by certain family members,

  stock owned by certain entities in which you have an interest, and stock that could be acquired by you by the exercise of an option or conversion right.

Similarly, an entity may be deemed to own stock that is actually owned by persons who have an interest in the entity, such as stockholders, partners or beneficiaries.

If your receipt of cash has the effect of the distribution of a dividend under the foregoing rules, recognized gain will be treated as a dividend taxable at ordinary income rates only to the extent of your ratable share of the undistributed earnings and profits immediately prior to completion of the merger.

Each Alliance stockholder receiving Charter One common stock as a result of the merger will be required to retain records and file with the stockholder's federal income tax return a statement containing facts relating to the merger.

Backup withholding at a 31% rate may apply with respect to payments received in the merger unless the recipient (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide his or her correct taxpayer identification number may have to pay penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder's federal income tax liability provided that any required information is furnished to the Internal Revenue Service.

Because the foregoing discussion does not address foreign, state, or local taxation and does not deal with all aspects of federal taxation, and the tax consequences will not be the same for all Alliance stockholders, you should consult your own tax advisor as to the specific tax consequences to you of the merger, including tax return reporting requirements, the applicability and effect of foreign, state, local and other tax laws and the possible effect of any proposed changes in the tax law.

Regulatory Matters

General. Charter One is a financial holding company and is subject to regulation and supervision by the Board of Governors of the Federal Reserve System. Therefore, the merger of Alliance with and into Charter Michigan

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Bancorp, a wholly-owned subsidiary of Charter One, must be approved by the Board of Governors of the Federal Reserve System. The subsidiary bank merger, whereby Liberty Federal Bank will be merged with and into Charter One Bank, must be approved by the Office of Thrift Supervision. The U.S. Department of Justice also has the legal right to review the merger for competitive reasons.

Federal Reserve Board. The merger is subject to prior notice to the Federal Reserve Board under Section 4 of the Bank Holding Company Act of 1956. Charter One filed a notice with the Federal Reserve Board on _______, 2001. Under the Bank Holding Company Act, the Federal Reserve Board must consider whether the performance of the non-banking activities of Charter One and Alliance can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. This consideration includes an evaluation of the financial and managerial resources of Charter One and Alliance and the effect of the proposed transaction on those resources.

Office of Thrift Supervision. The subsidiary bank merger is anticipated to occur as soon as practicable after completion of the merger. Charter One Bank filed an application with the Office of Thrift Supervision on ________, 2001 for approval of the subsidiary bank merger. In reviewing the proposed merger the Office of Thrift Supervision will consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Office of Thrift Supervision will take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions. If the Office of Thrift Supervision finds that either bank's performance under the Community Reinvestment Act is unsatisfactory, it may deny or condition its approval of the subsidiary bank merger.

Federal law prohibits the Office of Thrift Supervision from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Office of Thrift Supervision finds that the anti-competitive effects of the proposed merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

The subsidiary bank merger may not be consummated for a period of 30 days after receipt of the final approval of the Office of Thrift Supervision, unless no adverse comment has been received from the Department of Justice, in which case the merger may be consummated on or after the 15th day after such final approval.

The merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that all regulatory approvals will be obtained or the dates of those approvals. There can also be no assurance that regulatory approvals received will not contain a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the merger agreement. See "- The Merger Agreement -- Conditions to Completion of the Merger."

Appraisal Rights

Pursuant to Section 262 of the Delaware General Corporation Law, any Alliance stockholder may dissent from the merger and elect to have the fair value of his or her shares judicially determined and paid in cash, but only if the stockholder complies with the provisions of Section 262.

The following is a brief summary of the statutory procedures to be followed by Alliance stockholders in order to perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to section 262 of the Delaware General Corporation Law, a copy of which is attached as Appendix D to this document.

To dissent from the merger and demand appraisal, a stockholder must satisfy the following conditions:

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  deliver a written demand for appraisal to Alliance before the vote on the adoption of the merger agreement;

  not vote in favor of the merger agreement (the return of a signed proxy which does not specify a vote against the merger agreement or a direction to abstain, will constitute a waiver of the stockholder's right of appraisal); and

  continuously hold the Alliance shares from the date of the making of the demand through the time the merger is completed.

If a stockholder fails to comply with any of these conditions and the merger becomes effective, he or she will only be entitled to receive the consideration provided in the merger agreement. Failure to vote on the merger agreement will not constitute a waiver of your appraisal rights. Voting against the merger agreement will not satisfy the requirement of a written demand for appraisal.

All written demands for appraisal should be addressed to: Alliance Bancorp, One Grant Square, Hinsdale, Illinois 60521, Attention: Richard A. Hojnicki, Secretary, before the vote concerning the merger agreement at the annual meeting, and should be executed by, or on behalf of, the holder of record. If Alliance shares are owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If Alliance shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds Alliance shares as a nominee for others may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Alliance shares in the name of such record owner.

Within 10 days after the merger, Charter One must give written notice that the merger has become effective to each holder of Alliance shares who filed a written demand for appraisal and who did not vote in favor of the merger agreement. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from Charter One the appraisal of his or her Alliance shares. Within 120 days after the completion of the merger, either Charter One, or any Alliance stockholder who has complied with Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Alliance shares held by all stockholders entitled to appraisal of their shares. Charter One does not presently intend to file such a petition. Because Charter One has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder's previous written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy is delivered to Charter One, Charter One will then be obligated within 20 days of receipt of such copy to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of such shares has not been reached. After notice to such stockholders, the Court of Chancery is empowered to conduct a hearing to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights.

The Court of Chancery will then appraise the Alliance shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is determined, the Court will direct the payment by Charter One of such value, with interest thereon, simple or compound, if the Court so determines, to the stockholders entitled to receive the amount.

Stockholders of Alliance who are considering seeking an appraisal should bear in mind that the fair value of their Alliance shares determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the merger agreement if they do not seek appraisal of their shares.

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Costs of the appraisal proceeding may be assessed against the stockholder by the court as the court deems equitable in the circumstances.

Failure to comply strictly with these procedures will cause the stockholder to lose his or her appraisal rights. Consequently, any stockholder who desires to exercise his or her appraisal rights is urged to consult a legal advisor before attempting to exercise such rights.

Restrictions on Resale of Charter One Common Stock by Alliance Affiliates

This proxy statement-prospectus does not cover any resales of the shares of Charter One common stock to be received by Alliance's stockholders upon completion of the merger, and no person is authorized to use this proxy statement-prospectus in connection with any such resale.

All shares of Charter One common stock issued to stockholders of Alliance in connection with the merger will be freely transferable, except that shares received by persons deemed to be "affiliates" of Alliance under the Securities Act of 1933 at the time of the annual meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed affiliates of Alliance for this purpose generally include directors, executive officers, and the holders of 10% or more of the outstanding shares of Alliance common stock.

Generally, pursuant to Rule 145 under the Securities Act of 1933, during the one-year period following completion of the merger, affiliates of Alliance may not resell publicly the Charter One common stock received by them in connection with the merger except in compliance with certain limitations as to the amount of Charter One common stock sold in any three-month period and as to the manner of sale. After the initial one-year period, affiliates of Alliance who have not become affiliates of Charter One may resell their shares without restriction. The ability of affiliates to resell shares of Charter One common stock received in the merger under Rule 145 as summarized in this section generally will be subject to Charter One having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell Charter One common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 covering the shares or an available exemption from the Securities Act of 1933 registration requirements.

The merger agreement provides that Alliance will use its reasonable best efforts to cause each person who is deemed by Alliance to be an affiliate (for purposes of Rule 145) to execute and deliver a written agreement with Charter One, which is intended to ensure the affiliate's compliance with the Securities Act of 1933.

THE MERGER AGREEMENT

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement-prospectus and is incorporated by reference into this proxy statement-prospectus. You are encouraged to read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

Time of Completion

The completion of the merger will occur on the fifth business day after the day on which the last of the conditions to closing set forth in the merger agreement has been satisfied or waived, or, at Charter One's option, the last business day of the month in which that fifth business day occurs, unless Charter One and Alliance agree to a different date. Under no circumstances, however, will the merger be completed prior to July 1, 2001 without the prior written consent of Charter One. The completion of the merger is sometimes referred to in this proxy statement-prospectus as the "effective time."

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Consideration to be Received in the Merger

Each share of Alliance common stock outstanding immediately prior to the effective time will, at the effective time, be converted into the right to receive the merger consideration consisting (i) 0.72 of a share of Charter One common stock (sometimes referred to below as the "stock consideration"), together with the associated stock purchase rights under the Charter One rights agreement described under the heading "- Comparison of Stockholder Rights -- Rights Plan," plus (ii) $5.25 in cash (sometimes referred to below as the "cash consideration"). The stock consideration will be proportionately adjusted to prevent dilution in the event Charter One, prior to completion of the merger, changes the number of shares of its common stock issued and outstanding through a stock split, stock dividend, recapitalization or similar transaction.

Cash will be paid in lieu of any fractional share of Charter One common stock that would otherwise be issuable in connection with the merger in an amount determined by multiplying the Alliance stockholder's fractional share interest by the closing price of Charter One common stock on the last trading day immediately preceding the effective date of the merger. No interest will be paid on the cash payable in lieu of fractional share interests.

Each share of Charter One common stock outstanding immediately prior to the effective time will remain outstanding and unchanged as a result of the merger.

Exchange of Certificates

Charter One will select an exchange agent to handle the exchange of Alliance common stock for the merger consideration and the payment of cash for any fractional share interests. Promptly after the effective time, the exchange agent will send to each holder of Alliance common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Alliance common stock certificates to the exchange agent. Holders of Alliance common stock that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the merger consideration, consisting of Charter One common stock and cash. Holders of unexchanged shares of Alliance common stock will not be entitled to receive any dividends or other distributions payable by Charter One after the effective time until their certificates are surrendered. However, when those certificates are surrendered for the merger consideration, any unpaid dividends or distributions with respect to the shares of Charter One common stock will be paid, without interest. Alliance common stock certificates should not be returned with the enclosed proxy and should not be forwarded to the exchange agent until you receive the transmittal form.

Treatment of Alliance Stock Options

At the effective time of the merger, each stock option granted by Alliance to purchase shares of Alliance common stock which is outstanding and unexercised immediately prior to the effective time will cease to represent a right to acquire shares of Alliance common stock and instead will be converted automatically into a stock option to purchase shares of Charter One common stock. Charter One will assume the Alliance stock option plans. In each case, the number of shares of Charter One common stock subject to the converted stock option will be equal to the product of (i) the number of shares of Alliance common stock subject to the Alliance stock option and (ii) the sum of (1) 0.72 and (2) the number resulting from dividing $5.25 by the average closing price of a share of Charter One common stock on the New York Stock Exchange for the 10 trading days immediately preceding the effective time of the merger. The exercise price per share of Charter One common stock subject to the converted stock option will be equal to the exercise price per share of Alliance common stock under the Alliance stock option divided by the number resulting from the calculation described in item (ii) above. The duration and terms of the converted stock options will be the same as the prior Alliance stock options.

Conduct of Business Pending the Merger and Certain Covenants

Conduct of Business Pending the Merger. Pursuant to the merger agreement, Alliance and Charter One have agreed to certain restrictions on their activities until the merger is completed or terminated. In general, Alliance and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their reasonable efforts to preserve intact their business organizations and relationships with third parties. Charter

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One and its subsidiaries also are required to use their reasonable efforts to preserve intact their business organizations and relationships with third parties. The companies have also agreed to specific restrictions which are subject to exceptions described in the merger agreement.

The following is a summary of the more significant of the activity restrictions undertaken by Alliance, subject to the exceptions set forth in the merger agreement:

  amending its certificate of incorporation and bylaws;

  paying any dividends other than quarterly cash dividends of not more than $0.14 per share;

  issuing or redeeming its securities;

  entering into, terminating or amending material contracts;

  increasing employee compensation or benefits or entering into any employment or similar agreement;

  acquiring or selling deposits or assets, including loans (excluding originations), loan participations and servicing rights;

  lending or borrowing in excess of specified amounts;

  changing its accounting methods or policies;

  changing existing banking and investment policies;

  taking or failing to take any action which might prevent or impede the merger from qualifying as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code; and

  taking or failing to take any action which would make any representation or warranty by it inaccurate in any material respect.

The following is a summary of the more significant of the activity restrictions undertaken by Charter One:

  making, declaring, paying or setting aside for payment any extraordinary cash dividends or cash distributions;

  changing its accounting policies;

  taking or failing to take any action which might prevent or impede the merger from qualifying as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code; and

  taking or failing to take any action which would make any representation or warranty by it inaccurate in any material respect.

Third-party Proposals. Alliance has agreed that it will not encourage any third-party proposal to acquire Alliance and will not engage in negotiations regarding such a proposal. However, Alliance may provide information and negotiate with a third party if the Alliance board determines that failure to do so would violate the fiduciary duties of Alliance's directors. Alliance must notify Charter One if it receives such a proposal.

Additional Covenants. The merger agreement also contains various other covenants, including, among others, those requiring Alliance: to use its reasonable best efforts in good faith to take all necessary actions to effect the merger; to recommend stockholder adoption of the merger agreement, subject to the fiduciary obligations of the Alliance board; and to take all action necessary to convene a stockholders' meeting to vote on the merger agreement. The merger agreement also requires Charter One to use its reasonable best efforts in good faith to take all necessary

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actions to effect the merger. Charter One and Alliance also agreed in the merger agreement: to cooperate in the preparation of the registration statement and this proxy statement-prospectus; to refrain from issuing press releases regarding the merger without the other party's prior approval, subject to certain exceptions; to provide the other party with reasonable access to information regarding such party under the condition that such information be kept confidential; to take all steps within their control to exempt the transactions contemplated by the merger agreement and the stock option agreement from any applicable state anti-takeover law; and to cooperate and use their reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and regulatory authorities necessary to complete the merger.

The merger agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See "-- Employee Benefit Matters" and "-- Interests of Insiders in the Merger."

Liquidated Damages. Alliance has agreed to pay Charter One liquidated damages of $9.0 million if the merger agreement is terminated under the circumstances described under "-- Termination -- Liquidated Damages Payable by Alliance."

Representations and Warranties

The merger agreement contains a number of reciprocal representations and warranties made by Charter One and Alliance to each other. The more significant of these relate to:

  corporate organization and existence;

  capitalization;

  ownership of subsidiaries;

  corporate authorization to enter into the merger;

  regulatory approvals required in connection with the merger;

  absence of any breach of organizational documents, law or certain material agreements as a result of the merger;

  absence of governmental and third-party approvals other than those specified in the merger agreement;

  financial statements;

  filings with the SEC;

  absence of certain changes in each party's business from December 31, 1999 through the date of the merger agreement;
  Community Reinvestment Act rating;

  litigation;

  absence of agreements between either party and regulatory agencies;

  compliance with laws;

  finders' or advisors' fees;

  employee benefits and labor matters;

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  inapplicability to the merger of the Delaware takeover laws;

  environmental matters;

  risk management instruments, such as interest rate swaps and caps;

  tax matters; and

  absence of any pending or threatened reviews by governmental authorities other than normal regulatory examinations.

The merger agreement also contains several representations and warranties made solely by Alliance to Charter One. These primarily relate to material contracts, insurance matters, loans and the receipt by Alliance of a fairness opinion from KBW.

Many of the representations and warranties are qualified by a material adverse effect standard, which for purposes of the merger agreement, means an effect that (i) is material and adverse to the financial condition, business or operations of the party making the representation and warranty and its subsidiaries, taken as a whole, or (ii) would materially impair the ability of Charter One, Charter Michigan Bancorp or Alliance to perform its obligations under the merger agreement or the stock option agreement or otherwise materially impede the consummation of the merger, other than any material adverse effects arising out of any change or development relating to:

  changes in thrift, banking and similar laws or interpretations of such laws by courts or governmental authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates;

  changes in accounting principles generally accepted in the United States of America or regulatory accounting requirements applicable to thrifts, banks and their holding companies generally;

  any modifications or changes to valuation policies and practices or restructuring charges, in each case taken by any of the parties or their subsidiaries pursuant to the merger agreement or otherwise by Charter One or any of its subsidiaries in accordance with accounting principles generally accepted in the United States of America;

  changes resulting from legal, accounting and investment bankers' fees incurred in connection with the merger agreement;

  additional accruals under the Executive Supplemental Retirement Income Agreement of Alliance and Liberty Federal Bank, as contemplated by the merger agreement (see "-- Interests of Insiders in the Merger"); and

  actions or omissions of either party taken with the prior written consent of the other party in contemplation of the merger.

For a complete statement of the representations and warranties, see Article V of the merger agreement attached as Appendix A to this proxy statement-prospectus.

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of Charter One, Charter Michigan Bancorp and Alliance to complete the merger are subject to the satisfaction or waiver of the following conditions:

  absence of legal prohibition on completing the merger;

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  receipt of all regulatory approvals required to complete the merger and the expiration of all statutory waiting periods;

  adoption of the merger agreement by Alliance stockholders;

  Charter One's registration statement on Form S-4, which includes this proxy statement-prospectus, being effective and not subject to any stop order by the SEC;

  approval for listing on the New York Stock Exchange of the shares of the Charter One common stock to be issued in the merger;

  receipt of all approvals required under state securities laws to complete the merger; and

  receipt of all required permits, authorizations, consents, waivers and approvals required to complete the merger as contemplated by the merger agreement.

Additional Closing Conditions for the Benefit of Charter One. Charter One's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

  accuracy as of the date of the merger agreement and as of the closing of the representations and warranties made by Alliance to the extent specified in the merger agreement;

  performance in all material respects by Alliance and its subsidiaries of the obligations required to be performed by them at or prior to closing;

  nothing has occurred that is reasonably likely to have a material adverse affect on Alliance;

  the holders of not more than 7% of the outstanding shares of Alliance common stock have dissented from the merger and perfected their appraisal rights; and

  receipt of an opinion of Charter One's counsel that the merger will qualify as a tax-free reorganization.

Additional Closing Conditions for the Benefit of Alliance. Alliance's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

  accuracy as of the date of the merger agreement and as of the closing of the representations and warranties made by Charter One to the extent specified in the merger agreement;

  performance in all material respects by Charter One and its subsidiaries of the obligations required to be performed by them at or prior to closing;

  nothing has occurred that is reasonably likely to have a material adverse effect on Charter One; and

  receipt of an opinion of Alliance's counsel that the merger will qualify as a tax-free reorganization.

There can be no assurance that the conditions to completion of the merger will be satisfied or waived. For detailed information on conditions to the merger, see Article VII of the merger agreement included as Appendix A to this proxy statement-prospectus.

Termination

Right to Terminate. The merger agreement may be terminated under any of the following circumstances:

(a)	The merger agreement may be terminated at any time prior to closing by the mutual written consent of Charter One and Alliance.
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(b)	The merger agreement may be terminated by either Charter One or Alliance if:

  at any time prior to closing, a breach by or failure to perform on the part of the other party has occurred and cannot be or has not been cured within 30 days after the giving of written notice of such breach and such breach would result in a failure to satisfy a condition to closing of the terminating party;

  the merger has not been completed by October 31, 2001; provided, however, that the right to terminate the merger agreement will not be available to any party whose knowing action or inaction resulted in the failure of the merger to occur on or before October 31, 2001;

  approval of any regulatory authorities required for completion of the merger is denied by final nonappealable action of such authority; or

  Alliance's stockholders fail to adopt the merger agreement at the annual meeting.

(c)	The merger agreement may be terminated by Charter One at any time prior to the annual meeting, if the Alliance board has failed to unanimously recommend adoption of the merger agreement, has withdrawn such recommendation or has modified or changed such recommendation in any manner adverse to Charter One.

(d)	The merger agreement may be terminated by Alliance if its board authorizes Alliance pursuant to the exercise of its fiduciary duties to enter into an agreement concerning an acquisition transaction with another party which provides more favorable consideration to its stockholders from a financial point of view.

Liabilities and Remedies for Breach. If the merger agreement is terminated, no party will have any liability to any other party under the merger agreement, except that termination will not relieve a breaching party from liability for any willful breach giving rise to such termination. If, however, Charter One pursues its rights and is paid the $9.0 million of liquidated damages as described below, then Charter One will not be entitled to any other relief, including any rights it may have under the Alliance stock option agreement. In addition, Charter One may have certain rights under the Alliance stock option agreement in the event of a termination of the merger agreement. See "The Stock Option Agreement."

Liquidated Damages Payable by Alliance. Alliance has agreed to pay Charter One $9.0 million in cash if any of the following events occurs:

  the Alliance board fails to recommend adoption of the merger agreement, withdraws such recommendation or modifies such recommendation in a manner adverse to Charter One;

  Alliance is in material and willful breach of any of its covenants contained in the merger agreement such that Charter One is entitled to terminate the merger agreement after Alliance has received an acquisition proposal from a third party;

  Alliance stockholders do not adopt the merger agreement at the Alliance annual meeting after Alliance has received an acquisition proposal from a third party; or

  Alliance terminates the merger agreement as described in paragraph (d) under "- Right to Terminate" above.

The liquidated damages amount is not payable by Alliance if Alliance terminates, or has or had the right to terminate, the merger agreement as a result of: (i) Charter One being in breach of any representations, warranties, covenants and agreements as specified in the merger agreement; or (ii) the denial by final nonappealable action of any required approval of the merger of any regulatory authority. In addition, the liquidated damages amount will not be payable if: (i) Charter One has acquired Alliance common stock pursuant to the exercise of the Alliance stock

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option, Alliance has repurchased the option or Alliance has paid Charter One the surrender fee provided for in the Alliance stock option agreement; or (ii) Charter One refuses to execute a written release of all of its rights under the Alliance stock option agreement in return for payment of the liquidated damages amount. See "- The Stock Option Agreement."

Waiver; Amendment

Any provision of the merger agreement may be amended or waived prior to closing by an agreement in writing signed between the parties, except that, after the annual meeting, the amount and form of the consideration to be received by Alliance stockholders in the merger may not be changed.

Employee Benefit Matters

The merger agreement calls for Charter One to assume and continue most of Alliance's employee benefit plans and arrangements, though Charter One reserves the right to amend or terminate these plans and arrangements. Alliance's 401(k) plan will, however, be terminated by Alliance prior to the merger or will be merged with a Charter One plan as of the time of the merger. The merger agreement requires Charter One to provide to each full-time employee of Alliance the opportunity to participate in each Charter One employee benefit and welfare plan which is generally available to full-time employees of Charter One on a uniform and non-discriminatory basis. Alliance employees will be given credit for past service in determining eligibility for participation and vesting of benefits.

Alliance is permitted under the merger agreement to adopt a general severance plan for its full-time employees who are not covered by any employment, severance, change in control or similar agreement or arrangement. The plan is expected to provide for eligible full-time employees hired before January 23, 2001 a lump sum cash severance benefit based on the employee's current base salary and number of years of employment, of at least 50%, but not more than 100%, of the employee's base salary. For eligible full-time employees hired after January 23, 2001, the severance benefit is expected to be equal to one week of base salary for each full month worked, payable in a lump sum, with a maximum severance of 12 weeks of base salary. In addition, regardless of whether he or she is hired before or after January 23, 2001, the employee will be entitled to receive continued health insurance coverage for 90 days after his or her termination, with the employee cost of coverage paid for by the employer. Continued insurance coverage under COBRA will be available for a period of time thereafter at the expense of the employee.

To be eligible for the severance benefit and continuation of health insurance coverage, a person must be employed at the effective time of the merger and have his or her employment terminated on or within one year after the closing date of the merger. The termination of employment must be either (i) involuntary, other than for just cause, or (ii) voluntary, following the relocation of the employee's principal place of employment by more than 35 miles without his or her consent or a reduction in his or her base salary (other than as part of an employee-wide reduction in base salary).

Additional information regarding employee benefits and related matters, particularly concerning directors and executive officers, is contained below under "-- Interests of Insiders in the Merger."

Interests of Insiders in the Merger

Termination of Employment Agreements with Kenne P. Bristol and Fredric G. Novy; Assumption of Executive Agreements with Messrs. Bristol and Novy; and New Employment Agreements with Messrs. Bristol and Novy. The merger agreement provides that Alliance will cause Liberty Federal Bank's existing employment agreements with Kenne P. Bristol and Fredric G. Novy to be terminated immediately prior to the effective time in exchange for cash payments by Alliance to Messrs. Bristol and Novy of $1,005,893 and $621,706, respectively. These payments will be in lieu of any amounts to which Messrs. Bristol and Novy are entitled under their existing employment agreements, including payments they could have received if they chose to terminate their employment within one year after the merger or if their employment were terminated by Charter One at any time after the merger and prior to the end of the agreement term. The $1,005,893 and $621,706 amounts, respectively, are subject to reduction to the extent that each amount, combined with any other payments to the executive, would constitute excess parachute payments under the Internal Revenue Code of 1986, as amended.

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As of the effective time of the merger, Charter One will enter into employment agreements with Messrs. Bristol and Novy, pursuant to which they will serve as Chairman of Charter One's Alliance Bancorp Division and Chairman of Charter One's Southwest Bancshares Development Corporation, respectively. Mr. Bristol's agreement will provide for an annual base salary of $422,825 and Mr. Novy's agreement will provide for an annual base salary of $277,590. Both agreements will have four-year terms and provide for the reimbursement of reasonable business expenses, use of a company automobile and participation in all employee benefit plans which are available to the full-time employees of Charter One generally on a uniform and non-discriminatory basis. Each agreement provides that if the executive is involuntarily terminated, he will continue to be paid his salary and be provided with the same health and dental benefits until the end of the agreement's term. In addition, any unvested stock options held by the executive will vest in full at the time of the involuntary termination. While he is receiving payments following an involuntary termination of employment, the executive may not, without Charter One's consent, serve as an employee or consultant to or director of any bank or thrift or affiliated entity of any bank or thrift located in any county in which any bank subsidiary of Charter One is also located or solicit any Charter One customer with respect to loan or deposit services or solicit any Charter One employee to terminate his or her employment.

The term involuntary termination is defined to include termination of employment:

  by Charter One without the executive's consent;

  by the executive following a relocation of his principal place of employment by more than 35 miles, a material reduction in his salary and benefits (except as part of an employee-wide reduction of benefits) or a material reduction in his duties and responsibilities;

  due to permanent disability; or

  by the executive following a change in control of Charter One.

The term does not include voluntary termination by the executive for reasons other than the foregoing, termination for cause or termination due to death.

In the case of voluntary termination or termination for cause, the executive will receive his salary and benefits through the date of termination. If the executive dies while employed, his estate, or such other person as may be designated by the executive, will receive the executive's benefits (other than his base salary) through the last day of the calendar month in which the executive dies and the lump sum value of the base salary, using a discount rate of 8½%, that would have been paid to the executive had he remained employed for the remainder of the agreement term.

In addition to entering into the employment agreements with Messrs. Bristol and Novy, Charter One has agreed to assume the terms of the executive agreements between Alliance and Messrs. Bristol and Novy. Each executive agreement provides that if, after a change in control of Alliance (or Charter One, after the merger), benefits paid to the executive as a result of the change in control would constitute an excess parachute payment, Alliance or Charter One will reimburse Messrs. Bristol and Novy for the amount of any excise tax due, including any tax owed as a result of this reimbursement.

Special Termination Agreements. Liberty Federal Bank is a party to special termination agreements with 16 executives, including Donald A. Berg, Senior Vice President and Chief Lending Officer of Liberty Federal Bank, Richard A. Hojnicki, Executive Vice President, Secretary and Chief Financial Officer of Alliance and Liberty Federal Bank, and Edward J. Munin, Senior Vice President of Liberty Federal Bank, but not including Messrs. Bristol and Novy. Each agreement provides that following a change in control of Alliance or Liberty Federal Bank (which will occur upon the closing of the merger), if the executive's employment is involuntarily terminated other than for cause, or if the executive voluntarily terminates his employment for one or more reasons specified in the agreement, he or she will receive a severance amount equal to one and one half times, in the case of Messrs. Berg, Hojnicki and Munin, or one times, in the case of all other executives, his or her base salary, including any salary deferred. The executive also will continue to receive the same life, medical, dental and disability insurance coverage for 13 months after the termination.

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To the extent payments under the agreement, together with any other payments to the executive in connection with a change in control, would be deemed to include an excess parachute payment, then the benefits under the agreement will be reduced to avoid the payment of an excess parachute payment.

Charter One has agreed that either it or Charter One Bank will assume each special termination agreement. Based on their current base salaries, the aggregate amount of all severance amounts that could be paid under the 16 special termination agreements as a result of the merger is $_______________. For the amounts payable to Messrs. Berg, Hojnicki and Munin individually, see "Proposal 2 - Election of Directors -- Executive Compensation - Special Termination Agreements."

Consulting Agreements. As described in "Proposal 2 - Election of Directors -- Executive Compensation - Consulting Agreements," Alliance has consulting agreements with each of Edward J. Burns, a director of and consultant to Alliance and a member of Alliance's executive committee, and Richard E. Webber, a director of and consultant to Alliance. Mr. Burns and Mr. Webber are each paid annual compensation of $125,000 under their consulting agreements. Each agreement provides that if it is terminated by Alliance, or its successor, in connection with or following a change in control, or if it is terminated by Mr. Burns or Mr. Webber within six months after a change in control, Mr. Burns or Mr. Webber will receive a sum equal to three times his annual compensation. The merger with Charter One will constitute a change in control under the consulting agreements. If, as expected, the consulting agreements are terminated in a manner entitling them to change in control severance payments, Mr. Burns and Mr. Webber will each a receive payment of $375,000.

Executive Supplemental Retirement Income Agreement. Messrs. Bristol and Novy are parties to an Executive Supplemental Retirement Income Agreement with Alliance and Liberty Federal Bank (referred to below as the "SERP"). Pursuant to the merger agreement, the SERP will be terminated by the mutual consent of Alliance, Liberty Federal Bank, Mr. Bristol and Mr. Novy immediately prior to the effective time of the merger. Upon termination of the SERP, an amount will be invested by Alliance in a tax deferred annuity for the benefit of each of Mr. Bristol and Mr. Novy and their respective designated beneficiaries. The amount invested will provide for equal monthly payments of the accrued benefit under the SERP allocable to each of Mr. Bristol and Mr. Novy over a period of 180 months beginning with the first month after the executive has turned 65 years old. For additional information regarding the SERP, see "Proposal 2 - Election of Directors -- Executive Compensation - Executive Supplemental Retirement Income Agreement."

Deferred Compensation Plans. The merger agreement provides that Liberty Federal Bank's Director Deferred Compensation Plan and Executive Deferred Compensation Plan will be terminated by the mutual consent of Alliance, Liberty Federal Bank and the plan participants. Upon termination of the plans, the elective contribution amount of each participant as of the termination date will be invested in a tax deferred annuity for the benefit of the participant and his or her designated beneficiaries using the then current prime interest rate. The annuity will provide for substantially equal quarterly payments of the annuitized amount over a five year period commencing October 1, 2001.

Alliance Bancorp Advisory Board. Charter One has agreed to establish an Alliance Bancorp Advisory Board to advise Charter One with respect to the geographic areas in which Liberty Federal Bank has operated. Each Alliance director will be offered a position on the advisory board for a three year term. Advisory board members will receive a quarterly fee of $6,250. Any advisory board member who subsequently becomes a director of Charter One or any subsidiary of Charter One may no longer serve on the advisory board.

Accelerated Vesting of Stock Options. Options to purchase an aggregate of _____ shares of Alliance common stock held by directors and executive officers of Alliance will become exercisable prior to their scheduled vesting dates as a consequence of the merger.

Indemnification and Continuance of Director and Officer Liability Insurance Coverage. Charter One has agreed to indemnify, defend and hold harmless the present and former directors and officers of Alliance to the fullest extent permitted under applicable law and the certificate of incorporation and bylaws of Alliance as in effect on the date of the merger agreement with respect to claims arising from facts or events occurring prior to the merger. Charter One also is required to advance expenses to the fullest extent permitted by law to any individual subject to a right of

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indemnification. Charter One also has agreed, for a period of six years after the merger, to maintain officers' and directors' liability insurance to reimburse persons currently covered by Alliance's officers' and directors' liability insurance policy with respect to claims arising from facts or events occurring prior to the merger. The terms of the insurance are to be at least as favorable as the current Alliance policy; however, Charter One is not required to expend in the aggregate during the coverage period more than an amount equal to 200% of the annual premium most recently paid by Alliance. If Charter One is unable to maintain or obtain the insurance required, Charter One must use its reasonable best efforts to obtain as much comparable insurance as is available for the amount specified, which may be in the form of tail coverage, or may request Alliance to obtain tail coverage at its expense prior to the merger.

Expenses

All expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses, provided that the printing and mailing expenses of this proxy statement-prospectus will be paid by Alliance and the fees paid to the SEC in connection with the Registration Statement for the issuance of the stock consideration were paid by Charter One.

Stock Listing

Charter One common stock is listed on the New York Stock Exchange under the symbol "CF" and Alliance common stock is listed on the Nasdaq National Market under the symbol "ABCL." It is a condition to consummation of the merger that the Charter One common stock to be issued to the stockholders of Alliance will be approved for listing on the New York Stock Exchange, subject to official notice of issuance. See "-- Conditions to Completion of the Merger."

THE STOCK OPTION AGREEMENT

The following summary of the Alliance stock option agreement is qualified by reference to the complete text of the stock option agreement, which is incorporated by reference and attached to this document as Appendix B.

General. At the same time that Charter One and Alliance entered into the merger agreement and as an important inducement to Charter One entering into the merger agreement, Alliance also entered into a stock option agreement. Under the stock option agreement, Alliance granted Charter One an irrevocable option to purchase up to 1,848,700 shares of Alliance common stock at a price per share of $22.00. The exercise price and number of option shares are subject to certain anti-dilution and other adjustments specified in the stock option agreement. The option is exercisable in the circumstances described below.

Effect of Option. The option is intended to make it more likely that the merger will be completed on the agreed terms and to compensate Charter One for its efforts and costs in case the merger is not completed under circumstances generally involving a third party proposal for a business combination with Alliance. Among other effects, the option could prevent an alternative business combination with Alliance from being accounted for as a "pooling-of-interests". The option may therefore discourage proposals for alternative business combinations with Alliance, even if a third party were prepared to offer Alliance stockholders consideration with a higher value than the value of the merger consideration being paid by Charter One to Alliance stockholder in exchange for their Alliance common stock.

Exercise of the Stock Option. Charter One can exercise the option in whole or in part after the occurrence of both an "initial triggering event" and a "subsequent triggering event," and prior to termination of the option; however, Charter One must notify Alliance of its intent to exercise the option within six months after the subsequent triggering event, subject to extension of such period to allow for the obtainment of required regulatory approvals and to the extent necessary to avoid short swing profit liability under the federal securities laws.

Generally, the right to exercise the option terminates upon the earliest of:

  completion of the merger;
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  termination of the merger agreement before an initial triggering event (defined below), except for a termination by Charter One (i) for a breach of the merger agreement by Alliance which has not been timely cured or (ii) for the failure of the Alliance board to unanimously recommend adoption of the merger agreement;

  18 months after the termination of the merger agreement if the termination is by Charter One for the reasons stated in (i) or (ii) of the immediately preceding clause or if the termination follows an initial triggering event; or

  the acceptance by Charter One of the $9.0 million liquidated damages payment from Alliance pursuant to the termination agreement.

For purposes of the stock option agreement, an "initial triggering event" means the occurrence of any of the following events or transactions:

  Alliance or any significant subsidiary of Alliance, without having received Charter One's prior written consent, enters into an agreement to engage in an "acquisition transaction" with any person other than Charter One or any of its subsidiaries or the Alliance board recommends that Alliance stockholders approve or accept any acquisition transaction other than the merger. For purposes of the stock option agreement, "acquisition transaction" means (x) a merger or consolidation, or any similar transaction, involving Alliance or any Alliance subsidiary, (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Alliance or any Alliance subsidiary, or (z) a purchase or other acquisition, including by way of merger, consolidation, share exchange or otherwise, of securities representing 10% or more of the voting power of Alliance or any Alliance subsidiary;

  any person other than Charter One or any Charter One subsidiary acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Alliance common stock;

  Alliance stockholders vote and fail to adopt the merger agreement at the Alliance annual meeting, or the annual meeting is, in violation of the merger agreement, not held or is canceled prior to termination of the merger agreement if, prior to the annual meeting (or if the annual meeting has not been held or has been canceled, prior to such termination), it has been publicly announced that any person other than Charter One or any of its subsidiaries has made, or publicly disclosed an intention to make, a proposal to engage in an acquisition transaction;

  the Alliance board withdraws or modifies, or publicly announces its intention to withdraw or modify, in a manner adverse in any respect to Charter One its recommendation that Alliance stockholders adopt the merger agreement;

  Alliance or any Alliance subsidiary, without having received Charter One's prior written consent, authorizes, recommends, proposes, or publicly announces its intention to authorize, recommend or propose, an agreement to engage in an acquisition transaction with any person other than Charter One or a Charter One subsidiary;

  Alliance provides information to or engages in negotiations with a third party relating to a possible acquisition transaction;

  any person other than Charter One or any Charter One subsidiary makes a proposal to Alliance or its stockholders to engage in an acquisition transaction and that proposal is publicly announced;

  any person other than Charter One or any Charter One subsidiary files with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an acquisition transaction or files a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in the exchange offer;

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  Alliance willfully breaches any covenant or obligation contained in the merger agreement in anticipation of engaging in an acquisition transaction, and following the breach Charter One is entitled to terminate the merger agreement; or

  any person other than Charter One or any Charter One subsidiary, other than in connection with a transaction to which Charter One has given its prior written consent, files an application or notice with a federal or state thrift or bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an acquisition transaction with Alliance.

For purposes of the stock option agreement, a "subsequent triggering event" means the occurrence of any of the following events or transactions:

  the acquisition by any person, other than Charter One or any Charter One subsidiary, of beneficial ownership of 25% or more of the then outstanding shares of Alliance common stock; or

  the occurrence of the initial triggering event described in the first bullet point of the description of initial triggering event, except that the percentage referred to in clause (z) of the definition of "acquisition transaction" is 25%.

Listing and Registration Rights. Alliance has agreed to list the option shares on the Nasdaq National Market and to grant Charter One customary rights to require registration by Alliance of option shares for sale by Charter One under applicable securities laws.

Repurchase Election. The stock option agreement further provides that Alliance, or its successor, is required to repurchase the option if requested to do so by Charter One or a subsequent holder of the option. Such a request can only be made after the occurrence of a repurchase event and prior to termination of the stock option agreement. The repurchase price will be equal to the amount by which (i) the market/offer price, as described in detail in the stock option agreement, exceeds (ii) the purchase price of the option, multiplied by the number of shares for which the Alliance stock option may then be exercised. In determining the market/offer price, the value of consideration other than cash must be determined by a nationally recognized investment banking firm elected by the option holder and reasonably acceptable to Alliance.

For purposes of the stock option agreement, a repurchase event means generally (i) the acquisition by a third party of beneficial ownership of 50% or more of the then outstanding Alliance common stock or (ii) the consummation of (x) a merger or consolidation, or any similar transaction, involving Alliance or any Alliance subsidiary, (y) a purchase, lease or other acquisition or assumption of all or any substantial part of the assets or deposits of Alliance or any Alliance subsidiary, or (z) a purchase or other acquisition, including by way of merger, consolidation, share exchange or otherwise, of securities representing 50% or more of the voting power of Alliance or any Alliance subsidiary.

Surrender Election. Except as provided below, Charter One may, at any time following a repurchase event and prior to the termination of the option, surrender the option, together with any option shares issued to and then owned by Charter One, to Alliance in exchange for an amount equal to $9.0 million (i) plus, if applicable, Charter One's purchase price with respect to any option shares previously purchased and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Charter One pursuant to the arms' length sale of option shares previously purchased to any unaffiliated party, over (B) Charter One's purchase price of such option shares. Charter One may not surrender the option if Alliance has already repurchased all or any portion of the option or any option shares previously purchased by Charter One.

Limitation on Total Profit. The stock option agreement provides that, notwithstanding any other provision of that agreement, Charter One's total profit from the option will not exceed $9.0 million in the aggregate. If Charter One's total profit otherwise would exceed that amount, Charter One must, in its sole election, take one of the following

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actions so that its total profit does not exceed $9.0 million: (i) reduce the number of shares of Alliance common stock subject to the option, (ii) deliver to Alliance for cancellation option shares previously acquired by Charter One, (iii) pay cash to Alliance, or (iv) any combination of (i)-(iii).

COMPARISON OF STOCKHOLDER RIGHTS

At present, the rights of the stockholders of Alliance, a Delaware corporation, are governed by Alliance's certificate of incorporation and bylaws and Delaware law. Upon completion of the merger, the rights of Alliance stockholders will be governed by the certificate of incorporation and bylaws of Charter One, a Delaware corporation, and also by Delaware law because Alliance stockholders will become Charter One stockholders. The following discussion summarizes material differences between the rights of Alliance and Charter One stockholders and does not contain a complete description of all the differences. This discussion is qualified in its entirety by reference to Delaware law, Charter One's certificate of incorporation and bylaws and Alliance's certificate of incorporation and bylaws.

Authorized Capital Stock

The authorized capital stock of Alliance consists of 21.0 million shares of common stock, par value $.01 per share, and 1.5 million shares of preferred stock, par value $.01 per share. The authorized capital stock of Charter One consists of 360.0 million shares of common stock, par value $.01 per share, and 20.0 million shares of preferred stock, par value $.01 per share. Alliance and Charter One are each authorized under their respective certificates of incorporation to issue shares of capital stock, up to the amount authorized, without obtaining stockholder approval. See "- Description of Charter One Capital Stock" below.

Payment of Dividends

Delaware law governs the ability of each of Charter One and Alliance to pay dividends on their common stock. As Delaware corporations, Charter One and Alliance may pay dividends out of their surplus or, if there is no surplus, out of their net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividends, the capital of the corporation would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Stockholders

The Alliance bylaws specify that the secretary of Alliance must receive written notice of any stockholder director nomination or proposal for business at an annual meeting of stockholders no later than 90 days before the date of the meeting. If, however, less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice of the nomination or proposal must be received by the secretary no later than the 10th day following the earlier of the date the notice of the annual meeting date is mailed or public disclosure of the meeting date is made.

The Charter One bylaws provide that the secretary of Charter One must receive written notice of any stockholder director nomination or proposal for business at an annual meeting of stockholders at least 60 days, but not more than 90 days, before the date of the meeting. If, however, less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice of the nomination or proposal must be received by the secretary no later than the tenth day following the earlier of the date the notice of the annual meeting is mailed or public disclosure of the meeting date is made.

Cumulative Voting for Election of Directors

Under Delaware law, a corporation may provide for cumulative voting in the election of directors in its certificate of incorporation. Pursuant to their respective certificates of incorporation, neither Alliance nor Charter One stockholders may cumulate their votes in the election of directors. The absence of cumulative voting rights means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all the

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directors to be elected at that meeting, and thus preclude minority stockholder representation on the board of directors.

Quorum

The Alliance bylaws provide that the presence in person or by proxy of holders of a majority of the common stock entitled to vote at a meeting of stockholders constitutes a quorum. The Charter One bylaws contain essentially the same quorum requirement. Both the Charter One certificate of incorporation and Alliance certificate of incorporation contain provisions described below which limit the voting rights of stockholders acquiring more than a specified percentage of the outstanding shares. The Charter One and Alliance bylaws provide that in determining the presence of voting power needed for a quorum, shares which cannot be voted due to these provisions are not counted.

Restrictions on Voting Rights

The Alliance certificate of incorporation restricts the voting rights of any stockholder that beneficially owns more than 10% or more of Alliance's voting stock from voting shares acquired in excess of this limit. The Charter One certificate of incorporation restricts the voting rights of any stockholder with respect to each vote in excess of 20% of the voting power of the outstanding shares to 1/100 of a vote.

Number of Directors

The Alliance certificate of incorporation provides that the number of directors comprising the Alliance board shall be set from time to time by a majority of the whole board of directors. The Alliance board is currently comprised of nine directors.

The Charter One bylaws provide that the number of directors shall be determined by a resolution adopted by the affirmative vote of a majority of Charter One's "continuing directors." The Charter One board is currently comprised of 21 directors. Effective as of the date of Charter One's upcoming annual meeting of stockholders, one director will retire from the Charter One board. The number of directors will then be reduced from 21 to 20 pursuant to an amendment to the Charter One bylaws approved by the Charter One board.

The term "continuing director" is defined in the Charter One certificate of incorporation as any director who is not a "related person" or an affiliate or associate of a related person and who was a director prior to the first time a person became a related person. A continuing director also means any successor to a director who is designated as a continuing director by a majority of the directors who are continuing directors.

The term "related person" generally means a 20% stockholder of Charter One, except with respect to the provision of the Charter One certificate of incorporation regarding business combinations with related persons, in which case the percentage is reduced to 10%. See "-- Business Combinations with Certain Persons."

Classification of Board of Directors

The Alliance and Charter One boards are divided into three classes as equal in number as possible, with each class serving a staggered three-year term.

Removal of Directors

Delaware law provides that a corporation with a classified board of directors may remove a director only for cause, unless its certificate of incorporation provides otherwise. The Alliance certificate of incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the shares entitled to vote generally in the election of directors. The Charter One certificate of incorporation provides that directors may be removed only for cause by a vote of the holders of a majority of the shares entitled to vote generally in the election of directors.

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Filling Vacancies on the Board of Directors

Both the Alliance certificate of incorporation and the Charter One certificate of incorporation provide that any vacancy that occurs on the board of directors is to be filled by a majority vote of the board of directors including, in the case of Charter One, a majority of the continuing directors (as defined in the certificate of incorporation); see "-Number of Directors." Both certificates of incorporation also provide that any director so chosen will hold the office for the term of the class to which such director has been elected.

Amendment of Certificate of Incorporation and Bylaws

Generally, the Alliance certificate of incorporation may be amended in the manner prescribed by Delaware law, which requires the approval of the Alliance board and at least a majority of the outstanding shares of Alliance common stock. The amendment of certain provisions in the Alliance certificate of incorporation, however, requires the affirmative vote of at least 80% of the voting power of Alliance's outstanding stock entitled to vote generally in the election of directors. These include provisions relating to: voting restrictions on 10% or greater stockholders; the prohibition of stockholder action by written consent; the calling of special stockholder meetings; the number and classification of directors; the filling of board vacancies and removal of directors; indemnification of officers and directors; amendments to the certificate of incorporation and bylaws; and approval of certain business combinations with "interested stockholders" (generally 5% or greater stockholders).

The Alliance bylaws may be amended by the affirmative vote of a majority of Alliance's whole board of directors or by approval of the holders of 80% of the voting power of the shares entitled to vote generally in the election of directors.

Generally, the Charter One certificate of incorporation may be amended in the manner prescribed by Delaware law, which requires the approval of the Charter One board and at least a majority of the outstanding shares of Charter One common stock. To amend the provision of the certificate of incorporation requiring approval by 90% of the stockholders of certain business combinations with "related persons" requires the affirmative vote of 90% of shares eligible to be cast at a meeting. In addition, the amendment of certain other provisions of the Charter One certificate of incorporation requires the affirmative vote of at least 75% of the voting stock. These include provisions relating to: voting limitations on 20% or greater stockholders; the number, classification, election and removal of directors; the prohibition on stockholder action by written consent; the call of special stockholders' meetings; certain business combinations with "related persons" requiring approval of 75% of the voting stock; criteria for evaluating certain offers; indemnification; the prevention of greenmail; limitation of directors' liability; and amendments to the certificate of incorporation and bylaws.

The Charter One bylaws may be amended by the affirmative vote of either a majority of the board of directors, including a majority of the continuing directors, or 75% of the shares entitled to vote at a meeting.

Business Combinations with Certain Persons

Section 203 of the Delaware General Corporation Law provides that if a person acquires 15% or more of the stock of a Delaware corporation, thereby becoming an "interested stockholder," that person may not engage in certain business combinations with the corporation for a period of three years unless one of the following three exceptions applies:

  the board of directors approved the acquisition of stock or the business combination transaction prior to the time that the person became an interested stockholder;

  the person became an interested stockholder and 85% owner of the voting stock of the corporation in the transaction in which it became an interested stockholder, excluding voting stock owned by directors who are also officers and certain employee stock plans; or
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  the business combination transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting.

A Delaware corporation may elect not to be governed by Section 203. Neither Charter One nor Alliance has made such an election and the Alliance board of directors has taken the necessary action to make Section 203 inapplicable to the merger and the related transactions, including the Alliance stock option agreement.

The Alliance certificate of incorporation provides that certain business combinations (e.g., mergers, share exchanges, significant asset sales and significant stock issuances) involving "interested stockholders" of Alliance require, in addition to any vote required by law, the approval of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, unless either (i) a majority of the disinterested directors have expressly approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An "interested stockholder" generally means a person who is a 5% or greater stockholder of Alliance or who is an affiliate of Alliance and at any time within the past two years was a 10% stockholder.

Charter One's certificate of incorporation prohibits certain business combinations between it and related persons. A specified business combination between Charter One and a related person that is to be consummated within five years after the related person has attained such status must be approved by at least 90% of the voting stock, unless the business combination or the related person's acquisition of 10% or more of the voting stock was approved by a majority of the continuing directors prior to the related person becoming a related person. After the five year period lapses, a business combination with a related person must be approved by at least 75% of the voting stock not beneficially owned by the related person, unless the transaction is approved by a majority of the continuing directors or satisfies certain fair price criteria. For definitions of the terms "continuing director" and "related person" see "-- Number of Directors" above.

The Alliance board has taken the necessary action to make the foregoing provisions of its certificate of incorporation inapplicable to the merger and the related transactions, including the Alliance stock option agreement.

Prevention of Greenmail

The Charter One certificate of incorporation generally prohibits Charter One from acquiring any of its own equity securities from a beneficial owner of 5% or more of Charter One's voting stock unless: (i) the acquisition is approved by the holders of at least 75% of Charter One's voting stock not owned by the seller; (ii) the acquisition is made as part of a tender or exchange offer by Charter One or a subsidiary of Charter One to purchase securities of the same class on the same terms to all holders of such securities; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of the board of directors, including a majority of the continuing directors; or (iv) the acquisition is at or below the market price of the Charter One common stock and is approved by a majority of the board of directors, including a majority of the continuing directors.

The Alliance certificate of incorporation does not contain a similar provision.

Limitations on Directors' Liability

The Charter One certificate of incorporation and the Alliance certificate of incorporation provide that no director shall be personally liable to the corporation or any of its stockholders for monetary damages for any breach of fiduciary duty except as follows:

(i)	A director would be liable under Section 174 of the Delaware General Corporation Law, which creates liability for unlawful payment of dividends and unlawful stock purchases or redemptions; and
(ii)	A director would also be liable for: breaching his or her duty of loyalty to the corporation or its stockholders
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for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or deriving an improper personal benefit from a transaction with the corporation.

Indemnification

Under Delaware law, a corporation may indemnify its directors, officers, employees and certain other individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings arising because of the person's relationship to the corporation. Generally, the indemnification will cover expenses regardless of whether the action stems from a civil, criminal, administrative or investigative proceeding if the individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard applies in an action or suit by or in the right of the corporation (i.e., a stockholder derivative claim) except that indemnification only extends to expenses, including attorneys' fees, incurred in the defense or settlement of such a proceeding. In cases involving the right of the corporation, Delaware law requires court approval before there can be any indemnification when the person seeking the indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits or otherwise in defense in any action, suit or proceeding described above, indemnification for expenses, including attorneys' fees, actually and reasonably incurred is mandatory under Delaware law.

The Charter One certificate of incorporation and the Alliance certificate of incorporation generally provide for the same indemnification as Delaware law, including the advancement of expenses to the extent permitted by law. The Charter One and Alliance certificates of incorporation also provide for the continuation of indemnification after the termination of the indemnified person's association with Charter One or Alliance, respectively.

Mergers, Acquisitions and Certain Other Transactions

Delaware law, unless a corporation's certificate of incorporation requires otherwise, generally requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets by a majority of the voting power of the corporation. Neither the Charter One certificate of incorporation nor the Alliance certificate of incorporation specifies a different percentage, except as discussed above with regard to acquisitions of control and business combinations with certain persons. See "-- Business Combinations with Certain Persons."

Criteria for Evaluating Certain Offers

The Alliance certificate of incorporation and Charter One certificate of incorporation grants to the board of directors of each company the flexibility to consider various factors when evaluating tender offers, mergers and dispositions of substantially all of the assets of the corporation. These factors include the economic effects of a transaction on customers, employees and local communities.

Action Without a Meeting

Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, stockholders may act by written consent if the consent is signed by the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders. However, the Alliance and Charter One certificates of incorporation provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and not by written consent.

Special Meetings of Stockholders

Delaware law provides that the board of directors or those persons authorized by the corporation's certificate of incorporation or bylaws may call a special meeting of the corporation's stockholders. The Alliance certificate of incorporation permits a special meeting to be called only by a majority of the entire board of directors. The Charter

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One certificate of incorporation permits a special meeting to be called only by a majority of the board of directors, including a majority of the continuing directors.

Preemptive Rights

Under Delaware law, statutory preemptive rights will not exist unless a corporation's certificate of incorporation specifically provides for these rights. Neither the Alliance nor Charter One certificates of incorporation provide for preemptive rights.

Appraisal Rights of Dissenting Stockholders

Under Delaware law, the rights of dissenting stockholders to obtain the fair value for their shares (so-called "appraisal rights") may be available in connection with a statutory merger or consolidation in certain specific situations. Appraisal rights are available to Alliance stockholders in connection with the merger since they will receive cash as part of the consideration for their Alliance shares. For a description of these appraisal rights and how to perfect them see "- The Merger -- Appraisal Rights."

Neither the Alliance certificate of incorporation nor the Charter One certificate of incorporation provides for appraisal rights beyond those specifically provided under Delaware law.

Rights Plan

Charter One has a stockholder rights plan which could discourage unwanted or hostile takeover attempts which are not negotiated with its board of directors. The plan discourages such attempts by causing substantial dilution to any person who acquires an amount in excess of a specified percentage of Charter One's common stock and by making an acquisition of Charter One without the consent of its board of directors prohibitively expensive.

Each share of Charter One common stock has attached to it a stock purchase right having the terms set forth in the Charter One rights agreement. Each right will entitle its holder to purchase one one-hundredth of a share of Series A Participating Preferred Stock at a price of $100.00 (subject to adjustment) (referred to below as the "exercise price") and will generally become exercisable if any person or group (i) acquires 20% or more of Charter One's common stock or (ii) commences a tender or exchange offer to acquire 20% or more of Charter One's common stock. The dividend, voting, liquidation and other rights of the Series A Preferred Stock are such that the market value of one one-hundredth of a share of Series A Preferred Stock should approximately equal the market value of one share of common stock.

Upon announcement that any person or group has acquired 20% or more of Charter One's common stock, rights owned by the acquiring person will become void and each other right will "flip-in," entitling its holder to purchase for the exercise price either Series A Preferred Stock or, at the option of Charter One, common stock, having a market value of twice the exercise price. In addition, after any person has acquired more than 20% of Charter One common stock, Charter One may not consolidate or merge with any person or sell 50% or more of its assets or earning power to any person if at the time of such merger or sale the acquiring person controls Charter One's board of directors and, in the case of a merger, will receive different treatment than the other stockholders, unless provision is made such that each right would thereafter entitle its holder to buy, for the exercise price, the number of shares of common stock of such other person having a market value of twice the exercise price.

The rights may be redeemed by Charter One for $.01 per right at any time prior to an acquisition of 20% or more of the common stock of Charter One. The rights will expire on October 20, 2009 or before that date under certain circumstances, including in connection with the acquisition of Charter One in a merger before any person has acquired more than 20% of Charter One's common stock.

Alliance does not have a stockholder rights plan.

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DESCRIPTION OF CHARTER ONE CAPITAL STOCK

The following information regarding the material terms of Charter One's capital stock is subject to and qualified in its entirety by reference to the Charter One certificate of incorporation.

General

The authorized capital stock of Charter One consists of:

  360,000,000 shares of Charter One common stock, par value $.01 per share; and

  20,000,000 shares of Charter One preferred stock, par value $.01 per share.

At ______ __, 2001, there were:

  __________ shares of Charter One common stock issued, __________ shares of Charter One common stock held in treasury at cost and ______ shares of Charter One common stock outstanding;

  employee stock options to purchase an aggregate of approximately _________ shares of Charter One common stock; and

  no shares of Charter One preferred stock.

Charter One common stock is traded on the New York Stock Exchange under the symbol "CF." See "Comparative Stock Prices and Dividend Information." The stock transfer agent and registrar for Charter One common stock is Equiserve.

Common Stock

Each share of Charter One common stock has the same relative rights and is identical in all respects with each other share of Charter One common stock. Charter One common stock represents non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Subject to any prior rights of the holders of any Charter One preferred stock then outstanding, holders of Charter One common stock are entitled to receive such dividends as are declared by the Charter One board out of funds legally available for dividends. Except with respect to greater than 20% stockholders, full voting rights are vested in the holders of Charter One common stock and each share is entitled to one vote. See "- Comparison of Stockholders Rights -- Restrictions on Voting Rights." Subject to any prior rights of the holders of any Charter One preferred stock then outstanding, in the event of liquidation, dissolution or winding up of Charter One, holders of shares of Charter One common stock are entitled to receive, pro rata, any assets distributable to stockholders in respect of shares held by them. Holders of shares of Charter One common stock do not have any preemptive rights to subscribe for any additional securities which may be issued by Charter One, nor do they have cumulative voting rights. The outstanding shares of Charter One common stock are fully paid and non-assessable.

Certain provisions of the Charter One certificate of incorporation may have the effect of delaying, deferring or preventing a change in control of Charter One pursuant to an extraordinary corporate transaction involving Charter One, including a merger, reorganization, tender offer, transfer of substantially all of its assets or a liquidation. Attached to each share of Charter One common stock is a "right" entitling the holder to purchase Series A Preferred Stock of Charter One upon the occurrence of certain events as more fully described in the Charter One rights agreement. See "- Comparison of Stockholder Rights -- Rights Plan."

The above discussion of the Charter One common stock is qualified in its entirety by reference to the description of the Charter One common stock contained in Charter One's Registration Statement on Form 8-A (as amended), which is incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information."

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Preferred Stock

The Charter One certificate of incorporation authorizes the issuance by Charter One of up to 20,000,000 shares of preferred stock, none of which was issued and outstanding as of the date of this proxy statement-prospectus.

The Charter One preferred stock may be issued in one or more series at such time or times and for such consideration as the Charter One board may determine. The Charter One board is expressly authorized at any time, and from time to time, to issue Charter One preferred stock with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be stated and expressed in the Charter One board resolution providing for the issuance. The Charter One board is authorized to designate the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any special voting rights. The ability of the Charter One board to issue Charter One preferred stock without stockholder approval could make an acquisition by an unwanted suitor of a controlling interest in Charter One more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of Charter One.

Shares of Charter One preferred stock redeemed or acquired by Charter One may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by the Charter One board.

The Charter One board has designated 3,400,000 of its 20,000,000 authorized shares of preferred stock as Series A Participating Preferred Stock. The Series A Preferred Stock will become issuable only in the event that the stock purchase rights under Charter One's rights agreement become exercisable. See "- Comparison of Stockholder Rights -- Rights Plan."

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PROPOSAL 2 - ELECTION OF DIRECTORS

Alliance's directors are elected for staggered terms of three years each, with the term of office of only one class of directors expiring in each year. Directors serve until their successors are elected and qualified. The table below sets forth, as of _________, 2001, certain information regarding the nominees for re-election and the directors whose service on the Alliance board will continue after the Annual Meeting, as well as information regarding Alliance's executive officers who are not also directors. Directors will serve until the merger is completed or, in the event the merger is not completed, until the expiration of their respective terms or until their respective successors are elected and qualified. Management believes that the nominees named below will stand for election and will serve if elected as directors. However, if any person nominated by the Alliance board of directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Alliance board of directors may recommend.

ALLIANCE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES WHOSE NAMES APPEAR BELOW.

Name, Age, Principal Occupation and Business Experience for Past 5 Years	Year First Elected to Board (1)	Term to Expire	Amount and Nature of Beneficial Ownership of Stock (2)	Percent of Class
NOMINEES
Kenne P. Bristol, Age 58 (3) President and Chief Executive Officer of Alliance Bancorp and Liberty Federal Bank.	1986	2004	256,717(4)	2.50%
David D. Mill, Age 72 (3)(5) Dentist. Dr. Mill has owned his own general dental practice since 1957.	1967	2004	115,014(6)	1.12
Richard E. Webber, Age 71 Mr. Webber is the former President and Chief Financial Officer of Southwest Bancshares and President and Chief Executive Officer of Southwest Federal.	1959	2004	260,839(7)	2.54

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Name, Age, Principal Occupation and Business Experience for Past 5 Years	Year First Elected to Board (1)	Term to Expire	Amount and Nature of Beneficial Ownership of Stock (2)	Percent of Class
CONTINUING DIRECTORS
Vernon B. Thomas, Jr., Age 67 (3) Attorney whose practice concentrates in corporate, banking, real estate and estate planning.	1969	2003	147,587(6)	1.44%
Edward J. Burns, Age 71 (3)(5) Retired. Chairman of the Board of Liberty Bancorp from 1991, and of Liberty Federal Savings from 1982, until February 1997. President and Chief Executive Officer of Liberty Bancorp and Liberty Federal Savings until 1994.	1963	2002	204,691(8)	1.99
Fredric G. Novy, Age 62 (3) Chairman of the Board of Directors of Alliance Bancorp and Liberty Federal Bank. President and Chief Executive Officer of Liberty Bancorp and Liberty Federal Savings Bank from 1994 to February 1997.	1994	2003	341,887(9)	3.33
Edward J. Nusrala, Age 61 (3) Founder, owner and President of Famous Brand Shoes, Inc., a retail shoe company.	1997	2002	32,900(10)	0.32
William R. Rybak, Age 50 (3) Retired. Chairman of the Board of Directors of Hinsdale Federal from 1990 to February 1997, and Chairman of the Board of Hinsdale Financial from its formation in 1992 to February 1997. Executive Vice President and Chief Financial Officer of Van Kampen American Capital, Inc., a financial services company specializing in money management and the distribution of mutual funds.	1986	2002	58,731(11)	0.57
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Name, Age, Principal Occupation and Business Experience for Past 5 Years	Year First Elected to Board (1)	Term to Expire	Amount and Nature of Beneficial Ownership of Stock (2)	Percent of Class
Donald E. Sveen, Age 69 (3) Retired. Prior to July 1996, President, Chief Operating Officer and Director of The John Nuveen Company and Subsidiaries and Chairman, Chief Executive Officer and Director of the Nuveen Select Tax-Free Income Portfolio Funds. Nuveen is a financial services company specializing in tax-exempt investments and money management.	1971	2002	108,800(11)	1.06%

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Donald A. Berg, Age 47 Mr. Berg is a Senior Vice President and Chief Lending Officer of Liberty Federal Bank.	---	---	27,674(12)	0.27%
Richard A. Hojnicki, Age 51 Mr. Hojnicki is Executive Vice President, Secretary and Chief Financial Officer of Alliance Bancorp and Liberty Federal Bank.	---	---	99,426(13)	0.97
Edward J. Munin, Age 47 Mr. Munin is a Senior Vice President of Liberty Federal Bank and President and Chief Executive Officer of Liberty Financial Services, Inc., a subsidiary of the Bank.	---	---	10,000(14)	0.10
All directors and executive officers as a group (12 persons)	---	---	2,054,717(15)	20.00%

___________________________________

(1)	Includes service on the Board of Directors of Hinsdale Federal Bank for Savings, Liberty Federal Savings Bank, or Southwest Federal Savings and Loan Association of Chicago.
(2)	Unless otherwise indicated, each person effectively exercises sole (or shared with spouse) voting and dispositive power as to the shares reported.
(3)	Also serves on the Board of Directors of Liberty Federal Bank, a wholly-owned subsidiary of Alliance.
(4)	Includes 199,885 shares that may be acquired by Mr. Bristol pursuant to presently exercisable stock options.
(5)	Dr. Mill is married to Mr. Burns' first cousin.
(6)	Includes 49,657 shares that may be acquired through presently exercisable stock options.
(7)	Includes 20,000 shares that may be acquired by Mr. Webber pursuant to presently exercisable stock options.
(8)	Includes 114,868 shares that may be acquired by Mr. Burns pursuant to presently exercisable stock options.
(9)	Includes 243,667 shares that may be acquired by Mr. Novy through presently exercisable stock options.
(10)	Includes 15,000 shares that may be acquired by Mr. Nusrala pursuant to presently exercisable stock options.

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(11)	Includes 23,043 shares that may be acquired pursuant to presently exercisable stock options.
(12)	Includes 24,166 shares that may be acquired by Mr. Berg pursuant to presently exercisable stock options.
(13)	Includes 62,645 shares that may be acquired by Mr. Hojnicki pursuant to presently exercisable stock options.
(14)	Includes 10,000 shares that may be acquired by Mr. Munin pursuant to presently exercisable stock options.
(15)	Includes 655,231 shares that may be acquired pursuant to presently exercisable stock options granted to executive officers of the Company and its subsidiaries, and 180,400 shares that may be acquired pursuant to presently exercisable stock options granted to directors who are not executive officers, and 390,451 shares beneficially owned by directors emeritus.

Section 16(a) Beneficial Ownership Reporting Compliance

Alliance's common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934. The officers and directors of Alliance and beneficial owners of greater than 10% of the outstanding shares of Common Stock are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of Alliance common stock. SEC rules require disclosure in a company's annual meeting proxy statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner to file a Form 3, 4 or 5 on a timely basis. Based on Alliance's review of ownership reports, no officer, director or 10% beneficial owner of Alliance failed to file ownership reports on a timely basis for the year ended December 31, 2000.

Meetings of the Board of Directors and Committees of the Board

During 2000, the Board of Directors of Alliance met six times.

Alliance and Liberty Federal Bank maintain an Executive Committee, an Audit and Compliance Committee, and a Compensation and Personnel Administration Committee. In addition to these committees Liberty Federal Bank maintains an Asset/Liability-Budget Committee. No director attended fewer than 75%, in the aggregate, of the total number of board meetings held during 2000 and the total number of committee meetings on which he served during the year, as to both Alliance and Liberty Federal Bank, except for Director Rybak who was excused for 2 of 6 meetings.

The Executive Committee consists of Directors Burns (Chairman), Bristol, Mill, and Sveen. This committee exercises the authority of the board when the board is not in session, subject to applicable law. Any activity is reported to the board on a monthly basis. The Executive Committee did not meet during 2000.

The Audit and Compliance Committee consists of Directors Rybak (Chairman), Sveen and Thomas. This Committee receives reports as necessary to review the results of the internal audit program, the independent audit, and other matters that affect Alliance or Liberty Federal Bank. The Audit and Compliance Committee met two times in 2000. For additional information regarding this committee, see "Audit Committee Report" below.

The Compensation and Personnel Administration Committee consists of Directors Sveen (Chairman), Burns and Nusrala. This committee reviews and administers compensation, officer promotions, benefits and other matters of personnel policy and practice. The Compensation and Personnel Administration Committee met three times during 2000.

Alliance's Nominating Committee is not a standing committee but is convened as needed with director members appointed by the Chairman. While the committee will consider nominees recommended by stockholders, it has not actively solicited recommendations from stockholders. Nominations by stockholders must comply with certain procedural and informational requirements set forth in Alliance's Bylaws.

Audit Committee Report

In accordance with rules recently established by the SEC, this report has been prepared by the Audit and Compliance Committee for inclusion in this proxy statement-prospectus. Each member of the Audit and Compliance Committee satisfies the definition of independent director as established by the National Association of

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Securities Dealers in its listing standards for the Nasdaq Stock Market. The Alliance board of directors has adopted a written charter for the Audit and Compliance Committee, which is attached to this proxy statement-prospectus as Appendix E.

As part of its ongoing activities, the Audit and Compliance Committee has:

  Reviewed and discussed with management Alliance's audited consolidated financial statements for the fiscal year ended December 31, 2000;

  Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

  Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Alliance board of directors that the audited consolidated financial statements be included in Alliance's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and be filed with the SEC.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement-prospectus into any filing of Alliance under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Alliance specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit and Compliance Committee
William R. Rybak
Donald E. Sveen
Vernon B. Thomas, Jr.

Directors' Compensation

Fees. Outside directors of Alliance receive a fee of $1,500 per meeting of the Alliance board. Outside directors of Liberty Federal Bank receive a fee of $1,500 per meeting of the Liberty Federal Bank board. Directors who are not officers also receive $300 for each committee meeting attended. Outside directors of Liberty Federal Bank's subsidiaries receive $300 per meeting for serving on any of these boards.

Stock Benefit Plans for Directors. Directors have received options to purchase common stock under stock option plans adopted in connection with the initial public offering of Alliance's common stock. Currently, directors are eligible to receive stock options and restricted stock awards under the 1997 Long-Term Incentive Stock Benefit Plan.

Consulting Agreements. As described under "--Executive Compensation - Consulting Agreements," Directors Edward J. Burns and Richard E. Webber are also compensated under consulting agreements with Alliance.

Executive Compensation

Compensation Committee Report. Under rules established by the SEC, Alliance is required to provide certain data and information in regard to the compensation and benefits provided to its Chief Executive Officer and certain of its other executive officers. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation and Personnel Administration Committee, at the direction of the Board of Directors, has prepared the following report, which report relates to Alliance's year ended December 31, 2000. The Compensation and Personnel Administration Committee is sometimes referred to below as the "compensation committee."

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The Compensation and Personnel Administration Committee is composed solely of independent outside directors. The Alliance board has delegated to the committee the responsibility of assuring that the compensation of the Chief Executive Officer and other executive officers is consistent with Alliance's performance, compensation strategy and competitive practices, and the requirements of appropriate regulatory agencies. Non-employee directors who do not sit on the committee also participate in executive compensation decision-making through the review, discussion and ratification of committee recommendations. All cash compensation paid to executive officers is paid by Liberty Federal Bank. Alliance does not currently pay cash compensation to executive officers.

Executive Compensation Philosophy. Since 1992, the committee has had the following goals for the compensation programs impacting the executives of Alliance and Liberty Federal Bank:

  to motivate the executives to enhance shareholder value by linking a significant portion of their compensation to earnings and the value of Alliance common stock;

  to retain the executive officers who are capable of leading Alliance to high performance levels and to allow Liberty Federal Bank to attract high quality executives in the future by providing total compensation opportunities which are consistent with competitive norms of the industry and Alliance's level of performance; and

  to maintain reasonable "fixed" compensation costs by targeting base salaries at competitive average levels.

The compensation committee of the Board of Directors of Liberty Federal Bank periodically reviews salaries, stock options and other aspects of executive compensation. In general, the purpose of this evaluation is to ensure that Liberty Federal Bank's overall executive compensation programs remain competitive with savings institutions and banks that are relatively similar in both asset size and geographical markets to Liberty Federal Bank and that total executive pay represents both the individual's performance as well as the current and past performance of Liberty Federal Bank.

For purposes of determining the competitive market for Liberty Federal Bank's executives, the committee has consulted with Crowe, Chizek and Company LLP, the nation's ninth largest CPA/Consulting firm, to review the comprehensive compensation paid to top executives of thrifts and banks with total assets in the range of Liberty Federal Bank's total asset size and performance results comparable to those of Liberty Federal Bank.

Crowe Chizek reviewed the following published compensation surveys to determine competitive compensation levels:

  2000 Crowe Chizek Bank Compensation Survey ($1 billion + asset size);

  2000 Watson Wyatt Financial Survey ($1-4 billion asset size);

  2000 Economic Research Institute Executive Compensation ($1.9 billion assets, national);

  2000 BAI Key Executive Compensation Survey Report ($500 million + asset size); and

  Peer Proxy Statement Compensation Averages.

In addition, Crowe Chizek conducted an independent review of the compensation practices of twelve midwest financial institutions with assets ranging from $1.5 billion to $4 billion. All compensation data from the surveys is updated by a factor of 4% per year, which is consistent with trends in wage increases.

The surveys provide data for both thrifts and commercial banks. Crowe Chizek has been recommending to their thrift clients that for compensation purposes they should compare themselves to commercial banks of comparable size as well as other thrifts for the following reasons:

  the similarity in the balance sheet structure and the complexity level between operating a thrift and a bank has significantly increased; and

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  thrifts are recruiting senior executives from commercial banks more frequently, and to obtain top talent, the thrifts are required to provide compensation levels competitive with banks.

In addition, the compensation committee reviewed the salary history and performance levels for each of the executive officers in determining appropriate compensation levels. It is expected that comparative salary data on executive compensation will continue to be utilized as one of the primary sources of information in subsequent years in determining compensation levels for executive officers.

Executive officers' compensation consists principally of salary, annual incentive payments, and stock options. The salaries are generally in the average range compared to other similar institutions. The incentive payments are based on performance against established objectives.

Compensation of Chief Executive Officer. The compensation committee meets periodically to evaluate Mr. Bristol's performance and reports on that evaluation to the outside Directors of the Board. The Chief Executive's compensation consists principally of three components:

  Salary;
  Annual Incentive Payment; and
  Stock Option Grants.

Under the leadership and recommendations of the compensation committee, the Board of Directors of Liberty Federal Bank, with Mr. Bristol excused, approved his compensation for 2000 giving consideration to the size of Liberty Federal Bank, the duties and responsibilities of his position and a comparison of the compensation of chief executive officers of similarly situated financial institutions. Mr. Bristol's total cash compensation was based on his contribution to the overall long-term strategy and financial strength and performance of Alliance, Liberty Federal Bank and its subsidiaries.

In 1993, Liberty Federal Bank adopted a discretionary Annual Incentive Compensation Program based on achievement of profitability performance goals while maintaining safety and soundness standards. The program's objective is to build shareholder value by providing an incentive to executives and staff to develop those business strategies and take those actions that will impact Alliance's annual as well as long-term profitability. In order to attract and retain high quality executives, Liberty Federal Bank's executive compensation strategy is based on providing total target compensation opportunities that are at, or above, the competitive norms for companies competing in Liberty Federal Bank's employment market. The total compensation philosophy is based on a combination of surveyed average base compensation plus an average to above average incentive opportunity with the intent of motivating management to continually meet or exceed the goals of increasing shareholder value.

In addition to projected levels of profitability, the Chief Executive's annual incentive is dependent on Liberty Federal Bank maintaining certain levels of performance in the following areas:

  return on equity;
  interest rate risk as measured by the one year interest rate sensitivity gap;
  the ratio of non-performing assets to total assets;
  regulatory capital ratios; and
  efficiency ratio.

While these measures may change from year-to-year based on the strategic focus of Alliance, the objective of achieving annual profitability goals and enhancing shareholder value while maintaining long-term safety and soundness will continue.

The 2000 annual incentive award granted to the Chief Executive Officer is based on 50% of base salary if target performance goals are achieved. If the performance goals are exceeded, the incentive compensation award can be up to a maximum of 100% of base pay. Liberty Federal Bank's performance awards are based on net income objectives in addition to safety and soundness considerations. Based upon the criteria established by the Board of Directors, Mr. Bristol received a bonus of $145,400, representing approximately 50% of his base salary, for the

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period ended December 31, 2000. Options to purchase a total of 85,000 shares of Alliance common stock were also granted to Mr. Bristol in 2000, which represented approximately 26% of all options granted in 2000. The exercise price of the options is equal to the fair market value of Alliance common stock at the time of grant.

Compensation Committee
Edward J. Burns, Edward J. Nusrala and Donald E. Sveen

Stock Performance Graph. The following table shows a comparison of the cumulative total stockholder return on Alliance's common stock, based on the market price of Alliance common stock, with the cumulative total return of companies in the Nasdaq National Market Index and Standard & Poor's Savings & Loan Companies Index, for the five fiscal years ended December 31, 2000.

			Cumulative Total Return
	9/95	9/96	12/97	12/98	12/99	12/00

ALLIANCE BANCORP	100.00	105.86	181.91	137.24	133.47	171.14
NASDAQ STOCK MARKET (U.S.)	100.00	118.68	152.52	215.09	399.74	240.56
S & P SAVINGS & LOAN COMPANIES	100.00	115.58	228.44	213.14	172.65	337.34

Summary Compensation Table. The following table sets forth the cash compensation paid by Liberty Federal Bank, for services rendered during the years ended December 31, 2000, 1999 and 1998, to the Chief Executive Officer and other executive officers of Liberty Federal Bank and/or Alliance, who received an amount in salary and bonus in excess of $100,000 in the fiscal year ended December 31, 2000. These individuals are referred to below as "Named Executive Officers".

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Years Ended December 31	Salary	Bonus	Other Annual Compensation (1)	Awards		Payout	All Other Compensation
					Restricted Stock Awards	Options (#)	LTIP Payout
Kenne P. Bristol President, Chief Executive Officer and Director	2000 1999 1998	$290,000 275,000 260,000	$146,100 90,000 100,000	$-- -- --	$-- -- --	85,000 35,000 25,000	$-- -- --	$ 4,500(2) 4,500 46,160
Fredric G. Novy Chairman of the Board	2000 1999 1998	$255,000 240,000 225,000	$128,600 90,000 100,000	$-- -- --	$-- -- --	58,500 35,000 25,000	$-- -- --	$ 5,250(2) 4,800 --
Richard A. Hojnicki Executive Vice President, Chief Financial Officer and Corporate Secretary	2000 1999 1998	$135,000 126,000 120,000	$54,900 45,500 35,000	$-- -- --	$-- -- --	22,000 10,000 7,500	$-- -- --	$ 4,127(2) 3,600 773
Edward J. Munin Senior Vice President of Bank, President and Chief Executive Officer of Liberty Financial Services, Inc.	2000 1999 1998	$150,000 150,000 200,000	$91,217 122,619 57,000	$-- -- --	$-- -- --	10,000 5,000 5,000	$-- -- --	$ 5,250(2) 2,625 --
Donald A. Berg Senior Vice President/ Chief Lending Officer	2000 1999 1998	$160,000 150,000 125,000	$50,700 70,000 75,000	$-- -- --	$-- -- --	20,000 17,500 15,000	$-- -- --	$ 4,970(2) 3,600 1,125

___________________________________

(1)	Perquisites for the fiscal years ended December 31, 2000, 1999 and 1998 did not exceed the lesser of $50,000 or 10% of the total of the salary and bonus as reported for the Named Executive Officers.
(2)	Represents a contribution by Alliance in 2000 to match 50% of the Named Executive Officer's 1999 401(k) contribution.

Compensation Committee Interlocks. During the year ended December 31, 2000, Alliance had no interlocking relationships in which (1) any executive officer is a member of the board of directors of another entity, one of whose

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executive officers is a member of Alliance's board of directors, or (2) any executive officer is a member of the compensation committee of another entity, one of whose executive officers is a member of Alliance's board of directors.

Employment Agreements. Liberty Federal Bank has entered into employment agreements with Mr. Bristol and Mr. Novy, each of which provides for a term of thirty-six months. On each anniversary of the agreement's execution, the agreement extends for an additional twelve months, so that the remaining term is thirty-six months, unless notice of non-renewal is given. If the agreement is not renewed on an anniversary date, the agreement will expire thirty-six months following that anniversary date. The current base salary for Mr. Bristol under his agreement is $305,000 and the current base salary for Mr. Novy under his agreement is $270,000. The base salary may be increased but not decreased. In addition to the base salary, the agreement provides for, among other things, disability pay, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The agreement provides for termination by Liberty Federal Bank for cause at any time. In the event Liberty Federal Bank terminates the executive's employment for reasons other than for cause, or in the event of the executive's resignation from Liberty Federal Bank upon (i) a failure to re-elect the executive to his current offices, (ii) a material change in the executive's functions, duties or responsibilities, or relocation of his principal place of employment, (iii) liquidation or dissolution of Liberty Federal Bank, or (iv) a breach of the agreement by Liberty Federal Bank, the executive, or in the event of death, his beneficiary, would be entitled to severance pay in an amount equal to the greater of the payments due for the remaining term of the agreement, or three (3) times the sum of: (i) the highest annual rate of base salary paid to the executive at any time under his Agreement, and (ii) the greater of (x) the average annual cash bonus paid to the executive with respect to the three completed fiscal years prior to the termination of employment, or (y) the cash bonus paid to the executive with respect to the fiscal year ended prior to the event of termination. Liberty Federal Bank would also continue the executive's life, health, dental and disability coverage for the remaining unexpired term of the agreement. The Company has agreed to reimburse the executive for any excise taxes that may be imposed under the federal income tax code in connection with any payments made following a change in control.

As described under "Proposal 1 - Adoption of the Merger Agreement -- Interests of Insiders in the Merger," Messrs. Bristol's and Novy's existing employment agreements will be terminated immediately prior to the effective time of the merger in exchange for cash payments of $1,005,893 and $621,706, respectively. They will then enter into new employment agreements with Charter One.

Consulting Agreements. As a result of previous mergers, Alliance is a party to consulting agreements with Directors Edward J. Burns and Richard E. Webber. The agreements provide for three-year terms. Commencing on the first anniversary date of the agreement and continuing each anniversary date thereafter, the agreement is extended for an additional year so that the remaining term is three years, unless notice is otherwise provided. The base compensation for each of Mr. Burns and Mr. Webber under their agreements is $125,000. The agreement provides for termination by Alliance for cause at any time. Each agreement provides that if it is terminated for reasons other than death, for cause or due to a change in control of Alliance, Mr. Burns or Mr. Webber will continue to receive his base salary for the unexpired period of the agreement. If the agreement is terminated by Alliance (or its successor) in connection with or following a change in control of Alliance, or if Mr. Burns or Mr. Webber voluntarily terminates the agreement within six months after a change in control of Alliance, he will receive a payment of three times his base compensation. The merger with Charter One will constitute a change in control under the consulting agreements. As described in "Proposal 1 - Adoption of the Merger Agreement -- The Merger-Interests of Insiders in the Merger," if, as expected, the consulting agreements are terminated in a manner entitling them to change in control severance payments, Mr. Burns and Mr. Webber will each receive a payment of $375,000.

Special Termination Agreements. As described under "Proposal 1 - Adoption of the Merger Agreement -- The Merger Agreement - Interests of Insiders in the Merger," Liberty Federal Bank has entered into a special termination agreements with Messrs. Hojnicki, Munin and Berg. The agreements provide for a term of twelve months; on the first anniversary date and continuing on each anniversary thereafter, the agreements may be extended so that the remaining term shall be twelve months. If not renewed, the severance agreement expires twelve months thereafter. Based on their current base salaries, if their employment were terminated under circumstances entitling them to severance pay under the special termination agreements, Messrs. Hojnicki, Munin and Berg would be entitled to payments of $______, $______ and $______, respectively.

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Stock Option Plans. The Board of Directors of the Company has established stock option plans which provide discretionary awards to officers and key employees. The granting of awards to employees under the option plans is determined by a committee of the Board of Directors consisting of "Non-Employee directors," as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934.

Set forth below is information relating to options granted under the Company's stock option plans to the Named Executive Officers during 2000.

OPTION GRANTS IN LAST FISCAL YEAR
Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Options Granted	Percent of Total Options Granted to Employees in 2000	Exercise Price	Expiration Date	5%	10%
Kenne P. Bristol	35,000(1) 50,000(2)	10.78% 15.40%	$16.375 $17.625	01/25/10 10/18/10	$360,435 $554,213	$ 913,414 $1,404,486
Fredric G. Novy	35,000(1) 23,500(2)	10.78% 7.24%	$16.375 $17.625	01/25/10 10/18/10	$360,435 $260,480	$ 913,414 $ 660,108
Richard A. Hojnicki	12,000(1) 10,000(3)	3.70% 3.08%	$16.375 $17.625	01/25/10 10/18/10	$123,578 $110,843	$ 313,170 $ 280,897
Edward J. Munin	5,000(1) 5,000(3)	1.54% 1.54%	$16.375 $17.625	01/25/10 10/18/10	$ 51,491 $ 55,421	$ 130,488 $ 140,449
Donald A. Berg	10,000(1) 10,000(3)	3.08% 3.08%	$16.375 $17.625	01/25/10 10/18/10	$102,981 $110,843	$ 260,975 $ 280,897

____________________________________

(1)	The general vesting schedule of these options is as follows: one third on January 25, 2001; one third on January 25, 2002; and one-third on January 25, 2003. Upon consummation of the merger with Charter One, however, the unvested portions of these options will vest.
(2)	These options become exercisable in three equal installments, as follows: one third on April 18, 2001; one third on October 18, 2001; and one third on October 18, 2002. Vesting of these options will not be accelerated as a result of the merger with Charter One.
(3)	The general vesting schedule of these options is as follows: one third on October 18, 2001; one third on October 18, 2002; and one third on October 18, 2003. Upon consummation of the merger with Charter One, however, these options will vest in full.

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The following table provides certain information with respect to options exercised in 2000, and the number of shares of Alliance common stock underlying stock options held by the Named Executive Officers as of December 31, 2000.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
Name	Shares Acquired Upon Exercise	Value Realized	Number of Unexercised Options at Fiscal Year-End	Value of Unexercised In-The-Money Options at Year-End (2)
			Exercisable/ Unexercisable (#)	Exercisable/ Unexercisable ($)
Kenne P. Bristol	--	--	168,220 / 116,667	$1,425,114 / $576,458
Fredric G. Novy	--	--	212,002 / 90,167	$1,185,550 / $434,021
Richard A. Hojnicki	--	--	52,812 / 31,167	$653,208 / $154,917
Donald A. Berg	--	--	15,833 / 27,667	$48,542 / $118,708
Edward J. Munin	--	--	5,000 / 15,000	$5,417 / $70,833

____________________________________

(1)	Equals the difference between the aggregate exercise price of the stock options exercised and the fair market value of the Common Stock on the date of exercise.
(2)	Equals the difference between the aggregate exercise price of the stock options and the aggregate fair market value of the shares of the Common Stock that would be received upon exercise, assuming such exercise occurred on December 31, 2000, at which date the last sales price of the Common Stock, as quoted on the Nasdaq National Market, was $23.00.

Executive Supplemental Retirement Income Agreement. Alliance and Liberty Federal Bank are parties to an Executive Supplemental Retirement Income Agreement with Messrs. Bristol and Novy, referred to below as the "SERP," which is a non-qualified deferred compensation plan for the benefit of Messrs. Novy and Bristol. Under the SERP, if the executive is employed until age 65, he is entitled to a benefit commencing on his termination of employment, payable monthly for 180 months. The benefit is based on a percentage of base salary plus bonus, calculated actuarially to be equal to 70% of the average of the executive's highest annual salary and cash bonus (combined) paid in any five consecutive calendar years in the last ten calendar years prior to termination of employment on or after the executive's "benefit eligibility date," defined as the first day of the month following the later of his attainment of age 65 or actual retirement, reduced by the annuitized value of the employer-provided tax-qualified plan benefits available to the executive for the twelve month period immediately following attainment of age 65.

Liberty Federal Bank has established a rabbi trust which has purchased life insurance policies to partially fund Liberty Federal Bank's obligations under the SERP. Liberty Federal Bank makes annual contributions in an amount equal to the expense accrual under the SERP, into the rabbi trust for the benefit of the executives. In the event of the executive's termination of employment following a change of control, Liberty Federal Bank is required to make contributions to the rabbi trust which, when added to the remaining assets in the rabbi trust, are sufficient to fund the supplemental retirement income benefit. Contributions with respect to the SERP for 2000 were $419,000.

For information regarding the effect of the merger on the SERP, see "Proposal 1 - Adoption of the Merger Agreement -- The Merger Agreement - Interests of Insiders in the Merger."

Transactions With Certain Related Persons

Liberty Federal Bank does not make loans to its directors and executive officers except for overdraft lines of credit on checking accounts issued by Liberty Federal Bank, which are made in the ordinary course of business, and on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

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PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Alliance's independent auditors for the year ended December 31, 2000 were KPMG LLP. Alliance's board of directors has reappointed KPMG LLP to continue as independent auditors for Alliance for the year ending December 31, 2001, subject to ratification of the appointment by the stockholders at the annual meeting.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by KPMG during 2000:

Audit Fees Financial Information Systems Design and Implementation Fees All Other Fees	$183,000 None $240,031

Alliance's Audit and Compliance Committee has considered whether the provision of non-audit services (which relate to consulting) is compatible with maintaining KPMG's independence. The Audit and Compliance Committee concluded that performing such services does not affect KPMG's independence in performing its function as auditor of the Company.

Representatives of KPMG LLP are expected to attend the annual meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF ALLIANCE FOR THE YEAR ENDING DECEMBER 31, 2001.

LEGAL MATTERS

The validity of the Charter One common stock to be issued in connection with the merger will be passed upon by Silver, Freedman & Taff, L.L.P., Washington, D.C. It is a condition to the completion of the merger that Charter One and Alliance receive opinions from Silver, Freedman & Taff, L.L.P. and Luse Lehman Gorman Pomerenk & Schick, P.C., respectively, with respect to the tax consequences of the merger.

EXPERTS

The consolidated financial statements of Charter One, except for the consolidated financial statements of St. Paul Bancorp, Inc., which was merged with Charter One in a transaction accounted for as a pooling of interests on October 1, 1999, as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated in this proxy statement-prospectus by reference from the Charter One Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. The consolidated financial statements of St. Paul Bancorp, Inc. for the year ended December 31, 1998 (consolidated with those of Charter One) not presented separately herein have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements of Charter One have been so incorporated in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Alliance Bancorp as of December 31, 2000 and 1999, and for each of the years in the three year period ended December 31, 2000, have been incorporated by reference in this proxy statement-prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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STOCKHOLDER PROPOSALS

Charter One

After the merger is completed, the next annual meeting of Charter One's stockholders will be held in 2002. In order to be eligible for inclusion in Charter One's proxy materials for that annual meeting, any stockholder proposal must be received at Charter One's executive office at 1215 Superior Avenue, Cleveland, Ohio 44114 by November 14, 2001. To be considered for presentation at the 2002 annual meeting, although not included in Charter One's proxy statement for that meeting, a stockholder proposal must be received at Charter One's executive office not less than 60 days nor more than 90 days prior to the meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date. If, however, less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made, the stockholder proposal must be received by the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was made, whichever occurs first.

All stockholder proposals submitted for inclusion in Charter One's proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 and, as with any stockholder proposal (regardless of whether it is included in Charter One's proxy materials), Charter One's certificate of incorporation and bylaws and Delaware law.

Alliance

If the merger occurs, Alliance will not have another annual meeting after the 2001 meeting. If the merger does not occur, Alliance's next annual meeting of stockholders will be held in 2002. In order to be eligible for inclusion in Alliance's proxy materials for that meeting, any stockholder proposal must be received at Alliance's main office at One Grant Square, Hinsdale, Illinois 60521 by __________ __, 2001. To be considered for presentation at that annual meeting, although not included in Alliance's proxy statement for the meeting, any stockholder proposal must be received at Alliance's main office not less than 90 days prior to the scheduled annual meeting date. If, however, less than 100 days' notice or prior public disclosure of the date of the annual meeting is given or made, the stockholder proposal must be received on or before the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was made, whichever occurs first.

All stockholder proposals submitted for inclusion in Alliance's proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 and, as with any stockholder proposal (regardless of whether it is included in Alliance's proxy materials), Alliance's certificate of incorporation and bylaws, and Delaware law.

WHERE YOU CAN FIND MORE INFORMATION

Charter One and Alliance file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the public reference room of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Charter One's and Alliance's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "www.sec.gov." You may also obtain copies of this information by mail from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

Charter One filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 to register the shares of Charter One common stock to be issued to Alliance stockholders in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Charter One in addition to being a proxy statement of Alliance for its annual meeting. As permitted by SEC rules, this proxy statement-prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

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The SEC allows us to "incorporate by reference" information into this proxy statement-prospectus, which means that we can disclose important business and financial information to you by referring you to another document filed separately by Charter One and Alliance with the SEC. The information incorporated by reference is considered to be part of this proxy statement-prospectus, and later information that we file with the SEC will update and superseded that information. This proxy statement-prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and any documents filed by Charter One or Alliance after the date of this proxy-statement prospectus and before the date of the Alliance annual meeting.

Charter One Filings (SEC file number 001-15495)

  Annual Report on Form 10-K for the year ended December 31, 2000.

  Current Report on Form 8-K filed on January 29, 2001.

  Charter One's proxy statement for its annual meeting of stockholders to be held on April 18, 2001.

  The description of Charter One's common stock contained in Charter One's Registration Statement on Form 8-A with respect to the common stock filed November 30, 1999 (including the description incorporated by reference therein).

  The description of the preferred stock purchase rights of Charter One contained in Charter One's Registration Statement on Form 8-A with respect to the rights filed November 30, 1999 (including the description incorporated by reference therein).

Alliance Filings (SEC file number 0-20082)

  Annual Report on Form 10-K for the year ended December 31, 2000.

  Current Report on Form 8-K filed on February 1, 2001.

This incorporation by reference by us will not be deemed to specifically incorporate by reference the information relating to the audit committee report (as permitted under Item 306 of Regulation S-K) or board compensation committee reports on executive compensation and performance graphs (as permitted under Item 402(a)(8) of Regulation S-K).

Charter One supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to Charter One and Alliance supplied all such information relating to Alliance.

You can obtain any of the documents incorporated by reference from the SEC. The documents incorporated by reference are also available from us without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference also in this proxy statement-prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement-prospectus by writing or telephoning the appropriate party at the addresses and telephone numbers that follow:

Charter One Documents	Alliance Documents
Charter One Financial, Inc. 1215 Superior Avenue Cleveland, Ohio 44114 Attention: Robert J. Vana (216) 566-5300	Alliance Bancorp One Grant Square Hinsdale, Illinois 60521 Attention: Richard A. Hojnicki (630) 323-1776

If you would like to request documents from Charter One or Alliance, please do so by ____________ __, 2001 to receive them before the annual meeting.

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You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement-prospectus. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than the date of this proxy statement-prospectus, and neither the mailing of this proxy statement-prospectus to stockholders nor the issuance of Charter One common stock in the merger shall create any implication to the contrary.

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APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of January 22, 2001

by and between

CHARTER ONE FINANCIAL, INC.

CHARTER MICHIGAN BANCORP, INC.

and

ALLIANCE BANCORP

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TABLE OF CONTENTS

Tab

ARTICLE I
CERTAIN DEFINITIONS
1.01	Certain Definitions	1

ARTICLE II
THE TRANSACTION

2.01	The Company Merger	6
2.02	Bank Merger	7
2.03	Effective Date and Effective Time	7

ARTICLE III
CONSIDERATION; EXCHANGE PROCEDURES

3.01	Merger Consideration	8
3.02	Rights as Alliance Shareholders; Stock Transfers	8
3.03	Fractional Shares	8
3.04	Exchange Procedures	8
3.05	Anti-Dilution Provisions	9
3.06	Dissenting Shares	10
3.07	Alliance Stock Options	10

ARTICLE IV
ACTIONS PENDING TRANSACTION

4.01	Forbearances of Alliance	11
4.02	Forbearances of COFI	14

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Disclosure Schedules	15
5.02	Standard	15
5.03	Representations and Warranties of Alliance	15
5.04	Representations and Warranties of COFI	24

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ARTICLE VI
COVENANTS
6.01	Reasonable Best Efforts	28
6.02	Alliance Shareholder Approval	28
6.03	Registration Statement	28
6.04	Press Releases	29
6.05	Access; Information	30
6.06	Acquisition Proposal	30
6.07	Affiliate Agreements	31
6.08	Takeover Laws	31
6.09	Conforming Entries	31
6.10	Systems Integration	32
6.11	Listing	32
6.12	Regulatory Applications	32
6.13	Officers' and Directors' Insurance; Indemnification	32
6.14	Benefit Plans	33
6.15	Senior Officer Employment and Senior Officer Executive Agreements; Change in Control Agreements; SERP; Deferred Compensation Plans; Grantor Trust	34
6.16	Alliance General Severance Plan	36
6.17	Advisory Board Membership	36
6.18	COFI Liquidated Damages	36
6.19	Notification of Certain Matters	37

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE COMPANY MERGER
7.01	Conditions to Each Party's Obligation to Effect the Company Merger	37
7.02	Conditions to Obligation of Alliance	38
7.03	Conditions to Obligation of COFI and Charter Michigan	38

ARTICLE VIII
TERMINATION
8.01	Termination	39
8.02	Effect of Termination and Abandonment	40

ARTICLE IX
MISCELLANEOUS
9.01	Survival	40
9.02	Waiver; Amendment	40
9.03	Counterparts	40
9.04	Governing Law	40
9.05	Expenses	40
9.06	Notices	41
9.07	Entire Understanding; No Third Party Beneficiaries	41
9.08	Interpretation; Effect	42

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LIST OF EXHIBITS

EXHIBIT A   Form of Stock Option Agreement
EXHIBIT B    Form of Support Agreement
EXHIBIT C   Form of Subsidiary Plan of Merger
EXHIBIT D   Form of Alliance Affiliate Agreement
EXHIBIT E   Form of COFI Employment Agreement with Fredric G. Novy
EXHIBIT F   Form of COFI Employment Agreement with Kenne P. Bristol
EXHIBIT G   Form of Alliance General Severance Plan

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       AGREEMENT AND PLAN OF MERGER, dated as of January 22, 2001 (this "Agreement"), by and between Charter One Financial, Inc. ("COFI"), Charter Michigan Bancorp, Inc., a wholly-owned first-tier Subsidiary of COFI ("Charter Michigan") and Alliance Bancorp ("Alliance").

RECITALS

       A.  COFI. COFI is a Delaware corporation, having its principal place of business in Cleveland, Ohio.

       B.  Charter Michigan. Charter Michigan is a Michigan corporation, having its principal place of business in Dearborn, Michigan.

       C.  Alliance. Alliance is a Delaware corporation, having its principal place of business in Hinsdale, Illinois.

       D.  Stock Option Agreement. As an inducement to the willingness of COFI to enter into this Agreement , Alliance has agreed to grant to COFI on the date hereof an option pursuant to a stock option agreement ("Stock Option Agreement"), in the form of Exhibit A.

       E.  Support Agreements. As a further inducement to the willingness of COFI to enter into this Agreement, each director and executive officer of Alliance has agreed to enter into a support agreement with COFI (each a "Support Agreement") on the date hereof, in the form of Exhibit B.

       F.  Intentions of the Parties. It is the intention of the parties that the combination of Alliance and Charter Michigan be accounted for under the "purchase method of accounting" and that each of the business combinations contemplated herein be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

       G.  Board Action. The Board of Directors of each of the parties has determined that it is in the best interests of their respective companies and their shareholders to the consummate business combinations contemplated herein.

       NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

       1.01  Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

       "Acquisition Proposal" means a proposal to engage in, or a public announcement to engage in, or a filing with the SEC or any Regulatory Authority with respect to, any of the following: (a) a merger, consolidation or any similar transaction involving Alliance or Liberty Federal (other than the Transactions), (b) a purchase, lease or other acquisition of all or a substantial portion of the assets of Alliance or Liberty Federal, (c) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing more than 15% of the voting power of Alliance, (d) a tender or exchange offer to acquire securities representing more than 19.9% of the voting power of Alliance or (e) a public proxy or consent solicitation made to the shareholders of Alliance seeking proxies in opposition to this Agreement or the Company Merger.

       "Administrator" means the chief officer of the Michigan Department of Commerce.

       "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

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       "Alliance" has the meaning set forth in the preamble to this Agreement.

       "Alliance Affiliate" has the meaning set forth in Section 6.07(a).

       "Alliance Arrangements" has the meaning set forth in Section 6.14(a).

       "Alliance Board" means the Board of Directors of Alliance.

       "Alliance By-Laws" means the Bylaws of Alliance.

       "Alliance Certificate" means the Certificate of Incorporation of Alliance.

       "Alliance Common Stock" means the common stock, par value $0.01 per share, of Alliance.

       "Alliance Grantor Trust" means the Alliance and Liberty Federal Trust for the Alliance SERP and the Liberty Federal Deferred Compensation Plans dated June 15, 1998.

       "Alliance Meeting" has the meaning set forth in Section 6.02.

       "Alliance Preferred Stock" means the preferred stock, par value $0.01 per share, of Alliance.

       "Alliance Senior Officer Employment Agreements" means the employment agreements between Liberty Federal, Alliance, as guarantor, and each of Fredric G. Novy and Kenne P. Bristol dated April 16, 1998.

       "Alliance Senior Officer Executive Agreements" means the Alliance executive agreements between Alliance and each of Fredric G. Novy and Kenne P. Bristol dated April 16, 1998, as amended on January 18, 2001, respectively.

       "Alliance SERP" means the Executive Supplemental Retirement Income Agreement entered into by Alliance and Liberty Federal, dated April 16, 1998.

       "Alliance Stock" means, collectively, Alliance Common Stock and Alliance Preferred Stock.

       "Alliance Stock Option" has the meaning set forth in Section 3.07(a).

       "Alliance Stock Option Exchange Ratio" means .7200 plus a decimal amount (not to exceed four digits) determined by dividing $5.25 by the average closing sale price of a share of COFI Common Stock on the NYSE for the 10 trading days immediately preceding the Effective Date (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source).

       "Alliance Stock Plans" means the stock option plans disclosed pursuant to Section 5.03(m) of Alliance's Disclosure Schedule.

       "Bank Merger" has the meaning set forth in Section 2.02.

       "Burns Employment Agreement" means that certain Employment Agreement between Alliance and Edward J. Burns dated February 10, 1997, as amended pursuant to a written amendment dated January 18, 2001.

       "Cash Consideration" has the meaning set forth in Section 3.01(a).

       "Charter" has the meaning set forth in Section 6.13(b).

       "Charter Michigan" has the meaning set forth in the preamble to this Agreement.

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       "Charter Michigan Board" means the Board of Directors of Charter Michigan.

       "Charter One Bank" has the meaning set forth in Section 2.02.

       "Code" has the meaning set forth in the Recitals to this Agreement.

       "COFI" has the meaning set forth in the preamble to this Agreement.

       "COFI Board" means the Board of Directors of COFI.

       "COFI Common Stock" means the common stock, par value $0.01 per share, of COFI.

       "COFI Rights Agreement" means that certain Rights Agreement between COFI and The First National Bank of Boston, as Rights Agent, dated November 20, 1989, as amended and restated on October 20, 1999.

       "Commissioner" means the Illinois Commissioner of Banks and Real Estate.

       "Company Merger" has the meaning set forth in Section 2.01(a).

       "Compensation and Benefit Plans" has the meaning set forth in Section 5.03(m).

       "Continuing Employees" has the meaning set forth in Section 6.14(c).

       "Delaware Secretary" means the Secretary of State of the State of Delaware.

       "DGCL" means the Delaware General Corporation Law.

       "Disclosure Schedule" has the meaning set forth in Section 5.01.

       "Dissenting Shares" means any shares of Alliance Common Stock whose holder becomes entitled to the fair value of such shares under the DGCL.

       "DOJ" means the United States Department of Justice.

       "DOL" means the United States Department of Labor.

       "Effective Date" has the meaning set forth in Section 2.03.

       "Effective Time" has the meaning set forth in Section 2.03.

       "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. �, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §1101, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (ii) any common law (including without limitation common law that may

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impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

       "ERISA Affiliate Plan" has the meaning set forth in Section 5.03(m).

       "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

       "Exchange Agent" has the meaning set forth in Section 3.04(a).

       "Exchange Fund" has the meaning set forth in Section 3.04(a).

       "FDIC" means the Federal Deposit Insurance Corporation.

       "FRB" means the Board of Governors of the Federal Reserve System.

       "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

       "Indemnified Parties" has the meaning set forth in Section 6.13(c).

       "Insurance Amount" has the meaning set forth in Section 6.13(a).

       "IRS" means the Internal Revenue Service.

       "Liberty Federal" has the meaning set forth in Section 2.02.

       "Liberty Federal Change in Control Agreements" means the 16 Special Termination Agreements between Liberty Federal and certain of its employees, each dated January 10, 2001, as disclosed pursuant to Section 5.03(m) of the Alliance Disclosure Schedule.

       "Liberty Federal Deferred Compensation Plans" means the Director Deferred Compensation Plan and Executive Deferred Compensation Plan of Liberty Federal, each dated April 16, 1998.

       "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

       "Material Adverse Effect" means, with respect to COFI or Alliance, any effect that (i) is material and adverse to the financial position, results of operations, business, or operations of COFI and its Subsidiaries taken as a whole or Alliance and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of COFI, Charter Michigan or Alliance to perform its obligations under this Agreement or the Stock Option Agreement, or otherwise materially impede the consummation of the Transactions; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in thrift, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to thrifts, banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices or restructuring charges, in each case taken pursuant to this Agreement by any of the parties hereto or their respective Subsidiaries or otherwise by COFI or its Subsidiaries in accordance with generally accepted accounting principles, (d) changes resulting from transaction expenses (legal, accounting and investment bankers' fees only) incurred in connection with this Agreement,

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(e) additional accruals under the Alliance SERP in accordance with Section 6.15(c), and (f) actions or omissions of COFI or Alliance taken with the prior written consent of the other party in contemplation of the Transactions.

       "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and any other materials regulated under Environmental Laws.

       "MBCA" means the Michigan Business Corporation Act.

       "Merger Consideration" has the meaning set forth in Section 3.01(a).

       "NASDAQ" means The Nasdaq National Market.

       "New Certificates" has the meaning set forth in Section 3.04(a).

       "NYSE" means the New York Stock Exchange, Inc.

       "Old Certificates" has the meaning set forth in Section 3.04(a).

       "OTS" means the Office of Thrift Supervision.

       "Pension Plan" has the meaning set forth in Section 5.03(m).

       "Person" means any individual, bank, corporation, partnership, joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization.

       "Previously Disclosed" means information set forth in the Disclosure Schedule of a party.

       "Proxy Statement" has the meaning set forth in Section 6.03.

       "Registration Statement" has the meaning set forth in Section 6.03.

       "Regulatory Authority" has the meaning set forth in Section 5.03(i).

       "Representatives" means, with respect to any Person, such Person's directors, officers, employees, accountants, legal or financial advisors or any representatives of such legal or financial advisors.

       "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or other equity interests of such Person.

       "SEC" means the Securities and Exchange Commission.

       "SEC Documents" has the meaning set forth in Section 5.03(g).

       "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

       "Specified Representations" has the meaning set forth in Section 5.02.

       "Stock Consideration" has the meaning set forth in Section 3.01(a).

       "Stock Option Agreement" has the meaning set forth in the Recitals to this Agreement.

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       "Subsidiary" has the meaning ascribed to it in Rule 1-02 of Regulation S-X of the SEC.

       "Support Agreement" has the meaning set forth in the Recitals to this Agreement.

       "Surviving Corporation" has the meaning set forth in Section 2.01.

       "Takeover Laws" has the meaning set forth in Section 5.03(o).

       "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any taxing or Governmental Authority whether arising before, on or after the Effective Date.

       "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Tax.

       "Transactions" means the Company Merger and the Bank Merger.

       "Treasury Stock" means shares of Alliance Stock held by Alliance or any of its Subsidiaries or by COFI or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

       "Webber Consultant Agreement" means that certain Restated Consultant Agreement between Alliance and Richard E. Webber dated June 30, 1998.

ARTICLE II

THE TRANSACTIONS

       2.01  The Company Merger.

(a) Company Merger. At the Effective Time, Alliance shall merge with and into Charter Michigan (the "Company Merger"), the separate corporate existence of Alliance shall cease and Charter Michigan shall survive and continue to exist as a Michigan corporation (Charter Michigan, as the surviving corporation in the Company Merger is sometimes referred to herein as the "Surviving Corporation").

(b) Corporate Law Filings. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Company Merger shall become effective upon the occurrence of the filing in the office of the Delaware Secretary of a certificate of merger in accordance with Section 252 of the DGCL and the filing in the office of and endorsement by the Administrator of a certificate of merger in accordance with Section 735 of the MBCA or such later date and time as may be set forth in such certificates of merger.

(c) Effects of Company Merger. The Company Merger shall have the effects prescribed in the DGCL and the MBCA, including but not limited to, Charter Michigan, as the Surviving Corporation, thereupon and thereafter possessing all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged and Charter Michigan, as the Surviving Corporation, becoming responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged. All rights of creditors and obligors and all Liens on the property of each of Alliance and Charter Michigan shall be preserved unimpaired.

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(d) Articles of Incorporation and By-Laws of Surviving Corporation. The Articles of Incorporation and By-Laws of Charter Michigan, as the Surviving Corporation, immediately after the Company Merger shall be those of Charter Michigan as in effect immediately prior to the Effective Time.

(e) Directors and Officers of the Surviving Corporation. The directors and officers of Charter Michigan, as the Surviving Corporation, immediately after the Company Merger shall be the directors and officers of Charter Michigan immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(f) Service of Process. At and after the Effective Time, Charter Michigan, as the Surviving Corporation, consents to be sued and served with process in the State of Delaware and irrevocably appoints the Delaware Secretary as its agent to accept service of process in any proceeding in the State of Delaware to enforce against it any obligation of Alliance.

(g) Principal Office. The location of the principal office of Charter Michigan, as the Surviving Corporation, in the State of Michigan is 13606 Michigan Avenue, 2nd Floor, Dearborn, Michigan 48126.
(h) Plan of Merger. At the reasonable request of any party, COFI, Charter Michigan and Alliance shall enter into a separate plan of merger reflecting the terms of the Company Merger for purposes of any state law filing requirement.

       2.02  Bank Merger. As soon as practicable at or after the Effective Time, unless otherwise determined by COFI, Liberty Federal Bank, a federally chartered savings bank and wholly owned Subsidiary of Alliance ("Liberty Federal"), shall be merged with and into Charter One Bank, F.S.B., a federally chartered savings bank and wholly-owned Subsidiary of Charter Michigan ("Charter One Bank"). Such merger is sometimes referred to herein as the "Bank Merger". The Bank Merger shall be implemented pursuant to the Subsidiary Plan of Merger, in substantially the form of Exhibit C. In order to obtain the necessary regulatory approvals for the Bank Merger, the parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (a) Alliance shall cause the Board of Directors of Liberty Federal to approve the Subsidiary Plan of Merger, Alliance as the sole shareholder of Liberty Federal shall approve the Subsidiary Plan of Merger, and Alliance shall cause the Subsidiary Plan of Merger to be duly executed by Liberty Federal and delivered to COFI; and (b) Charter Michigan shall cause the Board of Directors of Charter One Bank to approve the Subsidiary Plan of Merger, Charter Michigan as the sole shareholder of Charter One Bank shall approve the Subsidiary Plan of Merger, and Charter Michigan shall cause the Subsidiary Plan of Merger to be duly executed by Charter One Bank and delivered to Alliance. At the request of COFI, Alliance shall cause Liberty Federal, and Charter Michigan shall cause Charter One Bank, to execute articles of combination to make effective the Bank Merger and cause such articles to be timely and appropriately filed and endorsed by the OTS so that the Bank Merger shall become effective at or as soon as practicable after the Effective Time.

       2.03  Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Company Merger (the "Effective Date") to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VII to be satisfied prior to the Effective Date shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of COFI by written notice to Alliance not later than two business days after the last such condition in Article VII is satisfied, on the last business day of the month in which such fifth business day occurs) or (ii) such other date to which the parties may agree in writing. Notwithstanding the foregoing, the Effective Date shall not occur prior to July 1, 2001 without the prior written consent of COFI. The time on the Effective Date when the Company Merger becomes effective is referred to as the "Effective Time."

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ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

       3.01  Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Company Merger and without any action on the part of any Person:

(a) Outstanding Alliance Common Stock. Each share, excluding Treasury Stock and Dissenting Shares, of Alliance Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into, subject to Sections 3.03 and 3.05 hereof, .72 of a share of COFI Common Stock (the "Stock Consideration"), including the corresponding number of Rights associated with the COFI Common Stock pursuant to the COFI Rights Agreement, plus $5.25 in cash (the "Cash Consideration"). The Stock Consideration and Cash Consideration are sometimes collectively referred to herein as the "Merger Consideration". The Stock Consideration shall be subject to adjustment as set forth in Section 3.05.

(b) Treasury Stock. Each share of Alliance Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

(c) Charter Michigan Common Stock. Each share of Charter Michigan common stock issued and outstanding or held in treasury immediately prior to the Effective Time shall remain issued and outstanding or held in treasury and continue to be an identical issued and outstanding or treasury share of Charter Michigan common stock after the Effective Time.

(d) COFI Common Stock. Each share of COFI Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall remain issued and outstanding or held in treasury and shall be unaffected by the Company Merger.

       3.02  Rights as Alliance Shareholders; Stock Transfers. At the Effective Time, holders of Alliance Stock shall cease to be, and shall have no rights as, shareholders of Alliance, other than to receive any dividend or other distribution with respect to such Alliance Common Stock permitted under this Agreement with a record date occurring prior to the Effective Date and the Merger Consideration under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Alliance or the Surviving Corporation of shares of Alliance Stock.

       3.03  Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of COFI Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Company Merger; instead, COFI shall pay to each holder of Alliance Common Stock who would otherwise be entitled to a fractional share of COFI Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing sale price of COFI Common Stock, on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the last trading day immediately preceding the Effective Date.

       3.04  Exchange Procedures.

(a) Deposit of New Certificates and Cash Consideration, Etc. At the Effective Time or upon the request of the independent exchange agent selected by COFI who shall be reasonably acceptable to Alliance (the "Exchange Agent"), COFI shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the holders of certificates formerly representing shares of Alliance Common Stock other than certificates representing Treasury Stock and Dissenting Shares ("Old Certificates"), for exchange in accordance with this Article III, (i) certificates representing shares of COFI Common Stock ("New Certificates") for the aggregate Stock Consideration without any interest thereon, (ii) the aggregate Cash Consideration without any interest thereon, (iii) an estimated amount of cash for fractional share interests without any interest thereon, plus (iv) any dividends or distributions with a record date occurring after the

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Effective Date with respect to New Certificates that are being held by the Exchange Agent for exchange against Old Certificates (without any interest thereon) (the "Exchange Fund").
(b) Transmittal and Deliveries. As promptly as practicable after the Effective Date, but not later than 10 business days thereafter, COFI shall send or cause to be sent to each former holder of record of Old Certificates transmittal materials (which shall specify that risk of loss and title to Old Certificates shall pass only upon acceptance of such Old Certificates by COFI or the Exchange Agent) for use in exchanging such shareholder's Old Certificates for the Merger Consideration. Upon delivery to the Exchange Agent of Old Certificates representing shares of Alliance Common Stock (or indemnity reasonably satisfactory to COFI and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder, the Exchange Agent shall deliver to such shareholder New Certificates for the Stock Consideration, a check for the Cash Consideration and any cash in lieu of a fractional share interest, and any dividends or distributions such shareholder is entitled to receive with respect to such New Certificates, if any. No interest will be paid on the Merger Consideration, any cash in lieu of a fractional share interest or in respect of dividends or distributions which any such Person shall be entitled to receive pursuant to this Article III. Old Certificates surrendered for exchange by any Person identified by Alliance pursuant to Section 6.07 as an Alliance Affiliate shall not be exchanged for New Certificates representing COFI Common Stock until COFI has received a written agreement from such Person as specified in Section 6.07. COFI and the Exchange Agent shall be entitled to rely upon the stock transfer books of Alliance to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, COFI or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(c) Escheat. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Alliance Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) Restrictions on the Payment of Dividends. No dividends or other distributions with respect to COFI Common Stock to be issued as Stock Consideration in the Company Merger with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificates until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofor had become payable with respect to shares of COFI Common Stock such holder had the right to receive upon surrender of the Old Certificates. Registered holders of unsurrendered Old Certificates shall be entitled to vote after the Effective Time at any meeting of COFI shareholders with a record date after the Effective Time the number of whole shares of COFI Common Stock represented by such Old Certificates (i.e., the portion of the Stock Consideration represented by the Old Certificates), regardless of whether such holders have exchanged their Old Certificates.

(e) Return of Exchange Fund to COFI. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Alliance for twelve months after the Effective Time shall be delivered to COFI. Any shareholder of Alliance who has not theretofor complied with this Article III shall thereafter look only to COFI for payment of the Merger Consideration, cash in lieu of any fractional share and unpaid dividends and distributions on COFI Common Stock deliverable in respect of shares of Alliance Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

       3.05  Anti-Dilution Provisions. In the event COFI changes (or establishes a record date for changing) the number of shares of COFI Common Stock issued and outstanding on or prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding COFI Common Stock and

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the record date therefor shall be after the date hereof and on or prior to the Effective Date, the Stock Consideration shall be proportionately adjusted.

       3.06  Dissenting Shares

(a) Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the DGCL; provided, however, that if any holder of Dissenting Shares shall forfeit such right to payment, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration from COFI without interest. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the DGCL.

(b) Alliance shall give COFI (i) prompt notice of any written objections to the Company Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served upon or received by Alliance pursuant to Section 262 of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the DGCL. Alliance shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of COFI or Charter Michigan, settle or offer to settle any such demands.

       3.07  Alliance Stock Options.

(a) Conversion. At the Effective Time, each option outstanding on the date of this Agreement to purchase shares of Alliance Common Stock under the Alliance Stock Plans (each, a "Alliance Stock Option") and remaining outstanding immediately prior to the Effective Time shall, at the Effective Time, be assumed by COFI and each such Alliance Stock Option shall continue to be outstanding, but shall represent an option to purchase shares of COFI Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the applicable Alliance Stock Plan and stock option agreement pursuant to which the Alliance Stock Option was granted):

(i) the number of shares of COFI Common Stock to be subject to the continuing Alliance Stock Option shall be equal to the product of the number of shares of Alliance Common Stock subject to the Alliance Stock Option immediately prior to the Effective Time and the Alliance Stock Option Exchange Ratio, provided that any fractional share of COFI Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii) the exercise price per share of COFI Common Stock under the continuing Alliance Stock Option shall be equal to the exercise price per share of Alliance Common Stock under the Alliance Stock Option immediately prior to the Effective Time divided by the Alliance Stock Option Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.

To the extent permitted by law, it is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the Code as to any Alliance Stock Option which is an "incentive stock option". COFI does hereby agree and acknowledge, consistent with Alliance's Board interpretation and understanding of the Alliance Stock Option Plans, that a continuing Alliance Stock Option, to the extent vested on the date of termination of employment or service of the optionee, may be exercised within one year after such termination of employment or service, whichever is applicable (but to preserve incentive stock option treatment within 3 months after termination of employment), and that service on the Alliance Bancorp Advisory Board will be deemed continuing service.

(b) Reservation of COFI Common Stock and Securities Filings. At all times after the Effective Time, COFI shall reserve for issuance such number of shares of COFI Common Stock as necessary so as to
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permit the exercise of continuing Alliance Stock Options in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. COFI shall make all filings required under federal and state securities laws promptly after the Effective Time so as to permit the exercise of such continuing Alliance Stock Options and the sale of the shares received by the optionee upon such exercise at and after the Effective Time and COFI shall continue to make such filings thereafter as may be necessary to permit the continued exercise of continuing Alliance Stock Options and sale of such shares.

ARTICLE IV

ACTIONS PENDING TRANSACTION

       4.01  Forbearances of Alliance. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of COFI (which consent under subsections (h), (i), (m) and (q) shall not be unreasonably withheld or delayed), Alliance will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of Alliance and its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use best efforts to (i) preserve intact in any material respect their business organizations and assets and (ii) maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair Alliance's ability to perform any of its obligations under this Agreement.

(b) Alliance Stock. Other than pursuant to Alliance Stock Options outstanding on the date hereof as Previously Disclosed or the Stock Option Agreement (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Alliance Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Alliance Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Other Securities. Issue any other capital securities, including trust preferred or other similar securities, capital stock or other securities of any Subsidiary, debentures, or subordinated notes.
(d) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution (other than (A) quarterly cash dividends on Alliance Common Stock in an amount not to exceed $0.14 per share with record and payment dates consistent with past practice (provided the declaration of the last quarterly dividend by Alliance prior to the Effective Time and the payment thereof shall be coordinated with COFI so that holders of Alliance Common Stock do not receive dividends on both Alliance Common Stock and COFI Common Stock received in the Company Merger in respect of such quarter or fail to receive a dividend on at least one of the Alliance Common Stock or COFI Common Stock received in the Company Merger in respect of such quarter) and (B) dividends from wholly owned Subsidiaries to Alliance or to another wholly owned Subsidiary of Alliance) on or in respect of, any shares of Alliance Stock or any of the capital stock or ownership interests of any Alliance Subsidiary or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or Rights.

(e) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance, change in control, or similar agreements or arrangements with any director, officer or employee of Alliance or its Subsidiaries, or, except as Previously Disclosed, grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) except (i) for oral at will employment agreements, (ii) for normal individual increases in compensation to non-senior management employees in the ordinary course of business consistent with past practice, (iii) for other changes that are required by applicable law or (iv) to satisfy contractual obligations existing as of the date hereof that are Previously Disclosed; provided, however, that Alliance and its Subsidiaries may consistent with past practice

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extend Previously Disclosed employment, change in control, and severance agreements in effect on the date hereof that contain evergreen provisions for an additional one year period.
(f) Benefit Plans. Enter into, establish, adopt, renew, or amend (except as may be required by existing contractual obligations existing as of the date hereof that are Previously Disclosed or applicable law) any pension, profit sharing, employee stock ownership, retirement, stock option, stock appreciation, phantom stock, stock purchase, savings, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Alliance or its Subsidiaries, or take any action to accelerate the vesting of benefits payable thereunder.

(g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets or properties except in the ordinary course of business for fair value consistent with past practice, or sell or transfer any of its deposits.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any Person.

(i) Loans, Loan Participations and Servicing Rights. Sell or acquire, whether or not in the ordinary course of business, any loans (excluding originations), any loan participations or servicing rights. With respect to each participation construction loan in excess of $3,000,000 where Alliance is the lead lender, Alliance agrees to administer such loan in accordance with commercial loan disbursement standards approved in writing by COFI and to submit each disbursement made thereunder to COFI for ratification within three business days after each such disbursement.

(j) Governing Documents. Amend the Alliance Certificate, Alliance By-Laws or the certificate or articles of incorporation, charter or by-laws (or similar governing documents) of any of Alliance's Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
(l) Contracts. Except to satisfy Previously Disclosed written commitments outstanding on the date hereof, enter into or terminate any material agreement or amend or modify in any material respect or renew any of its existing material agreements.

(m) Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $100,000, settle any claim, action or proceeding. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could be material to Alliance and its Subsidiaries, taken as a whole.

(n) Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that Alliance and its Subsidiaries shall not be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under Environmental Laws.

(o) Deposit Taking and Other Bank Activities. In the case of Liberty Federal (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising

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activities and initiatives materially in excess of the amounts Previously Disclosed; (iii) open any new branch or deposit taking facility; or (iv) close or relocate any existing branch or other facility.

(p) Investments. Enter into any securities transaction for its own account or purchase or otherwise acquire any investment security for its own account other than investments with maturities of less than one year and consistent with past practices; enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(q) Capital Expenditures. Purchase or lease fixed assets where the amount paid or committed thereof is in excess of $100,000 individually or $300,000 in the aggregate, except for amounts Previously Disclosed or for emergency repairs or replacements.

(r) Lending. (i) Make any material changes in its policies concerning loan underwriting or which Persons may approve loans or fail to comply with such policies as Previously Disclosed; (ii) make or commit to make any new loan or letter of credit, or any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit (other than (A) in the case of a consumer loan or extension of credit with full personal recourse to the borrower in a principal amount not in excess of $100,000, (B) in the case of a loan secured by a first mortgage on an owner occupied one-to-four single-family principal residence which provides full personal recourse to the borrower in a principal amount not in excess of $2,000,000, (C) in the case of a loan secured by a first mortgage on commercial real property in a principal amount not in excess of $1,000,000, (D) in the case of a commercial loan secured by a first lien on accounts receivable, inventory or other tangible assets which also provides full personal recourse to the borrower in a principal amount not in excess of $250,000, or (E) in the case of loans (other than commercial construction loans) outstanding on the date hereof to one borrower (or group of affiliated borrowers) the restructuring of loans with an aggregate principal balance not in excess of $1,000,000; provided in the case of subparts (A)-(D) the loan exposure to one borrower (or group of affiliated borrowers) shall not exceed $7,500,000); or (iii) make or commit to make any new or additional discretionary advance under any existing commercial construction loan or line of credit, or restructure or modify in any manner any existing commercial construction loan or line of credit, including but not limited to any restructure or modification relating to the term, interest rate, guarantee, guarantor, disbursement schedule or disbursement line item, or administration of a commercial construction loan; in each case under subsections (ii) and (iii) above, without the prior written consent of COFI acting through its Chief Executive Officer or Executive Vice President of Lending in a written notice to Alliance, which approval or rejection shall be given within three business days after delivery by Alliance to such officer of COFI of the complete loan package. Notwithstanding anything herein to the contrary, Alliance shall not make or commit to make any new lease, whether direct financing, sales-type or otherwise, loan or letter of credit, or any new or additional discretionary advance under any such existing lease, loan or line of credit, or restructure any existing lease, loan or line of credit with Varilease Corporation or any of its subsidiaries or affiliates.

(s) Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership, except for written commitments outstanding on the date hereof as Previously Disclosed; engage in any new real estate development or construction activity; or disburse any funds relating to the 1201 West Adams project without the prior written consent of COFI acting through its Chief Executive Officer or Executive Vice President of Lending in a written notice to Alliance, which approval or rejection shall be given within three business days after delivery by Alliance to such officer of COFI of verification that at least 35% of the project's units have been pre-sold and that the required down payments to be paid thereon have been received.

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(t) Adverse Actions. (i) Take any action or fail to take any action while knowing that such action or inaction would, or is reasonably likely to, prevent or impede the Company Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Company Merger set forth in Article VII not being satisfied except as expressly permitted by this Agreement or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(u) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(v) Indebtedness. Incur any indebtedness for borrowed money other than Federal Home Loan Bank advances in the ordinary course of business with a term not in excess of one year.
(w) Commitments. Agree or commit to do any of the foregoing.

       4.02  Forbearances of COFI. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Alliance, COFI will not, and will cause each of its Subsidiaries not to:

(a) Preservation. Fail to use best efforts to (i) preserve intact in any material respect their business organizations and assets and (ii) maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair the ability of COFI or Charter Michigan to perform any of its obligations under this Agreement.

(b) Extraordinary Dividends. Make, declare, pay or set aside for payment any extraordinary cash dividend or cash distribution on COFI Common Stock.
(c) Adverse Actions. (i) Take any action or fail to take any action while knowing that such action or inaction would, or is reasonably likely to, prevent or impede the Company Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Company Merger set forth in Article VII not being satisfied except as expressly permitted by this Agreement or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of COFI to exercise its rights under the Stock Option Agreement.

(d) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
(e) Commitments. Agree or commit to do any of the foregoing.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

       5.01  Disclosure Schedules. On or prior to the date hereof, COFI has delivered to Alliance a schedule and Alliance has delivered to COFI a schedule (respectively, its "Disclosure Schedule") which sets forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 (other than Sections 5.03(f)(ii)(A)-(C) and 5.03(g)(iii) for which no disclosure exceptions are permitted) or 5.04 (other than Sections 5.04(f)(ii)(A)-(C) and 5.04(g)(ii) for which no disclosure exceptions are permitted) or to one or more of its covenants contained in Article IV; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a Specified Representation if its absence would not be reasonably likely to result in the Specified Representation(s) being deemed untrue or incorrect under the standard established by Section 5.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a Specified Representation shall not be deemed an admission by a party that such item individually, or when aggregated with other facts, events and circumstances, has resulted in or is reasonably likely to result in a Material Adverse Effect on the party making the representation, and Alliance's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of COFI.

       5.02  Standard. No representation or warranty of Alliance or COFI contained in Section 5.03(a), (c)(iii), (d), (f)(i), (n) (but excluding the last sentence thereof), (o), and (v) or 5.04(a), (c), (d), (f)(i), (k) and (r) (but excluding the last sentence thereof) (collectively, the "Specified Representations") shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a Specified Representation, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually, or taken together with all other facts, events and circumstances inconsistent with the representations of such party, has had or is reasonably likely to have a Material Adverse Effect on such party.

       5.03  Representations and Warranties of Alliance. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed (which exception shall not apply to Section 5.03(f)(ii)(A)-(C) and 5.03(g)(iii)) in its Disclosure Schedule corresponding to the relevant paragraph below, Alliance hereby represents and warrants to COFI:

(a) Organization, Standing and Authority. Alliance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Alliance is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Alliance Certificate and Alliance By-Laws are Previously Disclosed.

(b) Alliance Stock. The authorized capital stock of Alliance consists solely of (i) 21,000,000 shares of Alliance Common Stock, of which 9,243,575 shares were outstanding, and 2,458,822 shares were held in treasury, as of the business day prior to the date hereof, and (ii) 1,500,000 shares of Alliance Preferred Stock, of which no shares are outstanding. The outstanding shares of Alliance Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, subject to no preemptive rights (and were not issued in violation of any preemptive rights), and were issued in compliance with all applicable federal and state securities laws and regulations. As of the date hereof, there are no shares of Alliance Stock authorized and reserved for issuance, Alliance does not have any Rights issued or outstanding with respect to Alliance Stock, and Alliance does not have any commitment to authorize, issue or sell any Alliance Stock or Rights, other than the issuance of Alliance Common Stock upon the proper exercise of Alliance Stock Options outstanding on the date hereof and pursuant to the Stock Option Agreement. The number of shares of Alliance Common Stock which are issuable upon exercise of each Alliance Stock Option outstanding as of the date hereof, the vesting dates thereof, and the exercise price per share are Previously Disclosed. Alliance does not have a dividend reinvestment plan.

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(c) Subsidiaries. (i)(A) Alliance has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, Alliance owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, no equity securities of any of Alliance's Subsidiaries are or may become required to be issued (other than to Alliance or its wholly-owned Subsidiaries) by reason of any Right or otherwise, there are no contracts, commitments, understandings or arrangements by which any Alliance Subsidiary is or may become bound to sell or otherwise transfer any equity securities of any such Subsidiary (other than to Alliance or to another wholly-owned Alliance Subsidiary), there are no contracts, commitments, understandings, or arrangements relating to Alliance's rights to vote or to dispose of such securities of its Subsidiaries and all the equity securities of each Alliance Subsidiary are held by Alliance or its Subsidiaries, are fully paid and nonassessable and are owned by Alliance or its Subsidiaries free and clear of any Liens. The Charter and By-Laws of Liberty Federal are Previously Disclosed.

(ii) Except for stock in the Federal Home Loan Bank of Chicago and readily marketable securities, neither Alliance nor any Alliance Subsidiary owns beneficially any equity securities or similar interests of any Person, other than a Alliance Subsidiary.

(iii) Each of Alliance's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(d) Corporate Power. Each of Alliance and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Alliance has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

(e) Corporate Authority. Subject in the case of this Agreement (not the Stock Option Agreement) to receipt of the requisite adoption of this Agreement by the holders of a majority of the outstanding shares of Alliance Common Stock entitled to vote thereon (which is the only Alliance shareholder vote required), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been duly authorized, deemed advisable and approved by all necessary corporate action of Alliance and the Alliance Board (by unanimous vote) on or prior to the date hereof. This Agreement is a valid and legally binding obligation of Alliance, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

(f) Regulatory Filings; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or any third party are required to be made or obtained by Alliance or any of its Subsidiaries in connection with the execution, delivery or performance by Alliance of this Agreement or the Stock Option Agreement or the consummation of the Transactions except in this case of the consummation of the Transactions for (A) filings of applications or notices with Regulatory Authorities, (B) filings with the SEC and state securities authorities, and (C) the filing of (and endorsement of, if required) certificates of merger and articles of combination with the Delaware Secretary, the Administrator and the OTS. As of the date hereof, Alliance is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt from Regulatory Authorities of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws relating to the consummation of, and the issuance of COFI Common

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Stock in, the Company Merger, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the Transactions and the exercise of rights under the Stock Option Agreement do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any material agreement, license, indenture or instrument to which Alliance or of any of its Subsidiaries is a party or to which Alliance or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Alliance Certificate or the Alliance By-Laws, or the governing documents or instruments of any Alliance Subsidiary, (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or material agreement, license, indenture or instrument or (D) result in any penalty payment relating to borrowed funds, advances or financial instruments of Alliance or any Alliance Subsidiary.

(g) Financial Reports, SEC Documents; Material Adverse Effect. (i) Alliance's 1999 Form 10-K and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1999 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, Alliance's "SEC Documents") with the SEC, as of the date filed, (A) complied and will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Alliance and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders' equity and cash flows or equivalent statements in Alliance's SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of Alliance and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to non-material, normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(ii) Except for liabilities incurred in connection with negotiation of and compliance with this Agreement and otherwise in connection with the transactions contemplated hereby, since December 31, 1999 to the date hereof, Alliance and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(iii) Since December 31, 1999 to the date hereof, (A) Alliance and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) there has not occurred any fact, event or circumstance that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section 5.03 or otherwise), would constitute, or is reasonably likely to result in, a Material Adverse Effect with respect to Alliance.

(h) Litigation. Neither Alliance nor any Alliance Subsidiary is a party to any pending or, to the best knowledge of Alliance, threatened with any, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, involving a monetary claim in excess of $25,000 or involving a claim for equitable relief.
(i) Regulatory Matters. (i) Neither Alliance nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state

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governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the OTS, the Commissioner, the DOJ, and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

(ii) Neither Alliance nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) As of the date hereof, Liberty Federal has a Community Reinvestment Act rating of "satisfactory" or better.
(j) Compliance with Laws. Each of Alliance and each Alliance Subsidiary:
(i) is in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Alliance, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Transactions; and

(iii) has not received, since December 31, 1998, any notification or communication from any Governmental Authority (A) asserting that it is not in compliance in any material respect with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any material license, franchise, permit, or governmental authorization (nor, to the best knowledge of Alliance, do any grounds for any of the foregoing exist).
(k) Material Contracts; Real Estate Leases; Defaults. As of the date hereof, except for this Agreement, the Stock Option Agreement and those agreements and other documents filed as exhibits to Alliance's SEC Documents, neither Alliance nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts or limits in any material way the conduct of business by Alliance or any of its Subsidiaries (it being understood that any non-compete or similar provision shall be deemed material). Each real estate lease that may require the consent of the lessor or its agent resulting from the Company Merger or the Bank Merger by virtue of a prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in the Alliance Disclosure Schedule identifying the section of the lease that contains such prohibition or restriction. Neither Alliance nor any Alliance Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

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(l) Brokers. No action has been taken by Alliance or any of its Subsidiaries that would give rise to any valid claim for a brokerage commission, finder's fee or other like payment with respect to the Transactions, except the Previously Disclosed fee to be paid by Alliance to Keefe, Bruyette & Woods, Inc.

(m) Employee Benefit Plans. (i) Alliance has Previously Disclosed a descriptive list of and copies of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by Alliance or any of its Subsidiaries in which any employee or former employee, consultant or former consultant or director or former director of Alliance or any of its Subsidiaries participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits other than plans and programs involving immaterial obligations (the "Compensation and Benefit Plans"). Neither Alliance nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify, change or renew any existing Compensation and Benefit Plan.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Alliance is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the best knowledge of Alliance, threatened action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither Alliance nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Alliance or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof and subsequently expires as of the day next preceding the Effective Date.

(iii) Neither Alliance, nor any Alliance Subsidiary or any entity which is considered one employerwith Alliance under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate") is a sponsor of or maintains a defined benefit Pension Plan or any Compensation and Benefit Plan subject to Title IV of ERISA, or has any liability under any such plan that was previously sponsored or maintained by it. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any single employer plan of an ERISA Affiliate (an "ERISA Affiliate Plan") within the 12-month period ending on the date hereof. To the best knowledge of Alliance, there is no pending investigation or enforcement action by any Governmental Authority with respect to any Compensation and Benefit Plan or any ERISA Affiliate Plan.

(iv) All material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Alliance or any of its Subsidiaries is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued monthly on Alliance's consolidated financial statements. Alliance and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting

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purposes as required by generally accepted accounting principles. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. None of Alliance, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, or (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a Lien under Section 412(n) of the Code or pursuant to ERISA.

(v) Neither Alliance nor any of its Subsidiaries has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by Alliance or any of its Subsidiaries that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

(vi) Alliance and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign employees.
(vii) With respect to each Compensation and Benefit Plan, if applicable, Alliance has provided or made available to COFI copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) the most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (H) the determination letter for termination of Alliance's terminated employee stock ownership plan.

(viii) The consummation of the Transactions or either of them will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Neither Alliance nor any of its Subsidiaries maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) To the best knowledge of Alliance, the consummation of the Transactions or either of them will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of Alliance or any Alliance Subsidiary to any actual or deemed payment (or benefit) which would constitute a "parachute payment" (as such term is defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(xi) There are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Alliance Stock Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

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(n) Labor Matters. Neither Alliance nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Alliance or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Alliance or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best knowledge of Alliance, threatened, nor is Alliance aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity. There are no claims, investigations or proceedings pending or, to the best knowledge of Alliance threatened, against Alliance or any Alliance Subsidiary relating to discriminatory employment practices or sexual harassment.

(o) Takeover Laws; Dissenters Rights. This Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are not subject to the requirements of any "moratorium," "control share", "fair price", "affiliate transactions", "business combination" or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL ("Takeover Laws") applicable to Alliance or any Alliance Subsidiary.

(p) Environmental Matters. (i) Neither the conduct nor operation of business by Alliance or any of its Subsidiaries nor any condition of any property currently or previously owned, operated or controlled by any of them (including, without limitation, in a fiduciary or agency capacity), or to the best knowledge of Alliance, on which any of them holds a Lien, results or resulted in a violation of any Environmental Laws, and to the best knowledge of Alliance, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability to Alliance or any Alliance Subsidiary under or by reason of any Environmental Laws or Materials of Environmental Concern. Except for notices for which there is no reasonable basis for the assertion of liability or a remediation obligation on the part of Alliance or any Alliance Subsidiary under any Environmental Laws or relating to Materials of Environmental Concern, neither Alliance nor any of its Subsidiaries has received any notice from any Person that Alliance or its Subsidiaries or the operation or condition of any property ever owned, operated, controlled, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of Materials of Environmental Concern at, on, beneath, or originating from any such property.

(ii) There are no underground storage tanks located on, in or under any real property currently owned, operated or controlled by Alliance or any Alliance Subsidiary. Neither Alliance nor any Alliance Subsidiary owns or operates any underground storage tank at any real property leased by it.

(q) Tax Matters. (i) (a) All Tax Returns that are required to be filed by or with respect to Alliance or its Subsidiaries have been duly filed, or requests for extensions have been timely filed (or an extension is automatic) and any such extension has been granted and has not been rescinded, (b) all Taxes shown to be due on Tax Returns referred to in clause (a), as filed, and all Taxes required to be shown on the Tax Returns for which extensions have been granted have been paid in full or adequate provision has been made for such Taxes on Alliance's most recent balance sheet provided to COFI, (c) the Tax Returns referred to in clause (a) that have been filed have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (d) all deficiencies asserted or assessments made as a result of such examinations have been paid in full or non-material amounts are being contested in good faith, (e) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Alliance or its Subsidiaries. Alliance has made available to COFI
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true and correct copies of the United States federal income Tax Returns filed by Alliance and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1999. Neither Alliance nor any of its Subsidiaries has any material liability with respect to any Taxes that accrued on or before the end of the most recent period covered by Alliance's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Alliance's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither Alliance nor any of its Subsidiaries has any reason to believe that any condition exists that might prevent or impede the Company Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.
(iii) Alliance and its Subsidiaries will not be liable for any Taxes as a result of either of the Transactions.
(r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Alliance's own account, or for the account of one or more of Alliance's Subsidiaries or their customers (all of which are Previously Disclosed), were entered into (iv) in accordance with prudent business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies and (v) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Alliance or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Alliance nor any of its Subsidiaries, nor to the best knowledge of Alliance any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

(s) Loans. (i) The Alliance Disclosure Schedule sets forth a listing, as of the last business day prior to the date of this Agreement, by account, of: (A) all loans (including loan participations) of Alliance or any of the Alliance Subsidiaries that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of Alliance or any of the Alliance Subsidiaries which have been terminated by Alliance or any of the Alliance Subsidiaries during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower (including the termination of the $24 million commitment relating to the 330 W. Grand Avenue project); (C) all loans, lines of credit and loan commitments as to which Alliance or any of the Alliance Subsidiaries has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Alliance or any of the Alliance Subsidiaries to any of their respective borrowers, customers or other parties during the past twelve months wherein Alliance or any of the Alliance Subsidiaries has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified Alliance or any of the Alliance Subsidiaries during the past twelve months of, or has asserted against Alliance or any of the Alliance Subsidiaries, in each case in writing, any "lender liability" or similar claim, and, to the best knowledge of Alliance, each borrower, customer or other party which has given Alliance or any of the Alliance Subsidiaries any oral notification of, or orally asserted to or against Alliance or any of the Alliance Subsidiaries, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that have been classified "doubtful," "loss" or the equivalent thereof by any Regulatory Authority, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability

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to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by Alliance or any Alliance Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. The $24 million outstanding loan commitment relating the 330 West Grand Avenue project has been terminated by Liberty Federal in accordance with the terms of such loan commitment and such termination shall not result in any liability to Alliance or any Subsidiary of Alliance.

(ii) All loans receivable (including discounts) and accrued interest entered on the books of Alliance and the Alliance Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of Alliance's or the appropriate Alliance Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the best knowledge of Alliance, the loans, discounts and the accrued interest reflected on the books of Alliance and the Alliance Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by Alliance or the appropriate Alliance Subsidiary free and clear of any Liens.

(iii) The notes and other evidences of indebtedness evidencing the loans described in clause (ii) above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(iv) The Alliance Disclosure Schedule sets forth a schedule prepared by Alliance and delivered to COFI, listing by account, 31 new major residential construction loan projects, the original loan amount of each project, the number of presold units relating to each such project and various other information. The information set forth on the foregoing schedule with respect to the 15 accounts identified with a check mark thereon is accurate and complete and all cash deposits required pursuant to the sales contracts relating to the presold units have been received and are being held in accordance with the terms of the respective sales contracts.

(t) Material Interests of Certain Persons. To the best knowledge of Alliance, no officer or director of Alliance or any of the Alliance Subsidiaries, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of, Alliance or any of the Alliance Subsidiaries, which in the case of Alliance and each of the Alliance Subsidiaries would be required to be disclosed by Item 404 of Regulation S-K promulgated by the SEC.

(u) Registration Obligations. Neither Alliance nor any Alliance Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

(v) Insurance. Alliance has Previously Disclosed all of the material insurance policies, binders, or bonds maintained by Alliance or any of its Subsidiaries. Alliance and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Alliance reasonably has determined to be prudent in accordance with industry practices and in accordance with all contractual obligations. All such insurance policies are in full force and effect; Alliance and its Subsidiaries are not in material default thereunder; and all material claims thereunder have been filed in due and timely fashion.

(w) Governmental Reviews. No investigation or review by any Governmental Authority with respect to Alliance or any Alliance Subsidiary is pending or, to the best knowledge of Alliance, threatened, nor

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has any Governmental Authority indicated to Alliance or any Alliance Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.
(x) Fairness Opinion. On the date of this Agreement, Keefe, Bruyette &Woods, Inc. has provided to the Alliance Board a written fairness opinion to the effect that the Merger Consideration is fair to the shareholders of Alliance from a financial point of view.

(y) Compliance with Servicing Obligations. Alliance and the Alliance Subsidiaries are in compliance in all material respects with all contract, agency and investor requirements and guidelines, and all applicable laws, rules and regulations of Governmental Authorities, relating to the servicing and administration of loans by them, or any of them, including but not limited to, properly and timely making interest rate adjustments to adjustable rate loans.

       5.04  Representations and Warranties of COFI. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed (which exception shall not apply to Sections 5.04(f)(ii)(A)-(C) and 5.04(g)(ii)) in its Disclosure Schedule corresponding to the relevant paragraph below, COFI and Charter Michigan hereby, jointly and severally, represent and warrant to Alliance as follows:

(a) Organization, Standing and Authority. COFI and Charter Michigan are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Michigan, respectively. COFI and Charter Michigan are duly qualified to do business and are in good standing in the states of the United States and foreign jurisdictions where their respective ownership or leasing of property or assets or the conduct of their businesses requires them to be so qualified.

(b) COFI Stock. (i) As of the last business day prior to the date hereof, the authorized capital stock of COFI consisted solely of (A) 360,000,000 shares of COFI Common Stock, of which no more than 208,507,882 shares were outstanding, and no more than 4,176,816 shares were held in treasury, and (B) 20,000,000 shares of preferred stock, $0.01 par value per share, of which none were issued and outstanding. As of the date hereof, COFI does not have any Rights issued or outstanding with respect to COFI Common Stock and COFI does not have any commitment to authorize, issue or sell any COFI Common Stock or Rights, other than pursuant to (A) this Agreement, (B) outstanding stock options (and any mandatory future awards under stock option plans) that have been Previously Disclosed, (C) its dividend reinvestment plan on terms Previously Disclosed, and (D) the COFI Rights Agreement. The outstanding shares of COFI Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii) The shares of COFI Common Stock to be issued as Stock Consideration in the Company Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

(c) Subsidiaries. Each of COFI's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and COFI owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries.

(d) Corporate Power. Each of COFI and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of COFI and Charter Michigan has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, in the case of COFI, the Stock Option Agreement, and to consummate the transactions contemplated hereby and thereby.

(e) Corporate Authority. This Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized, deemed advisable and approved by all necessary

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corporate action of COFI and Charter Michigan (as to this Agreement and the Company Merger only) and the COFI Board and the Charter Michigan Board (as to this Agreement and the Company Merger only) on or prior to the date hereof. This Agreement is a valid and legally binding agreement of COFI and Charter Michigan, enforceable against them in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

(f) Regulatory Filings; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or any third party are required to be made or obtained by COFI or any of its Subsidiaries in connection with the execution, delivery or performance by COFI or Charter Michigan of this Agreement or the consummation of the Transactions except in the case of the consummation of the Transactions for (A) the filings referred to in Section 5.03(f)(i); (B) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of COFI Common Stock in the Company Merger; and (C) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, neither COFI nor Charter Michigan is aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph, and expiration of the related waiting periods, and required filings under federal and state securities laws relating to the consummation of, and the issuance of COFI Common Stock in, the Company Merger, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or material agreement, license, indenture or instrument to which COFI or of any of its Subsidiaries is a party or to which COFI or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of COFI or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, license, indenture or instrument or (D) result in any penalty payment relating to borrowed funds, advances or financial instruments of COFI or any COFI Subsidiary.

(g) Financial Reports, SEC Documents; Material Adverse Effect. (i) COFI's SEC Documents, as of the date filed, (A) complied and will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of COFI and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders' equity and cash flows or equivalent statements in COFI's SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of COFI and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to non-material, normal year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

(ii) Since December 31, 1999 to the date hereof, (A) COFI and its Subsidiaries have conducted their respective businesses and incurred their respective material liabilities in the ordinary and usual course consistent with past practice (excluding matters outside the ordinary course that are not in the aggregate material to the consolidated financial condition of COFI and matters related to this Agreement and the transactions contemplated hereby) and (B) there has not occurred any fact,

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event or circumstance that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section 5.04 or otherwise), would constitute, or is reasonably likely to result in, a Material Adverse Effect with respect to COFI.

(h) Litigation; Regulatory Action. (i) No litigation, claim or other proceeding before any Governmental Authority is pending against COFI or any of its Subsidiaries and, to the best knowledge of COFI and Charter Michigan, no such litigation, claim or other proceeding has been threatened, which individually or in the aggregate would be material to the consolidated financial condition or the consolidated results of operations of COFI.

(ii) Neither COFI nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has COFI or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, extraordinary supervisory letter or similar submission.

(iii) As of the date hereof, each financial institution Subsidiary of COFI has a Community Reinvestment Act rating of "satisfactory" or better.
(i) Compliance with Laws. Each of COFI and each COFI Subsidiary:
(i) is in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business, and its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

(ii) has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of COFI and Charter Michigan, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Transactions; and

(iii) has not received, since December 31, 1998, any notification or communication from any Governmental Authority (A) asserting that it is not in compliance in any material respect with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any material license, franchise, permit, or governmental authorization (nor, to the best knowledge of COFI and Charter Michigan, do any grounds for any of the foregoing exist).

(j) Brokers. No action has been taken by COFI or any COFI Subsidiary that would give rise to any valid claim for a brokerage commission, finder's fee or other like payment with respect to the Transactions, except for a fee to be paid by COFI to Lehman Brothers.

(k) Takeover Laws. COFI has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any Takeover Laws applicable to COFI or its Subsidiaries.

(l) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to COFI or its Subsidiaries have been duly filed, or requests for extensions have been timely filed (or an extension is

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automatic) and any such extension has been granted and has not been rescinded, (ii) all Taxes shown to be due on Tax Returns referred to in clause (i) , as filed, and all Taxes required to be shown on the Tax Returns for which extensions have been granted have been paid in full or adequate provision has been made for such Taxes on COFI's most recent balance sheet, (iii) the Tax Returns referred to in clause (i) that have been filed have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, or non-material amounts are being contested in good faith, (v) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of COFI or its Subsidiaries. Neither COFI nor any of its Subsidiaries has any material liability with respect to any Taxes that accrued on or before the end of the most recent period covered by COFI's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in COFI's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither COFI nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Company Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) COFI Ownership of Alliance Stock. As of the date of this Agreement, COFI and its Subsidiaries do not beneficially own more than 1% of the outstanding Alliance Common Stock or, other than as contemplated by this Agreement and the Stock Option Agreement, do not have any option, warrant or right of any kind to acquire beneficial ownership of any shares of Alliance Common Stock.

(n) Governmental Reviews. No investigation or review by any Governmental Authority with respect to COFI or any of its Subsidiary is pending or, to the best knowledge of COFI and Charter Michigan, threatened, nor has any Governmental Authority indicated to COFI or any of its Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.

(o) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for COFI's own account, or for the account of one or more of COFI's Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of COFI or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither COFI nor its Subsidiaries, nor to the best knowledge of COFI and Charter Michigan any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

(p) Employee Benefit Plans. Each employee benefit plan, program, policy or arrangement (including, but not limited to each employee benefit plan (as defined in section 3(3) of ERISA) which COFI or any of its Subsidiaries maintains or contributes to for the benefit of its current or former employees complies, and has been administered in form and in operation, in all material respects with all applicable requirements of law and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

(q) Environmental Matters. To the best knowledge of COFI, neither the conduct nor operation of business by COFI or any of its Subsidiaries nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon COFI or any of its Subsidiaries. To the best knowledge of COFI, no condition has existed or event has occurred with respect to any of them
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or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to COFI or any COFI Subsidiary by reason of any Environmental Laws or Materials of Environmental Concern. To the best knowledge of COFI, except for any notice for which there is no reasonable basis for the assertion of a material liability or material remediation obligation on the part of COFI or any COFI Subsidiary under any Environmental Laws or relating to Materials of Environmental Concern, neither COFI nor any of its Subsidiaries has received any notice from any Person that COFI or its Subsidiaries or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon COFI or any of its Subsidiaries.

(r) Labor Matters. Neither COFI nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is COFI or any of its Subsidiaries the subject of any proceeding material to its business, financial condition or results of operations asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or any proceeding seeking to compel COFI or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best knowledge of COFI, threatened, nor is COFI aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity. There are no claims, investigations or proceedings pending or, to the best knowledge of COFI threatened, against COFI or any COFI Subsidiary relating to discriminatory employment practices or sexual harassment material to its business, financial condition or results of operations.

ARTICLE VI

COVENANTS

       6.01  Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Alliance and COFI agrees to use, and shall cause each of its applicable Subsidiaries to use, its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable (but not earlier than July 1, 2001 without the prior written consent of COFI) and otherwise to enable consummation of the Transactions and shall cooperate fully with each other to that end. Such reasonable best efforts shall include, without limitation, using reasonable best efforts to obtain all necessary consents, approvals or waivers from Regulatory Authorities necessary for the consummation of the Transactions and opposing vigorously any litigation or administrative proceeding or directive relating to this Agreement or the Transactions, including, promptly appealing any adverse court or agency order.

       6.02  Alliance Shareholder Approval. Alliance agrees to take, in accordance with applicable law, the Alliance Certificate and the Alliance By-Laws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matter required to be approved by such shareholders for consummation of the Company Merger (including any adjournment or postponement thereof, the "Alliance Meeting") as promptly as practicable after the Registration Statement is declared effective. The Alliance Board shall unanimously recommend such adoption by the Alliance shareholders, and Alliance and the Alliance Board (unanimously) shall take all reasonable, lawful action to solicit such adoption by the Alliance shareholders; provided if the Alliance Board concludes by at least a majority vote of its entire membership that the making of such recommendation would result in a violation of its fiduciary duties to the Alliance shareholders under Delaware law (as determined in good faith after the receipt of advice from outside counsel), then the Alliance Board may withdraw, modify or change such recommendation.

       6.03  Registration Statement; and Proxy Statement.

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(a) COFI agrees to promptly prepare a registration statement on Form S-4 (the "Registration Statement") which, subject to compliance by Alliance with Sections 6.03(b) and (c), will comply in all material respects with applicable federal securities laws. The Registration Statement is to be filed by COFI with the SEC in connection with the issuance of COFI Common Stock in the Company Merger (including the proxy statement and prospectus and other proxy solicitation materials of Alliance constituting a part thereof (the "Proxy Statement") and all related documents). Alliance agrees to cooperate, and to cause its Subsidiaries, its counsel and its accountants to cooperate, with COFI, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that Alliance and its Subsidiaries have cooperated as required above, COFI agrees to file the Registration Statement (or the form of the Proxy Statement) in preliminary form with the SEC as promptly as reasonably practicable and shall use reasonable best efforts to cause such filing to occur within 60 days after execution of this Agreement. If COFI files the Proxy Statement in preliminary form, it agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of Alliance and COFI agrees to use all reasonablably practicable after filing thereof. COFI also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required for the issuance of COFI Common Stock in the Company Merger. Alliance agrees to furnish to COFI all information concerning Alliance, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) Each of Alliance and COFI agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Alliance shareholders and at the time of the Alliance Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Alliance and COFI further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c) COFI agrees to advise Alliance, promptly after COFI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of COFI Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) At the request of COFI, Alliance shall employ a professional proxy solicitor to assist it in contacting shareholders in connection with soliciting votes for the adoption of this Agreement at the Alliance Meeting.

       6.04  Press Releases. Each of Alliance and COFI agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the Transactions, except as otherwise required by applicable law or regulation or NASDAQ or NYSE rules, whichever is applicable, and then only after making reasonable efforts to first consult with the other party. Charter Michigan shall not issue any press release or written statement for general circulation relating to the Transactions.

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       6.05  Access; Information.

(a) Each of Alliance and COFI agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's Representatives, such access during normal business hours throughout the period prior to the Effective Time to its and its Subsidiaries books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as the other party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it or any of its Subsidiaries pursuant to the requirements of federal or state securities, thrift, or banking laws, and (ii) all other information concerning the business, properties and personnel of it and its Subsidiaries as the other party may reasonably request. Alliance shall also permit COFI or its environmental consultant, at the sole expense of COFI, to conduct environmental audits, studies and tests on real property currently owned, controlled, leased or used by Alliance or any of its Subsidiaries or upon which any of them have a Lien; provided however COFI shall not conduct any subsurface or phase II environmental assessments on any such property unless the phase I environmental assessment (or in the absence thereof based upon the advise of COFI's environmental consultant) indicates a reasonable basis for conducting further assessments, studies or testing. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at COFI's sole expense), COFI shall indemnify Alliance for all costs and expenses associated with returning the property to its previous condition. Alliance shall provide copies to COFI of any phase I site assessments or other environmental reports in its or its Subsidiaries' possession or control with respect to any real property previously or currently owned, controlled, leased or used by Alliance or any of its Subsidiaries or upon which any of them has a Lien.

(b) Each of Alliance and COFI agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transactions. Subject to the requirements of law, each party will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents, extracts thereof or notes, analyses, compilations, studies or other documents containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, each of Alliance and COFI shall promptly furnish each other with copies of all monthly and other interim financial statements produced by it or any of its Subsidiaries in the ordinary course of business as the same shall become available.

       6.06  Acquisition Proposal. Alliance agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, or cooperate with, any Person relating to, any Acquisition Proposal. Alliance shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any Person other than COFI with respect to an Acquisition Proposal and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal in existence on the date hereof. Alliance shall promptly advise COFI of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal) within 24 hours after Alliance becomes aware of such Acquisition Proposal, and advise COFI of any material developments with respect to such Acquisition Proposal immediately upon the occurrence

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thereof. Notwithstanding the foregoing, after receipt of an Acquisition Proposal and during the period prior to the Alliance Meeting, Alliance may provide information at the request of or enter into negotiations or cooperate with a third party with respect thereto, if the Alliance Board determines in good faith, by at least a majority of its entire membership, after considering the advice of its outside counsel, that the failure to do so would result in violation of its fiduciary duties to the Alliance shareholders under Delaware law.

       6.07  Affiliate Agreements.

(a) Not later than the 15th day prior to the mailing of the Proxy Statement, Alliance shall deliver to COFI a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Alliance Meeting, deemed to be an "affiliate" of Alliance (each, a "Alliance Affiliate") as that term is used in Rule 145 under the Securities Act or SEC, which schedule shall be updated at least monthly thereafter until the Effective Time.

(b) Alliance shall use its best efforts to cause each Person who may be deemed to be a Alliance Affiliate to execute and deliver to COFI on or before the date of mailing of the Proxy Statement (or in the case of a Person who is not deemed to be an Alliance Affiliate until a later date, then as soon as practicable after the date such Person is deemed to be an Alliance Affiliate) an agreement in the form attached hereto as Exhibit D.

       6.08  Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the Stock Option Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

       6.09  Conforming Entries

(a) Alliance recognizes that COFI and its Subsidiaries may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). Subject to applicable law, from and after the date hereof Alliance shall consult and cooperate with COFI with respect to conforming the loan, accrual and reserve policies of Alliance and its Subsidiaries to those policies of COFI and its Subsidiaries, as specified in each case in writing from COFI to Alliance, based upon such consultation and subject to the conditions in Section 6.09(c).

(b) Subject to applicable law, Alliance shall consult and cooperate with COFI with respect to determining, as specified in a written notice from COFI to Alliance, based upon such consultation and subject to the conditions in Section 6.09(c), the amount and the timing for recognizing for financial accounting purposes of Alliance's expenses of the Transactions and the restructuring charges relating to or to be incurred in connection with the Transactions.

(c) Subject to applicable law, Alliance and its Subsidiaries shall (i) establish and take such reserves and accruals to conform the loan, accrual and reserve policies of Alliance and its Subsidiaries to the policies of COFI and its Subsidiaries and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes such expenses of the Transactions and restructuring charges related to or to be incurred in connection with the Transactions, in each case at such times as are reasonably requested by COFI, but in no event prior to five days before the Effective Date; provided, however, that on the date such reserves, accruals and charges are to be taken, COFI shall certify to Alliance that all conditions to COFI's and Charter Michigan's obligation to consummate the Company Merger set forth in Sections 7.01 and 7.03 hereof (subject to the receipt of Alliance's officer certificate pursuant to Section 7.03(e)) have been satisfied or waived; and provided, further, that Alliance and its Subsidiaries shall not be required to take any such action that is not permitted under generally accepted accounting principles.

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(d) No reserves, accruals or charges taken at the written request of COFI in accordance with this Section 6.09 may be a basis to assert a violation or a breach of a representation, warranty or covenant of Alliance herein.

       6.10  Systems Integration. From and after the date hereof , Alliance shall cause its and Liberty Federal's directors, officers and employees to, and shall make all reasonable efforts to cause Liberty Federal's data processing service providers to, cooperate and assist Charter One Bank in connection with an electronic and systematic conversion of all applicable data regarding Liberty Federal to Charter One Bank's system of electronic data processing. In furtherance of, and not in limitation of, the foregoing, Alliance shall cause Liberty Federal to make reasonable arrangements during normal business hours to permit Representatives of Charter One Bank to train Liberty Federal employees in Charter One Bank's system of electronic data processing.

       6.11  Listing. COFI agrees to use its best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of COFI Common Stock to be issued to the holders of Alliance Common Stock in the Company Merger.

       6.12  Regulatory Applications.

(a) COFI and Alliance shall, and shall cause their respective Subsidiaries to, cooperate and use reasonable best efforts to promptly prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions and shall use reasonable best efforts to file within 45 days of the date hereof, the applications necessary to obtain the permits, consents, approvals and authorizations of all Regulatory Authorities necessary to consummate the Transactions. Each of COFI and Alliance shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the Transactions. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

       6.13  Officers' and Directors' Insurance; Indemnification.

(a) For six years from and after the Effective Time, COFI shall maintain officers' and directors' liability insurance covering the Persons who are presently covered by Alliance's current officers' and directors' liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least as favorable as the terms of said current policy, provided that it shall not be required to expend in the aggregate during the coverage period more than an amount equal to 200% of the annual premium most recently paid by Alliance (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto, and further provided that if COFI is unable to maintain or obtain the insurance called for by this Section 6.13(a), COFI shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount which may be in the form of tail coverage, or may request Alliance to obtain such tail coverage at Alliance's expense prior to the Effective Time; provided, further, that officers and directors of Alliance or its Subsidiaries may be required to make application and provide customary representations and warranties to COFI's insurance carrier for the purpose of obtaining such insurance.

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(b) For a period of six years from after the Effective Time, COFI shall, and shall cause its Subsidiaries to, maintain and preserve the rights to indemnification of officers and directors provided for in the certificate of incorporation or other charter document (a "Charter") and By-Laws of Alliance and each of its Subsidiaries as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Transactions, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or Regulatory Authorities.

(c) In addition to and without limitation of the rights set forth in Section 6.13(b), for a period of six years from after the Effective Time, COFI shall to the fullest extent permitted under applicable law indemnify and hold harmless each present and former director and officer of Alliance (collectively, the "Indemnified Parties") against any and all costs, expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any act, omission, event, matter or circumstance occurring or existing prior to the Effective Time (including, without limitation, any claim, action, suit, proceeding or investigation arising out of or pertaining to the Transactions), and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) (i) COFI shall advance expenses to each such Indemnified Party to the fullest extent permitted by law, including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Indemnified Party or multiple Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between Indemnified Parties in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to COFI, promptly after statements therefor are received and (ii) COFI will cooperate in the defense of any such matter.

(d) Any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards for or prerequisites to indemnification set forth under the DGCL, or the Charter and By-Law provisions referred to in Section 6.13(b), shall be made by independent counsel selected by COFI (which shall not be counsel that provides any services to COFI or any of its Subsidiaries) and reasonably acceptable to the Indemnified Party, and COFI shall pay such counsel's fees and expenses.

(e) This Section 6.13 shall survive the Effective Time, is intended to benefit each of the Indemnified Parties (each of whom shall be entitled to enforce this Section against COFI), and shall be binding on all successors and assigns of COFI.

(f) In the event COFI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other Persons, then, and in each such case, proper provision shall be made so that the successors and assigns of COFI assume the obligations set forth in this Section 6.13.

(g) COFI shall pay all expenses (including attorneys' fees) that may be reasonably incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.13 if the Indemnified Party is successful in whole or any material part or if any dispute relating thereto is settled or compromised.

       6.14  Benefit Plans.

(a) Except as otherwise provided in this Agreement, at the Effective Time, COFI or one of its Subsidiaries shall be substituted for Alliance or an Alliance Subsidiary as the sponsoring employer under those employee benefit and welfare plans with respect to which Alliance or any of its Subsidiaries is a sponsoring employer, and any other employee benefit programs, policies, and arrangements (other than the Alliance Stock Plans) in each case as Previously Disclosed and in effect immediately prior to the Effective Time (collectively,

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the "Alliance Arrangements"), and COFI or one of its Subsidiaries shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in Alliance or the applicable Alliance Subsidiary with respect to each such Alliance Arrangement. Each such Alliance Arrangement shall be continued in effect by COFI or any applicable COFI Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Transactions, subject to the power reserved to COFI or any applicable COFI Subsidiary under each such Alliance Arrangement to subsequently amend or terminate the Alliance Arrangement, which amendments or terminations shall comply with applicable law. COFI will use reasonable efforts (i) to effect said substitutions and assumption and (ii) to amend such Alliance Arrangements as to the extent necessary to provide for said substitutions and assumptions.

(b) Notwithstanding anything contained in Section 6.14(a) to the contrary, at the written request of COFI, and to the extent permitted by applicable law, Alliance shall cause its 401(k) Pension Plan to be terminated or merged into a Pension Plan of COFI, as of the Effective Time.

(c) At or as promptly as practicable after the Effective Time as COFI shall reasonably determine, COFI shall provide, or cause an COFI Subsidiary to provide, to each continuing full time employee of Alliance and its wholly-owned Subsidiaries (the "Continuing Employees") the opportunity to participate in each employee benefit and welfare plan maintained by COFI or an COFI Subsidiary, whichever is applicable, which is generally available to its full time employees on a uniform and non-discriminatory basis, provided that with respect to such plans maintained by COFI or an COFI Subsidiary, whichever is applicable, Continuing Employees shall be given credit for their past service with Alliance or an Alliance Subsidiary in determining eligibility for participation and vesting in benefits thereunder, and only with respect to vacation plans, accrual of benefits. Continuing Employees shall not be subject to any waiting periods under the group health plan of COFI or any applicable COFI Subsidiary to the extent that such periods are longer than the periods imposed under the applicable Alliance group health plan and COFI shall use its reasonable efforts to cause its health insurance carrier to cover pre-existing conditions that were previously covered for a Continuing Employee under the Alliance health plan. To the extent that the initial period of coverage for Continuing Employees under any plan of COFI or an COFI Subsidiary, whichever is applicable, that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding Alliance welfare plan during the balance of such 12-month period of coverage. Nothing contained herein shall obligate COFI or any COFI Subsidiary to provide or cause to be provided any benefits duplicative to those provided under any benefit or welfare plan continued pursuant to Section 6.14(a), including, but not limited to, extending participation in any plan which is a Pension Plan relative to any period of time with respect to which allocations are made to Continuing Employees under any Pension Plan maintained or sponsored by Alliance or an Alliance Subsidiary. Nothing herein shall alter the power of COFI or any COFI Subsidiary to amend or terminate any benefit or welfare plans of COFI, Alliance or their respective Subsidiaries. Moreover, this subsection 6.14(c) shall not confer upon any Continuing Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at COFI or any COFI Subsidiary.

       6.15  Senior Officer Employment and Senior Officer Executive Agreements; Change in Control Agreements; SERP; Deferred Compensation Plans; Grantor Trust.

(a) Alliance Senior Officer Employment Agreements, Alliance Senior Officer Executive Agreements and New COFI Employment Agreements. Alliance shall cause the Alliance Senior Officer Employment Agreements to be canceled and terminated immediately prior to the Effective Time in exchange for a cash payment by Alliance, immediately prior to the Effective Time, of $1,005,893 to Kenne P. Bristol and $621,706 to Fredric G. Novy, subject in each case to the reduction of such payment to the extent that such payment, together with any other payments (or deemed payments), would constitute a "parachute payment". At the time payment is made to the employee pursuant to the preceding sentence, Alliance shall obtain a written release from the employee in form and substance reasonably satisfactory to COFI. COFI shall, or shall cause Charter One Bank to, assume and honor the Alliance Senior Officer Executive Agreements. COFI shall, at

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the Effective Time, enter into an employment agreement with each of Fredric G. Novy and Kenne P. Bristol in the form of Exhibits E and F, respectively.
(b) Liberty Federal Change in Control Agreements, Etc. COFI shall, or shall cause Charter One Bank to, assume and honor the Liberty Federal Change in Control Agreements, and any other employment and consulting agreement (but excluding the Alliance Senior Officer Employment Agreements) that are in effect on the date hereof and are Previously Disclosed, including, without limitation, the Burns Employment Agreement and the Webber Consultant Agreement. If COFI makes a determination prior to the Effective Time not to continue the employment of an Liberty Federal employee who is a party to an Liberty Federal Change in Control Agreement and provides a written request to Alliance prior to the Effective Time for Liberty Federal to terminate the employment of such employee as of the Effective Time, then Alliance shall cause Liberty Federal to (a) effect such employment termination as of the Effective Time, (b) pay such employee his or her change in control payment under such employee's Liberty Federal Change in Control Agreement immediately prior to the Effective Time, subject to the written approval of COFI to the payment amount (which approval shall not be unreasonably withheld or delayed), and (c) obtain a written release from such employee relating to all employment and compensation matters, in form and substance reasonably satisfactory to COFI, against the tender of payment pursuant to clause (b) above.

(c) Alliance SERP. Alliance shall cause the Alliance SERP to be terminated by the mutual consent of Alliance, Liberty Federal and the participants in the Alliance SERP immediately prior to the Effective Time. The aggregate accrued benefit of the participants in the Alliance SERP shall be calculated under Section 3.3 of the Alliance SERP (as if employment termination occurred on the date of the termination of the Alliance SERP). It is agreed and acknowledged that the accrued benefit of such participants in the Alliance SERP, if it is terminated on June 30, 2001, will be $1,879,947 (or such lesser amount using a 7% annual discount rate if termination of the Alliance SERP occurs prior thereto). The amount of the $1,879,947 accrued benefit allocable to each participant in the Alliance SERP as of June 30, 2001 is set forth in Section 6.15(c) of Alliance's Disclosure Schedule. At the time of the termination of the Alliance SERP, Alliance shall expense and accrue as a liability for financial reporting purposes the full amount of the accrued benefit of the participants in the Alliance SERP less amounts previously expensed and accrued as a liability for financial reporting purposes. Upon termination of the Alliance SERP, an amount shall be invested by Alliance in a tax deferred annuity for the benefit of such participant and his designated beneficiaries, which tax deferred annuity will provide for equal monthly payments of the amount set forth in Section 6.15(c) of Alliance's Disclosure Schedule over a period of 180 months commencing on the first day of the calendar month after the participant has attained the age of 65 years. In connection with the termination of the Alliance SERP, Alliance shall obtain a written release from each participant in the Alliance SERP (in form and substance reasonably satisfactory to COFI) releasing Alliance, Liberty Federal, their respective successors in interest, their respective officers and directors, and all fiduciaries under the Alliance SERP from any and all liabilities and obligations relating to the Alliance SERP or the termination thereof, and the agreement of such participant to look solely to the tax-deferred annuity product in satisfaction of any and all obligations with respect to his Alliance SERP benefit, recognizing that until such tax-deferred annuity is fully paid out to him and/or his beneficiaries such tax deferred annuity constitutes an asset of Alliance (and any of its successors in interest) subject to the rights of the creditors of Alliance (or its successors in interest).

(d) Liberty Federal Deferred Compensation Plans. Alliance shall cause the Liberty Federal Deferred Compensation Plans to be terminated by the mutual consent of Alliance, Liberty Federal and the participants in the Liberty Federal Deferred Compensation Plans immediately prior to the Effective Time. Upon termination of the Liberty Federal Deferred Compensation Plans, the "Elective Contribution Account" (as such term is defined in the Liberty Federal Deferred Compensation Plans) of each participant, as of the date of termination of the Liberty Federal Deferred Compensation Plans, shall be annuitized (using the then current prime interest rate as published in the Wall Street Journal) over a five year period certain and shall be payable quarterly commencing on October 1, 2001. Upon such termination, an amount shall be invested by Liberty Federal in a tax deferred annuity for the benefit of such participant and his designated beneficiaries, which tax deferred annuity will provide for substantially equal quarterly payments of the amount determined above, over a period of 5 years commencing on October 1, 2001. In connection with the termination of the Liberty Federal

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Deferred Compensation Plans, Alliance shall obtain a written release from each participant in the Liberty Federal Deferred Compensation Plans (in form and substance reasonably satisfactory to COFI) releasing Alliance, Liberty Federal, their respective successors in interest, their respective officers and directors, and all fiduciaries under the Liberty Federal Deferred Compensation Plans from any and all liabilities and obligations relating to the Liberty Federal Deferred Compensation Plans or the termination thereof, and the agreement of such participant to look solely to the tax-deferred annuity product purchased with his Elective Contribution Account in satisfaction of any and all obligations with respect to his benefit under the Liberty Federal Deferred Compensation Plans, recognizing that until such tax-deferred annuity is fully paid out to him and/or his beneficiaries such tax deferred annuity constitutes an asset of Liberty Federal (and any of its successors in interest) subject to the rights of the creditors of Liberty Federal (or its successors in interest).

(e) Grantor Trust. Alliance shall cause the Alliance Grantor Trust to be terminated by the mutual consent of Liberty Federal and the participants in each "Benefit Plan" (as such term is defined in the Grantor Trust) immediately prior to the Effective Time. Alliance acknowledges that the only assets, if any, that will be in the Grantor Trust at the time of termination thereof will be cash equal to the Elective Contribution Accounts of participants in the Liberty Federal Deferred Compensation Plans, which amounts are to be remitted to Liberty Federal by the Trustee of the Alliance Grantor Trust and invested by Liberty Federal in the tax-deferred annuities referred to in Section 6.15(d) above.

       6.16  Alliance General Severance Plan. The parties agree that notwithstanding anything contained to the contrary in this Agreement, Alliance and Liberty Federal shall be permitted to adopt prior to the Effective Time a general severance plan for the full time employees of Alliance and Liberty Federal who are not covered by any employment, severance, change in control or similar agreement or arrangement, in the form of Exhibit G, and at the Effective Time, COFI shall assume and honor the obligations of Alliance thereunder and COFI shall cause Charter One Bank to assume and honor the obligations of Liberty Federal thereunder.

       6.17  Advisory Board Membership. At the Effective Time, each member of the Alliance Board shall be offered the opportunity to become a member of the Alliance Bancorp Advisory Board to be established by COFI for a three year term, which advisory board shall advise COFI with respect to the geographic areas in which Liberty Federal operates as of the date hereof. Each advisory board member shall receive a quarterly fee, in arrears, in the amount of $6,250.00 during his service as an advisory director. Notwithstanding the foregoing, any Person serving on such advisory board who subsequently becomes a director of COFI or any COFI Subsidiary shall cease to be a member of such advisory board on the date that he or she commences serving as a director of COFI or any COFI Subsidiary.

       6.18  COFI Liquidated Damages.

(a) If (i) the Alliance Board shall have failed to unanimously recommend adoption of this Agreement to the Alliance shareholders, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of COFI, (ii) Alliance shall be in material and willful breach of any of its covenants contained in this Agreement such that COFI shall be entitled to terminate this Agreement pursuant to Section 8.01(b) after the occurrence of any Acquisition Proposal, or (iii) the shareholders of Alliance do not adopt this Agreement at the Alliance Meeting after the occurrence of any Acquisition Proposal, then in any such event (except as provided in Section 6.18(b)), upon termination of this Agreement Alliance shall pay COFI $9 million as agreed upon liquidated damages. In addition, the $9 million liquidated damages shall be payable by Alliance to COFI upon a termination of this Agreement by Alliance pursuant to Section 8.01(f). No liquidated damages shall be payable pursuant to this Section 6.18(a) if either (x) COFI has acquired any shares pursuant to the exercise of its Option (as defined in the Stock Option Agreement), Alliance has repurchased the Option pursuant to the Stock Option Agreement or Alliance has paid COFI the Surrender Price (as defined in the Stock Option Agreement) pursuant to the Stock Option Agreement or (y) COFI refuses to execute and deliver a written release of all of COFI's rights under the Stock Option Agreement against delivery and payment of the $9 million set forth above. Any payment made pursuant to this Section 6.18(a) shall be made in immediately available funds upon demand.

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(b) The liquidated damages provided for in Section 6.18(a) shall not be payable if Alliance properly terminates this Agreement pursuant to Section 8.01(b) or 8.01(d)(i).

       6.19  Notification of Certain Matters. Each of Alliance and COFI shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein as of the date of this Agreement or (c) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein arising from facts, events or circumstances after the date of this Agreement. Provided however, any notice by Alliance to COFI pursuant to Section 6.19(c) relating to Section 5.03(p) shall be accompanied by a report from an environmental consultant stating either (i) there is no potential liability under the Environmental Laws or relating to Materials of Environmental Concern and no remediation action is necessary or (ii) the estimated maximum potential liability (inclusive of remediation obligations) under the Environmental Laws or relating to Materials of Environmental Concern.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE COMPANY MERGER

       7.01  Conditions to Each Party's Obligation to Effect the Company Merger. The respective obligation of each of COFI, Charter Michigan and Alliance to consummate the Company Merger is subject to the fulfillment or written waiver by COFI (on behalf of itself and Charter Michigan) and Alliance prior to the Effective Time of each of the following conditions:

(a) Alliance Shareholder Approval. This Agreement shall have been duly adopted by the requisite vote of the shareholders of Alliance under the DGCL and the Alliance Certificate.
(b) Regulatory Approvals. All regulatory approvals required to consummate the Company Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the COFI Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on COFI or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the COFI Board reasonably determines would either before or after the Effective Time be unduly burdensome.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Company Merger.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the Company Merger and to issue the shares of COFI Common Stock in the Company Merger shall have been received and shall be in full force and effect.

(f) Listing. The shares of COFI Common Stock to be issued in the Company Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
(g) Permits, Authorizations. Each of COFI, Charter Michigan and Alliance shall have obtained all permits, authorizations, waivers, approvals and consents required for the lawful consummation of the
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Company Merger, unless the failure to obtain the foregoing is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on Alliance or COFI.

       7.02  Conditions to Obligation of Alliance. The obligation of Alliance to consummate the Company Merger is also subject to the fulfillment or written waiver by Alliance prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of COFI and Charter Michigan set forth in this Agreement shall be true and correct in all material respects, subject in the case of Specified Representations to the standard set forth in Section 5.02, as of the date of this Agreement and as of the Effective Time as though made anew on and as of the Effective Time (except that (i) representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and (ii) and no information provided by COFI pursuant to Section 6.19(c) shall cause any of the representations and warranties in Section 5.04 to be untrue or incorrect as of the Effective Time unless such information individually, or taken together with other facts, events and circumstances, is material, or is reasonably likely to become material, to the consolidated financial condition or the consolidated results of operations of COFI).

(b) Performance of Obligations of COFI. COFI and its Subsidiaries shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. No fact, event or circumstance (inclusive of material litigation which has a reasonable likelihood of being adversely determined) has occurred individually, or taken together with other facts, events and circumstances, that has resulted in, or is reasonably likely to result in, a Material Adverse Effect on COFI.

(d) Officer's Certificate. Alliance shall have received a certificate, dated the Effective Date, signed on behalf of COFI by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 7.02(a) - (c) have been satisfied.

(e) Opinion of Alliance's Counsel. Alliance shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., special counsel to Alliance, dated the date of or shortly prior to the first mailing of the Proxy Statement and the Effective Date, to the effect that, on the basis of facts, representations and customary assumptions set forth in such opinion, the Company Merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, Luse Lehman Gorman Pomerenk & Schick, P.C. may require and rely upon representations contained in letters from Alliance, COFI and others.

       7.03  Conditions to Obligation of COFI and Charter Michigan. The obligation of COFI and Charter Michigan to consummate the Company Merger is also subject to the fulfillment or written waiver by COFI (on behalf of itself and Charter Michigan) prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Alliance set forth in this Agreement shall be true and correct in all material respects, subject in the case of Specified Representations to the standard set forth in Section 5.02, as of the date of this Agreement and as of the Effective Time as though made anew on and as of the Effective Time (except that (i) representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and (ii) no information with respect to Section 5.03(h), (p), (q), (r) and (y) provided by Alliance pursuant to Section 6.19(c), or discovered by COFI pursuant to any environmental investigation undertaken by it pursuant to Section 6.05(a), shall cause any such representations and warranties of Alliance to be untrue or incorrect as of the Effective Time, unless such information individually, or taken together with other facts, events and circumstances, is material, or is reasonably likely to become material, to the consolidated financial condition or the consolidated results of operations of Alliance.

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(b) Performance of Obligations of Alliance. Alliance and its Subsidiaries shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. No fact, event or circumstance (inclusive of material litigation which has a reasonable likelihood of being adversely determined) has occurred individually, or taken together with other facts, events and circumstances, that has resulted in, or is reasonably likely to result in, a Material Adverse Effect on Alliance.

(d) Dissenters Rights. The holders of not more than 7% of the outstanding Alliance Common Stock have dissented from the Company Merger and preserved, as of the Effective Time, the right to pursue their right of appraisal for the fair value of their shares under the DGCL.

(e) Officer's Certificate. COFI shall have received a certificate, dated the Effective Date, signed on behalf of Alliance by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 7.03(a) - (d) have been satisfied.

(f) Opinion of COFI's Counsel. COFI shall have received an opinion of Silver, Freedman & Taff, L.L.P., special counsel to COFI, dated the date of or shortly prior to the first mailing of the Proxy Statement and the Effective Date, to the effect that, on the basis of facts, representations and customary assumptions set forth in such opinion, the Company Merger constitutes a "reorganization" under Section 368 of the Code. In rendering its opinion, Silver, Freedman & Taff, L.L.P. may require and rely upon representations contained in letters from COFI, Alliance and others.

ARTICLE VIII

TERMINATION

       8.01  Termination. This Agreement may be terminated, and the Transactions may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of COFI and Alliance, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, by COFI or Alliance, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein, which breach would cause the condition in Section 7.02(a) or 7.03(a), as applicable, to not be satisfied and which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party in any material respect of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

(c) Delay. At any time prior to the Effective Time, by COFI or Alliance, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Company Merger is not consummated by October 31, 2001, except to the extent that the failure of the Company Merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) No Approval. By Alliance or COFI, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Company Merger shall have been denied by final nonappealable action

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of such Governmental Authority or (ii) the Alliance shareholder approval required by Section 7.01(a) is not obtained at the Alliance Meeting.
(e) Failure to Recommend, Etc. By COFI, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time prior to the adoption of this Agreement by the Alliance shareholders, if the Alliance Board shall have failed to unanimously recommend adoption of this Agreement to the Alliance shareholders, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of COFI.

(f) Acquisition Proposal. By Alliance, if its Board of Directors so determines by vote of a majority of the members of its entire Board, for the sole purpose of permitting Alliance to enter into an agreement in respect of an Acquisition Proposal which provides more favorable consideration to Alliance's shareholders from a financial point of view than the consideration to be received by such shareholders in the Company Merger; provided however, Alliance's right of termination hereon shall only apply if it and the Alliance Board have complied with the obligations set forth in Sections 6.02 and 6.06.

       8.02  Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Company Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) under Section 6.18 or as otherwise set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Provided, however, if COFI pursues its rights under Section 6.18, and is paid liquidated damages by Alliance as provided in Section 6.18, then neither COFI nor Charter Michigan shall be entitled to any other relief. Nothing contained herein shall diminish the rights of COFI under the Stock Option Agreement which may be separately exercised and enforced pursuant to the terms and provisions thereof.

ARTICLE IX

MISCELLANEOUS

       9.01  Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than the agreements and covenants contained in Article III, and Sections 6.13, 6.14, 6.15, 6.16, 6.17 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.05(b), 6.18 and 8.02 and this Article IX which shall survive such termination).

       9.02  Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the Board of Directors of the party benefitted by the provision, or (ii) amended or modified at any time, by action of the Boards of Directors of the parties pursuant to an agreement in writing between the parties executed in the same manner as this Agreement, except that after the Alliance Meeting no such action shall be taken to change or alter the form and the amount of the Merger Consideration.

       9.03  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

       9.04  Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law or of the MBCA are applicable).

       9.05  Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. Printing and mailing expenses of the Proxy Statement shall be paid by Alliance and fees payable to the SEC in connection with the Registration Statement shall be paid by COFI.

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       9.06  Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Alliance, to:
Alliance Bancorp One Grant Square Hinsdale, Illinois 60521 Attention: Fredric G. Novy, Chairman of the Board and Kenne P. Bristol, Chief Executive Officer
With a copy to:
Luse Lehman Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 400 Washington, D.C. 20015 Attention: John Gorman
If to COFI or Charter Michigan, to:
Charter One Financial, Inc. 1215 Superior Avenue Cleveland, Ohio 44114 Attention: Charles J. Koch, Chief Executive Officer and Robert J. Vana, Chief Corporate Counsel
With a copy to:
Silver, Freedman & Taff LLP 1100 New York Avenue, N.W. 7th Floor East Washington, D.C. 20005 Attention: Barry Taff

       9.07  Entire Understanding; No Third Party Beneficiaries. This Agreement , the Stock Option Agreement, and the Confidentiality Agreement between COFI and Alliance dated November 20, 2000 represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than the Stock Option Agreement and the aforesaid Confidentiality Agreement). However, in the event of any conflict between any of the terms of the aforesaid Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall be controlling. Except with respect to Sections 6.13, 6.14, 6.15, 6.16 and 6.17, nothing in this Agreement is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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       9.08  Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

* * *

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       The parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CHARTER ONE FINANCIAL, INC. By /s/ Robert J. Vana _______________________ Name: Robert J. Vana Title: Senior Vice President, Chief Corporate Counsel and Corporate Secretary
CHARTER MICHIGAN BANCORP, INC. By /s/ Robert J. Vana _______________________ Name: Robert J. Vana Title: Senior Vice President, Chief Corporate Counsel and Corporate Secretary
ALLIANCE BANCORP By /s/ Kenne P. Bristol _______________________ Name: Kenne P. Bristol Title: Chief Executive Officer and President

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APPENDIX B

STOCK OPTION AGREEMENT

        STOCK OPTION AGREEMENT ("Option Agreement"), dated as of January 22, 2001, between Charter One Financial, Inc., a Delaware corporation ("Grantee"), and Alliance Bancorp, a Delaware corporation ("Issuer").

RECITALS

       A.       Grantee, Charter Michigan Bancorp, Inc., and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement") on even date herewith;

       B.       As an inducement to Grantee to enter into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

       C.       The Board of Directors of Issuer has approved this Option Agreement, the grant of the Option and the Merger Agreement.

AGREEMENT

       In consideration of the mutual promises set forth below and in the Merger Agreement, the parties agree as follows:

SECTION 1
OPTION

       1.1        Option Grant. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms in this Agreement, up to an aggregate of 1,848,700 shares of the fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Issuer ("Common Stock") representing 19.9% of the outstanding stock of the Issuer without giving effect to shares subject to or to be issued pursuant to this Option Agreement, at a price per share (the "Option Price") equal to $22.00.

       1.2        Adjustment of Exercise Price. If Issuer issues or agrees to issue any shares of Common Stock (other than shares of Common Stock issued pursuant to stock options granted pursuant to any employee benefit plan prior to the date hereof) at a price less than such average price per share (as adjusted pursuant to subsection 5.2), the Option Price will be equal to such lesser price (in which case such price, as adjusted, will be the Option Price).

       1.3        Shares Subject to the Option.

                     1.3.1 In no event will the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock immediately prior to such exercise without giving effect to any shares subject or issued pursuant to the Option. The number

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of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment under this Option Agreement.

                     1.3.2 If any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to (i) this Option Agreement or (ii) an event described in subsection 5.1 hereof), the number of shares of Common Stock subject to the Option will be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained herein or elsewhere in this Option Agreement will be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

SECTION 2
TRIGGERING EVENTS

       2.1        Definitions. For purposes of this Option Agreement, the following terms will have the meanings set forth below:

                     (a) "Acquisition Transaction" means (i) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (defined below), (ii) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary. Notwithstanding clause (i) above, the term "Acquisition Transaction" does not include any mergers, consolidations or similar transactions entered into without violating any of the terms of the Merger Agreement and (x) involving solely Issuer and/or one or more wholly-owned (except for directors' qualifying shares and a de minimis number of other shares) Subsidiaries of the Issuer, or (y) in which the shareholders of Issuer immediately prior to the completion of such transaction own at least 80% of the Common Stock of the Issuer (or the resulting or surviving entity in such transaction) immediately after completion of such transaction.

                     (b) "Holder" means any holder or holders of the Option.

                     (c) "Initial Triggering Event" means any of the following events or transactions occurring on or after the date hereof:

                            (i)       Issuer or any Significant Subsidiary (an "Issuer Subsidiary"), without having received Grantee's prior written consent, enters into an agreement to engage in an Acquisition Transaction with any Person other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") recommends that the shareholders of Issuer approve or accept any Acquisition Transaction other than the Merger.

                            (ii)        Any Person other than the Grantee or a Grantee Subsidiary acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having

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the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "1934 Act");

                            (iii)        The shareholders of Issuer vote and fail to adopt the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting is not held or is cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting is not held or is cancelled, prior to such termination), it is publicly announced that any Person (other than Grantee or a Grantee Subsidiary) has made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

                            (iv)        (x) The Issuer Board fails to unanimously recommend that the shareholders of Issuer adopt the Merger Agreement and approve the transactions contemplated thereby, or the Issuer Board withdraws or modifies (or publicly announces its intention to withdraw or modify) in any manner adverse in any respect to Grantee its unanimous recommendation that the shareholders of Issuer adopt the Merger Agreement and approve the transactions contemplated thereby, (y) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, authorizes, recommends, proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any Person other than Grantee or a Grantee Subsidiary, or (z) Issuer provides information to or engages in negotiations or discussions with a third party relating to a possible Acquisition Transaction.

                            (v)        Any Person other than Grantee or a Grantee Subsidiary has made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal has been publicly announced;

                            (vi)        Any Person other than Grantee or a Grantee Subsidiary has filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

                            (vii)       Issuer willfully or intentionally breaches any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee is entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

                            (viii)       Any Person other than Grantee or a Grantee Subsidiary (other than in connection with a transaction to which Grantee has given its prior written consent) has filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank or thrift regulatory or antitrust authority, and the application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

                     (d)       "Person" means any natural person, any legal entity, or any syndicate or group within the meaning of "person" under Section 13(d)(3).

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                     (e)       "Significant Subsidiary" has the meaning assigned thereto in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC").

                     (f)       "Subsequent Triggering Event" means any of the following events or transactions occurring after the date hereof:

                            (i)       The acquisition by any Person (other than Grantee or a Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

                            (ii)       The occurrence of the Initial Triggering Event described in subsection 2.1(c)(i) except that if the Triggering Event is based upon an Acquisition Transaction described in subsection 2.1(a)(iii), then the percentage referred to in subsection 2.1(a)(iii) will be 25%.

                     (g)       "Exercise Termination Event" means any of (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement before an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(e) or (f) of the Merger Agreement (each a "Listed Termination"); (iii) the passage of eighteen months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination is either a Listed Termination or follows of an Initial Trigger Event; or (iii) the acceptance by Grantee of the $9 million liquidated damages from Issuer pursuant to Section 6.18 of the Merger Agreement.

       2.2        Exercise of Option.

                     2.2.1        Triggering Events. The Holder may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event and a Subsequent Triggering Event have occurred before an Exercise Termination Event, provided that the Holder must have sent the written notice of such exercise (as provided in subsection 2.2.3) within six months following such Subsequent Triggering Event (or such later period as provided in Section 10).

                     2.2.2        Notice of Triggering Event. Issuer will notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer is not a condition to the right of the Holder to exercise the Option.

                     2.2.3        Notice of Exercise. If the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it will send to Issuer a written notice (the date of which is the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than sixty business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder will promptly file the required notice or application for approval, will promptly notify Issuer of such filing, and will expeditiously process the same and the period of time that otherwise would run pursuant to this sentence will run instead from the date on which any required notification periods have expired or been terminated or such

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approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option will be deemed to occur on the Notice Date relating to that exercise.

                     2.2.4       Closing. At the closing referred to in subsection 2.2.3, the Holder will (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Option Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Option Agreement will not preclude the Holder from exercising the Option.

                     2.2.5        Delivery of Certificates.

                                   (a) At the closing, simultaneously with the delivery of immediately available funds as provided in subsection 2.2.4, Issuer will deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option is exercised in part only, a new Option evidencing the rights of the Holder to purchase the balance of the shares purchasable hereunder.

                                   (b) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that reads substantially as follows:

The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.

                                   (c) The reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Holder has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act. The reference to the provisions of this Option Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Option Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder. The legend will be removed in its entirety if the conditions in the preceding two sentences are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                            2.2.6       Rights of Holder. Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection 2.2.3 and the tender of the applicable purchase price in immediately available funds, the Holder will be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer are then closed or that certificates representing such shares of Common Stock have not then actually been delivered to the Holder. Issuer will pay all expenses, and any and all United States federal, state and local

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taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

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SECTION 3
COVENANTS OF ISSUER

       Issuer agrees:

              (a)        that it will at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;

              (b)       that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed by Issuer under this Option Agreement;

              (c)        promptly to take all action as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (ii) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal thrift or banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and

                     (d)       promptly to take all action provided herein to protect the rights of the Holder against dilution.

SECTION 4
EXCHANGE OR REPLACEMENT OF OPTIONS

       This Option Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Option Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Option Agreement" and "Option" include any Agreements and related Options for which this Option Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Option Agreement, if mutilated, Issuer will execute and deliver a new Option Agreement of like tenor and date. Any such new Option Agreement executed and delivered will constitute an additional contractual obligation on the part of Issuer, whether or not the Option Agreement so lost, stolen, destroyed or mutilated is at any time enforceable by anyone.

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SECTION 5
ADJUSTMENT OF OPTION SHARES

       5.1        Adjustment of Number of Shares. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Option Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price are subject to adjustment from time to time as provided in this subsection 5.1 and subsection 5.2 below. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise of the Option will be appropriately adjusted and proper provision will be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option will be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock issued and outstanding immediately prior to such issuance.

       5.2        Adjustment of Option Price. Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in subsection 5.1, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which is equal to the number of shares of Common Stock purchasable after the adjustment.

SECTION 6
REGISTRATION OF OPTION SHARES

       6.1        Registration. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer will, at the request of Grantee delivered within twelve months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or any part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and/or issuable pursuant to this Option and will use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee will have the right to demand two such registrations. The Issuer will bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto).

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       6.2        Limitation on Registration Rights. Notwithstanding subsection 6.1, if, at the time of any request by Grantee for registration of Option Shares as provided in subsection 6.1, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided,

                     (a) that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder must constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and

                     (b) that if such reduction occurs, then Issuer will file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 will be permitted or occur and the Holder will thereafter be entitled to one additional registration and the twelve month period referred to in subsection 6.1 shall be increased to twenty-four months. Notwithstanding anything to the contrary contained herein, in no event will the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there is more than one Holder as a result of any assignment or division of this Option Agreement.

              6.3       Information from Holder. Each Holder will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer.

              6.4       Notice to Other Parties. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

SECTION 7
REPURCHASE EVENTS

       7.1        Definitions. For purposes of this Section 7, the following terms will have the meanings set forth below:

                     (a) "Option Repurchase Price" means to the amount by which (i) the Market/offer price exceeds (ii) the Option Price, multiplied by the number of shares for which this Option may then be exercised.

                     (b) "Repurchase Event" means the occurrence of any of the following events or transactions after the date of this Option Agreement:

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                            (i)       the acquisition by any Person (other than Grantee or a Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

                            (ii)        the consummation of any Acquisition Transaction described in subsection 2.1(a) hereof, except that the percentage referred to in clause (iii) thereof will be 50%.

                     (c)        "Option Share Repurchase Price" means the Market/offer price multiplied by the number of Option Shares designated by the Holder in any repurchase request.

                     (d)       "Market/offer price" means the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/offer price, the value of consideration other than cash will be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

       7.2        Repurchase Request. At any time after a Repurchase Event (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) will repurchase the Option from the Holder at the Option Repurchase Price and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) will repurchase the number of the Option Shares from the Owner as the Owner designates at the Option Share Repurchase Price.

       7.3        Surrender of Option for Repurchase. The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Option Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer will deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

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       7.4        Legal Restrictions on Repurchases.

              7.4.1       To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer will immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited. Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase.

              7.4.2       If Issuer at any time after delivery to it of a notice of repurchase pursuant to subsection 7.3 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full, the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition.

              7.4.3       In the event of a partial repurchase under subsection 7.3 or 7.4.1, Issuer will promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event has occurred prior to the date of the delivery of notice by Issuer described in clause 7.4.1, or is scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder will nonetheless have the right to exercise the Option until the expiration of such 30-day period.

SECTION 8
CHANGE IN CONTROL OF ISSUER

       8.1        Definitions. For the purposes of this Section 8, the following terms have the meanings indicated:

                     (a)        "Acquiring Corporation" means (i) the continuing or surviving Person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring Person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring Person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of an Issuer Subsidiary).

                     (b)        "Substitute Common Stock" means the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

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                     (c)       "Assigned Value" means the Market/offer price, as defined in subsection 7.1(d).

                     (d)       "Average Price" means the average closing price of a share of the Substitute Common Stock for the one year period immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price will be computed with respect to a share of common stock issued by the Person merging into Issuer or by any company which controls or is controlled by such Person, as the Holder may elect.

                     (e)       "Change of Control Agreement" means an agreement (i) to consolidate with or merge into any Person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any Person, other than Grantee or a Grantee Subsidiary and Issuer is not the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any Person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer is the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock will be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Common Stock will after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any Person, other than Grantee or a Grantee Subsidiary.

       8.2        Substitute Options.

              8.2.1       If before an Exercise Termination Event, Issuer enters into a Change of Control Agreement then, the Change of Control Agreement will make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in this Option Agreement, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (i) the Acquiring Corporation (as hereinafter defined) or (ii) any Person that controls the Acquiring Corporation.

              8.2.2       The Substitute Option will have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms will be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option will also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement will be applicable to the Substitute Option.

              8.2.3       The Substitute Option will be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in subsection 8.2.1, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock will then be equal to the Option Price multiplied by a fraction, the numerator of which will be the number of shares of Common Stock for which the Option was

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exercisable immediately prior to the event described in subsection 8.2.1 and the denominator of which will be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

              8.2.4       In no event, pursuant to any of the foregoing subsections, will the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding immediately prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding immediately prior to exercise but for this subsection 8.2.4, the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this subsection 8.24 over (ii) the value of the Substitute Option after giving effect to the limitation in this subsection 8.24. This difference in value will be determined by a nationally recognized investment banking firm selected by the Holder.

       8.3        Requirements for Change in Control Agreement. Issuer will not enter into any Change of Control Agreement unless the Acquiring Corporation and any Person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

SECTION 9
REPURCHASE OF SUBSTITUTE OPTIONS OR SHARES

       9.1        Definitions.        For the purposes of this Section 9, the following terms have the meanings indicated:

                     (a)        "Highest Closing Price" means the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

                     (b)        "Substitute Option Repurchase Price" means the amount by which the Highest Closing Price exceeds the exercise price of the Substitute Option multiplied by its number of shares of Substitute Common Stock for which the Substitute Option may then be exercised.

                     (c)        "Substitute Share Repurchase Price" means the Highest Closing Price multiplied by the number of shares designated by the Substitute Share Option.

       9.2        Repurchase.        At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") will repurchase the Substitute Option from the Substitute Option Holder at the Substitute Option Repurchase Price, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at the Substitute Share Repurchase Price.

       9.3        Exercise of Repurchase Rights. The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by

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surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer will deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

       9.4        Limitations on Repurchase.

              9.4.1       To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer will immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited. Substitute Option Issuer will use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase.

              9.4.2       If the Substitute Option Issuer is, at any time after delivery of a notice to it of repurchase pursuant to subsection 9.3, prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full, the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition.

              9.4.3       In the event of a partial repurchase under subsection 9.3 or 9.4.2, the Substitute Option Issuer will promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event has

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occurred prior to the date of the notice delivered by the Substitute Option Issuer described in subsection 9.3, or is scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder will nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

SECTION 10
EXTENSION OF EXERCISE PERIODS

       The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 15 will be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

SECTION 11
ISSUER'S REPRESENTATIONS

Issuer hereby represents to Grantee as follows:

       11.1       Authority, Approval and Validity. Issuer has full corporate power and authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Option Agreement or to consummate the transactions contemplated herein. This Option Agreement has been duly and validly executed and delivered by Issuer, and constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

       11.2       No Violations. This Option Agreement, and the transactions contemplated by it are not subject to the requirements of any "moratorium," "control share", "fair price", "affiliate transactions", "business combination" or other antitakeover laws and regulations of any state applicable to Issuer. The provisions of Article "Eighth" of Issuer's certificate of incorporation do not apply to the entering into of this Option Agreement and the transactions contemplated hereby.

       11.3       Reservation of Shares. Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Option Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

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SECTION 12
LIMITS ON OPTION VALUE AND
SURRENDER OF OPTION

       12.1       Definitions.

                     12.1.1  "Total Profit" means the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which Option Shares are converted or exchanged) to any unaffiliated party (but specifically excluding any amounts in excess of the market value thereof on the date purchased by Grantee) less (y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option. For purposes of this Section 12, Grantee includes every Holder of an Option or a Substitute Option.

                     12.1.2  "Notional Total Profit" means, with respect to any number of shares as to which Grantee may propose to exercise the Option, the Total Profit determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

                     12.1.3  "Surrender Price" means an amount equal to $9 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

       12.2       Limitations.

                     12.2.1  Notwithstanding any other provision of this Option Agreement, in no event will the Grantee's Total Profit exceed $9 million and, if it otherwise would exceed such amount, the Grantee, in its sole election, will either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit does not exceed $9 million after taking into account the foregoing actions.

                     12.2.2  Notwithstanding any other provision of this Option Agreement, this Option, including any Substitute Option, may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit of more than $9 million; provided that nothing in this sentence will restrict any exercise of the Option permitted hereby on any subsequent date.

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       12.3       Surrender of Option.

                     12.3.1  Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this subsection 12.3 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7.

                     12.3.2  Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this subsection 12.3 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 12 and (ii) accept the Surrender Price. The Surrender Price will be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

                     12.3.3  To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer will immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to subsection 12.3.2 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer will (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same, and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, Issuer will return to Grantee the certificates for Option Shares delivered pursuant to subsection 112.3.2, and the Exercise Termination Event will be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this subsection 12.3 (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this subsection 12.3).

SECTION 13
MISCELLANEOUS

       13.1        Assignment. Neither of the parties to this Option Agreement may assign any of its rights or obligations under this Option Agreement or the Option to any other Person, without the express written consent of the other party, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Federal Reserve Board or other applicable regulatory authority has

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approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (a) a widely dispersed public distribution, (b) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (c) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (d) any other manner approved by the Federal Reserve Board or other applicable regulatory authority.

       13.2        Best Efforts. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Option Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA, to the extent required, for approval to acquire the shares issuable hereunder, but Grantee will not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

       13.3        Equitable Relief. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Option Agreement by either party hereto and that the obligations of the parties hereto will be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

       13.4        Severance. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement will remain in full force and effect, and will in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in subsection 1.1 hereof (as adjusted pursuant to Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

       13.5        Notices. All notices, requests, claims, demands and other communications hereunder will be deemed to have been duly given when delivered in Person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

       13.6        Governing Law. This Option Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

       13.7        Counterparts. This Option Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

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       13.8        Expenses. Except as otherwise expressly provided herein, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

       13.9        Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Option Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

       13.10        Capitalized Terms. Capitalized terms used in this Option Agreement and not defined herein will have the meanings assigned thereto in the Merger Agreement.

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       Each of the parties has caused this Option Agreement to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.

CHARTER ONE FINANCIAL, INC.

By /s/ Robert J. Vana
_________________________________
Name: Robert J. Vana
Title: Senior Vice President, Chief Corporate
Counsel and Secretary

ALLIANCE BANCORP.

By  /s/ Kenne P. Bristol
__________________________________
Name: Kenne P. Bristol
Title: Chief Executive Officer

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APPENDIX C

                                                                        _______ _, 2001

The Board of Directors
Alliance Bancorp
One Grant Square
Hinsdale, IL 60521

Members of the Board:

       You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Alliance Bancorp ("Alliance") of the consideration offered in the proposed merger (the "Merger") of Alliance with Charter One Financial Inc. ("Charter One"), pursuant to the Agreement and Plan of Merger, dated as of January 22, 2001, between Alliance and Charter One (the "Agreement"). Pursuant to the terms of the Agreement, each outstanding share of Common Stock of Alliance (the "Common Shares") will be converted into the right to receive 0.72 shares of common stock, $0.01 par value per share, of Charter One and $5.25 in cash. It is intended that the Merger qualify as a tax-free reorganization under the Internal Revenue Code.

       Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Alliance and Charter One, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Alliance and Charter One for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Alliance. We have acted exclusively for the Board of Directors of Alliance in rendering this fairness opinion and will receive a fee from Alliance for our services.

       In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Alliance and Charter One and the Merger, including among other things, the following: (i) the Agreement and related stock option agreement; (ii) the Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 1999 of Alliance and Charter One; (iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Alliance and Charter One and certain other communications from Alliance and Charter One to their respective shareholders; and (iv) other financial information concerning the businesses and operations of Alliance and Charter One furnished to us by Alliance and Charter One for purposes of our analysis. We have also held discussions with senior management of Alliance and Charter One regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Alliance and Charter One with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

       In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Alliance and Charter One as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Alliance and
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Charter One are adequate to cover such losses. We express no opinion concerning the merits of, or ultimate recovery from Alliance's or Charter One's supervisory goodwill lawsuits. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Alliance or Charter One, nor have we examined any individual credit files.

       We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Alliance and Charter One; (ii) the assets and liabilities of Alliance and Charter One; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

       Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration offered in the proposed Merger is fair, from a financial point of view, to holders of the Common Shares of Alliance.

                                                  Very truly yours,

                                                                            Keefe, Bruyette & Woods, Inc.

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APPENDIX D

DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal Rights.

        (a)       Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

       (b)        Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b and c of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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       (c)       Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)       Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)	If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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       (e)        Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

       (f)       Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

       (g)       At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

       (h)       After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

       (i)       The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation is a corporation of this State or of any state.

       (j)       The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

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       (k)       From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

       (l)       The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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APPENDIX E

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

ALLIANCE BANCORP

I. PURPOSE

       The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by a critical review of:

  The financial reports and other financial information provided by the Corporation to any government body or to the public
  The Corporation's system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and,
  The Corporation's auditing, accounting and financial reporting processes.
  Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures, and practices at all levels. The Audit Committee's primary duties and responsibilities are to:
  Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.
  Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.
  Provide an open avenue among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

II.    COMPOSITION

       The Audit Committee shall be comprised of three or more independent directors as appointed by the Chairman of the Board and ratified by the Board. Members of the Audit Committee shall be considered independent if they have no relationship to the corporation that may interfere with the exercise of their independence from management and the corporation. Prohibited relationships of Audit Committee Members:

  A director being employed by the corporation or any of its affiliates for the current year or any of the past five years.
  A director accepting any compensation from the corporation or any of its affiliates other than compensation for board service or benefits under a tax-qualified retirement plan.
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  A director being a member of the immediate family of an individual who is, or has been in any of the past five years, employed by the corporation or any of its affiliates as an executive officer.
  A director being a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the corporation received payments that are or have been significant to the corporation or business organization in any of the past five years.
  A director being employed as an executive officer of another company where any of the corporation's executives serves on that company's compensation committee.

       All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

       The members of the Committee shall be elected by the Board at its annual oranizational meeting or until their successors shall be duly elected and qualified. Unless a Chairman is elected by the full board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

III.    MEETINGS

       The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department, and the independent accountants. Such meetings should be held in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chairman, should meet with the independent accountants and management quarterly to review the Corporation's financial results consistent with IV.4. below.

IV.    RESPONSIBILITIES AND DUTIES

       To fulfull its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1.	Review and update this Charter periodically, at least annually, as conditions dictate.
2.	Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.
3.	Review the regular internal reports to management prepared by the internal auditing department and management's response.

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4.	Review with financial management and the independent accountants Form 10-Q prior to its filing or prior to release of earnings. The Chairman may represent the entire Committee for purposes of this review.

Independent Accountants

5.	Recommend to the Board of Directors the selection of the independent accountants. Approve fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants independence.
6.	Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.
7.	Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organizations financial statements.

Financial Reporting Process

8.	In consultation with the independent accountants and the internal auditors, review the integrity of the organization's reporting processes, both internal and external.
9.	Consider the independent accountant's judgments about the quality and appropriateness of the Corporation's accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.
10.	Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

Process Improvement

11.	Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of financial statements and the view of each as to appropriateness of such judgments.
12.	Following completion of the annual audit, review separately with each of the groups any significant judgment difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to financial information.
13.	Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.
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Ethical and Legal Compliance

14.	Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.
15.	Review management's monitoring of the Corporation's compliance with its Ethical Code. Ensure that management has a proper review system in place to ensure that the Corporation's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.
16.	Review activities, organizational structure, and qualifications of the internal auditing department.
17.	Review with organization's counsel, legal compliance matters including corporate securities trading policies.
18.	Review with organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.
19.	Perform any other activities consistent with this Charter, the Corporation's By-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.       Indemnification of Directors and Officers.

       Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents of Charter One may be insured or indemnified against liability which they may incur in their capacities as such:

       § 145.  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

       (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

       (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

       (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

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       (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

       (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

       (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

       (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

       (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

       (j) The indemnification and advancement of expense provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

       (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

       Article TWELFTH of Charter One's certificate of incorporation further provides as follows:

              TWELFTH: Indemnification.

              A. Actions, Suits or Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal,

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administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, partner, member or trustee of another corporation, including, without limitation, any Subsidiary of the Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees and related disbursements), judgments, fines (including, without limitation, ERISA excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by such person or on such person's behalf in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that, except as provided in paragraph F hereof with respect to proceedings seeking to enforce rights of indemnification, the Corporation shall indemnify such person seeking indemnification with respect to a proceeding (or part thereof) initiated by such person only if such proceeding or part thereof was authorized by a majority of the Continuing Directors. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

              B. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, partner, member or trustee of another corporation, including, without limitation, any Subsidiary of the Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys' fees and related disbursements) actually and reasonably incurred by such person or on such person's behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper. Notwithstanding the provisions of this paragraph B, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (except with respect to proceedings seeking to enforce rights to indemnification pursuant to paragraph F), only if such proceeding (or part thereof) was authorized by a majority of the Continuing Directors.

              C. Indemnification for Costs, Charges and Expenses of Successful Party. Notwithstanding the other provisions of this Article TWELFTH, to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in paragraphs A and B of this Article TWELFTH, or in defense of any claim, issue or matter therein, such person shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by such person or on such person's behalf in connection therewith.

              D. Determination of Right to Indemnification. Any indemnification under paragraphs A and B of this Article TWELFTH shall be made by the Corporation as authorized in the specific case upon a determination (i) by the Board of Directors by a majority vote of a quorum of the directors who were not

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parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion that indemnification of the person seeking indemnification is proper in the circumstances because he or she has met the applicable standard of conduct set forth in paragraphs A and B of this Article TWELFTH. Should a determination be made by the Corporation hereunder that indemnification is not proper under the circumstances, a court may order the Corporation to make indemnification pursuant to paragraphs A or B of this Article TWELFTH.

              E. Advance of Costs, Charges and Expenses. Costs, charges and expenses (including attorneys' fees and related disbursements) incurred by a person referred to in paragraphs A or B of the Article TWELFTH in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, provided, however, that, if the Delaware Corporation Law so requires, the payment of such expenses incurred by an officer or director of the Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article TWELFTH. A majority of the Continuing Directors may, upon approval of an indemnified person, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

              F. Procedure for Indemnification; Right of Claimant to Bring Suit. Any indemnification under paragraphs A, B and C, or advance of costs, charges and expenses under paragraph E of this Article TWELFTH, shall be made promptly, and in any event within 60 days (or in the case of any advance of costs, charges and expenses under paragraph E, within 20 days), upon the written request of the person referred to in such paragraphs. The right to indemnification or advances as granted by this Article TWELFTH shall be enforceable by the persons referred to in paragraphs A, B, C and E in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the applicable time period specified in the preceding sentence hereof. The costs, charges and expenses incurred by a person referred to in paragraph A or B of this Article TWELFTH in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under paragraph E of this Article TWELFTH, where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in paragraphs A or B of this Article TWELFTH, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in paragraphs A or B of this Article TWELFTH, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors or its independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

              G. Other Rights: Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article TWELFTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholder or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and the indemnification and advancement of expenses provided by this Article TWELFTH shall continue as to a person who has ceased to serve in a capacity referred to in paragraph A or B and shall inure to the benefit of the estate, heirs, executors and administrators of such person. Nothing contained in this Article TWELFTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements between the Corporation and directors, officers, employees or agents providing indemnification rights and procedures different from those set forth herein. All rights to

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indemnification and advancement of expenses under this Article TWELFTH shall be deemed to be a contract between the Corporation and each person referred to in paragraph A or B of this Article TWELFTH who serves or served in such capacity at any time while this Article TWELFTH is in effect. Any repeal or modification of this Article TWELFTH or any repeal or modification of relevant provisions of the Delaware Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification of any person referred to in paragraph A or B of this Article TWELFTH or the obligations of the Corporation arising hereunder with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.

              H. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by a majority vote of the disinterested directors, indemnify any employee or agent of the Corporation or any person who is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of any corporation, including, without limitation, any Subsidiary of the Corporation, partnership, joint venture, trust or other enterprise and pay the expenses incurred by any such person in defending any proceeding in advance of its final disposition, to the fullest extent of the provisions of this Article TWELFTH.

              I. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of another corporation, including, without limitation, any Subsidiary of the Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any liability asserted against such person and incurred by such person or on his or her behalf in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article TWELFTH.

              J. Savings Clause. If this Article TWELFTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person referred to paragraph A or B of this Article TWELFTH as to any cost, charge and expense (including attorneys' fees and related disbursements), judgment, fine (including, without limitation, ERISA excise taxes and penalties) and amount paid in settlement with respect to any action, suit or proceeding; whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article TWELFTH that shall not have been invalidated and to the full extent permitted by applicable law.

              K. Subsequent Legislation. If the Delaware Corporation Law is hereafter amended to further expand the indemnification permitted to persons referred to in paragraphs A and B of this Article TWELFTH then the Corporation shall indemnify such persons to the fullest extent permitted by the Delaware Corporation Law, as so amended.

       Charter One has purchased director and officer liability insurance that insures directors and officers against certain liabilities in connection with the performance of their duties as directors and officers, and that provides for payment to Charter One of costs incurred by it in indemnifying its directors and officers.

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Item 21.       Exhibits and Financial Statement Schedules.

       (a)       Exhibits. See Exhibit Index
       (b)       Financial Statement Schedules. Not applicable.
       (c)       Reports, Opinions or Appraisals. Not applicable.

Item 22.       Undertakings.

       (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

       (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (3) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on March 19, 2001.

CHARTER ONE FINANCIAL, INC. By: /s/ Charles John Koch Charles John Koch Chairman of the Board, President and Chief Executive Officer (Duly Authorized Officer)

       KNOWN BY ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles John Koch and Richard W. Neu, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-facts and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-facts and agents or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature

/s/ Charles John Koch Charles John Koch Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	Date: March 19, 2001
/s/ Richard W. Neu Richard W. Neu Director, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	Date: March 19, 2001
/s/ Patrick J. Agnew Patrick J. Agnew Director	Date: March 19, 2001
/s/ Herbert G. Chorbajian Herbert G. Chorbajian Director	Date: March 19, 2001
/s/ Phillip Wm. Fisher Phillip Wm. Fisher Director	Date: March 19, 2001
/s/ Denise M. Fugo Denise M. Fugo Director	Date: March 19, 2001
/s/ Mark D. Grossi Mark D. Grossi Director	Date: March 19, 2001
/s/ Charles M. Heidel Charles M. Heidel Director	Date: March 19, 2001
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/s/ Karen R. Hitchcock Karen R. Hitchcock Director	Date: March 19, 2001
/s/ John D. Koch John D. Koch Director	Date: March 19, 2001
/s/ Michael P. Morley Michael P. Morley Director	Date: March 19, 2001
/s/ Henry R. Nolte, Jr. Henry R. Nolte, Jr. Director	Date: March 19, 2001
/s/ Ronald F. Poe Ronald F. Poe Director	Date: March 19, 2001
/s/ Victor A. Ptak Victor A. Ptak Director	Date: March 19, 2001
/s/ Melvin J. Rachal Melvin J. Rachal Director	Date: March 19, 2001
/s/ Jerome L. Schostak Jerome L. Schostak Director	Date: March 19, 2001
/s/ Joseph C. Scully Joseph C. Scully Director	Date: March 19, 2001
/s/ Mark Shaevsky Mark Shaevsky Director	Date: March 19, 2001
/s/ Leonard S. Simon Leonard S. Simon Director	Date: March 19, 2001
/s/ John P. Tierney John P. Tierney Director	Date: March 19, 2001
/s/ Eresteen R. Williams Eresteen R. Williams Director	Date: March 19, 2001

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated January 22, 2001, by and among Charter One, Charter Michigan Bancorp and Alliance Bancorp, included as Appendix A to the accompanying proxy statement-prospectus.
3.1	Registrant's Second Restated Certificate of Incorporation, as amended and currently in effect, filed as Exhibit 3.1 to Registrant's Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 001-15495), is incorporated herein by reference.

3.2	Registrant's Bylaws, as amended and restated and currently in effect, filed as Exhibit 3.2 to Registrant's Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-16311), is incorporated herein by reference.

4.1	Form of Certificate of Common Stock, filed as Exhibit 4.1 to Registrant's Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 001-15495), is incorporated herein by reference.
4.2	Amended and Restated Stockholder Protection Rights Agreement, dated October 20, 1999, between Charter One and Fleet National Bank (f/k/a BankBoston, N.A.), as rights agent, filed as Exhibit 2 to the Company's Registration Statement on Form 8-A/A filed on October 28, 1999 (File No. 0-16311), is incorporated herein by reference.

5	Opinion and Consent of Silver, Freedman & Taff, L.L.P.
8.1	Tax Opinion of Silver, Freedman & Taff, L.L.P.*
8.2	Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.*
10.1	Registrant's Long-Term Stock Incentive Plan, filed on January 22, 1988 as Exhibit 10.1 to Registrant's Registration Statement on Form S-1 (File No. 33-16207), is incorporated herein by reference.
10.2	Registrant's Directors' Stock Option Plan, filed on January 22, 1988 as Exhibit 10.2 to Registrant's Registration Statement on Form S-1 (File No. 33-16207), is incorporated herein by reference.
10.3	Charter One Bank, F.S.B. Executive Incentive Goal Achievement Plan, filed as Exhibit 10.8 to Registrant's Report on Form 10-K for the fiscal year ended December 31, 1994 (File No. 0-16311), is incorporated herein by reference.

10.4	First American Savings Bank, F.S.B. Nonqualified Retirement Plan and First Amendment thereto, filed as Exhibit 10.17 to Registrant's Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-16311), are incorporated herein by reference.

10.5	FirstFed Michigan Corporation 1983 Stock Option Plan, filed on November 1, 1995 as an exhibit to Registrant's Registration Statement on Form S-8 (File No. 33-61273), is incorporated herein by reference.

10.6	FirstFed Michigan Corporation 1991 Stock Option Plan, filed on November 1, 1995 as an exhibit to Registrant's Registration Statement on Form S-8 (File No. 33-61273), is incorporated herein by reference.

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Exhibit Number	Description
10.7	Forms of Supplemental Retirement Agreements between Charter One and Charles John Koch, Richard W. Neu, John David Koch, Mark D. Grossi, and Robert J. Vana filed on July 25, 1995 as Exhibits 10.4 and 10.5 to Registrant's Registration Statement on Form S-4 (File No. 33-61273), and Amendment 1 thereto, filed as Exhibit 10.7 to Charter One's Annual Report on Form 10-K for the year ended December 31, 1998, are incorporated herein by reference.

10.8	Amended and Restated Employment Agreements, effective August 1, 1999, between Charter One and Charles John Koch, Richard W. Neu, John David Koch, Mark D. Grossi, and Robert J. Vana filed as Exhibit 10.8 to Charter One's Annual Report on Form 10-K for the year ended December 31, 1999, are incorporated herein by reference.

10.9	Form of Employment Agreement between Charter One and Leonard S. Simon filed on August 8, 1997 as Exhibit 10.14 to Registrant's Registration Statement on Form S-4 (File No. 333-33259), is incorporated herein by reference.

10.10	Charter One Financial, Inc. 1997 Stock Option and Incentive Plan, filed on December 19, 1997, as an exhibit to Registrant's Registration Statement on Form S-8 (File No. 333-42823), is incorporated herein by reference.

10.11	1986 Stock Option Plan of RCSB Financial, Inc., filed on October 8, 1997, as an exhibit to Post- Effective Amendment Number One on Form S-8 to Form S-4 (File No. 333-33259), is incorporated herein by reference.

10.12	1992 Stock-Based Compensation Plan of RCSB Financial, Inc., filed on October 8, 1997, as an exhibit to Post-Effective Amendment Number One on Form S-8 to Form S-4 (File No. 333-33259), is incorporated herein by reference.

10.13	Home Federal Savings Bank Stock Compensation Program, filed on September 29, 1997 as an exhibit to Post-Effective Amendment Number One on Form S-8 to Form S-4 (File No. 333-33169), is incorporated herein by reference.

10.14	Haverfield 1995 Stock Option Plan, filed on September 29, 1997 as an exhibit to Post-Effective Amendment Number One on Form S-8 to Form S-4 (File No. 333-33169), is incorporated herein by reference.
10.15	The RCSB Financial, Inc. Non-Employee Director Deferred Compensation Plan, filed as Exhibit 10.16 to Charter One's Annual Report on Form 10-K for the year ending December 31, 1998, is incorporated herein by reference.

10.16	ALBANK Financial Corporation 1992 Stock Incentive Plan for Key Employees, as amended and restated as of December 18, 1995, filed as Exhibit 10.11 to ALBANK's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 0-19843), is incorporated herein by reference.

10.17	ALBANK Financial Corporation 1995 Stock Incentive Plan for Outside Directors, filed as Exhibit 10.12.1 to ALBANK's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 0-19843), is incorporated herein by reference.

10.18	ALBANK Financial Corporation 1992 Stock Incentive Plan for Outside Directors, filed as an appendix to the Proxy Statement for the 1992 Annual Meeting of the Stockholders of ALBANK held on October 26, 1992, is incorporated herein by reference.

10.19	Employment Agreement, dated November 30, 1998, between Charter One Financial, Inc. and Herbert G. Chorbajian, filed as Exhibit 10.20 to Charter One's Annual Report on Form 10-K for the year ended December 31, 1998, is incorporated herein by reference.

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Exhibit Number	Description
10.20	Charter One Financial, Inc. Top Executive Incentive Goal Achievement Plan, filed on October 1, 1998 as Annex E to the Prospectus contained in the Registrant's Registration Statement on Form S-4 (File No. 333-65137), is incorporated herein by reference.

23.1	Consent of Silver, Freedman & Taff, L.L.P. (Included in Exhibits 5 and 8.1)
23.2	Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (included in Exhibit 8.2)
23.3	Consent of Deloitte & Touche LLP (as auditors for the Registrant)
23.4	Consent of KPMG LLP (as auditors for Alliance)
23.5	Consent of Ernst & Young LLP (as auditors for St. Paul Bancorp, Inc.)
23.6	Consent of Keefe, Bruyette & Woods, Inc.
99	Form of Proxy Card of Alliance Bancorp

_____________________

* To be filed by amendment.